UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the Registrant	☒

Filed by a party other than the Registrant	☐

Check the appropriate box:

☒ Preliminary proxy statement	☐	Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐ Definitive proxy statement ☐ Definitive additional materials ☐ Soliciting material under Rule 14a-12

COMPUTER ACCESS TECHNOLOGY CORPORATION

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☐	No fee required.

☒	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

Common Stock, $0.001 par value per share, of Computer Access Technology Corporation

(2)	Aggregate number of securities to which transactions applies:

23,200,023 shares of Computer Access Technology Corporation Common Stock, which includes (1) 3,367,901 shares of Computer Access Technology Corporation Common Stock underlying stock options that have an exercise price per share less than $6.00 and (2) 125,000 shares of Computer Access Technology Corporation Common Stock issuable in connection with the Computer Access Technology Corporation 2000 Employee Stock Purchase Plan.

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

$6.00 in cash which represents the price per share of Computer Access Technology Corporation Common Stock to be paid pursuant to the Agreement and Plan of Merger, dated as of September 1, 2004, by and among Computer Access Technology Corporation, LeCroy Corporation and Cobalt Acquisition Corporation.

(4)	Proposed maximum aggregate value of transaction.

$130,000,000

(5)	Total fee paid: $16,471

☐	Fee paid previously with preliminary materials

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1)	Amount previously paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

COMPUTER ACCESS TECHNOLOGY CORPORATION

SPECIAL MEETING OF STOCKHOLDERS

THE PROPOSED LECROY CORPORATION/

COMPUTER ACCESS TECHNOLOGY CORPORATION MERGER

YOUR VOTE IS IMPORTANT

To Our Stockholders:

You are cordially invited to attend a Special Meeting of Stockholders of Computer Access Technology Corporation (“CATC”) to be held at our principal executive offices located at 3385 Scott Boulevard, Santa Clara, California 95054, on                     , 2004 at 10:00 a.m., Pacific time, to consider and vote on the proposed acquisition of CATC by LeCroy Corporation (“LeCroy”), to be effected by a merger of a wholly-owned subsidiary of LeCroy with CATC, and the related merger agreement. If we complete the merger, you will be entitled to receive $6.00 in cash, without interest, for each share of CATC common stock that you own.

After careful consideration, our board of directors has unanimously determined that the merger and the terms and conditions of the merger agreement are advisable, fair to, and in the best interests of, our company and our stockholders. Accordingly, the board of directors has unanimously approved and adopted the merger agreement and unanimously recommends that you vote “FOR” approval and adoption of the merger agreement and approval of the merger. Our board of directors has obtained a fairness opinion from Needham & Company, Inc., our financial advisor, to the effect that, at the date of the opinion and based upon and subject to the qualifications and limitations stated in the opinion, the merger price of $6.00 per share is fair from a financial point of view to our stockholders. The full text of the opinion is attached as Appendix B to the proxy statement and we urge you to read it carefully.

Your vote is important. We cannot complete the merger unless holders of a majority of all of the outstanding shares of our common stock approve the merger agreement. Whether or not you plan to attend, please take the time to vote by completing and mailing to us the enclosed proxy card to ensure that your shares will be represented at the Special Meeting.

In the material accompanying this letter, you will find a notice of the Special Meeting, a proxy statement that provides you with more detailed information about the proposed merger and a proxy card. We encourage you to read the entire document, including the appendices, carefully.

On behalf of the board of directors, I would like to express our appreciation for your interest in and consideration of this matter. We look forward to seeing you at the Special Meeting and urge you to vote “FOR” the adoption of the merger agreement and approval of the merger.

Very truly yours,

Carmine Napolitano

Chief Executive Officer and President

Santa Clara, California

                     , 2004

COMPUTER ACCESS TECHNOLOGY CORPORATION

3385 Scott Boulevard,

Santa Clara, California 95054

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

TO BE HELD ON                     , 2004

To Our Stockholders:

Notice is hereby given that we will hold a Special Meeting of Stockholders on                     , 2004 at 10:00 a.m., Pacific time, at 3385 Scott Boulevard, Santa Clara, California 95054, to consider and vote to approve and adopt the Agreement and Plan of Merger (“merger agreement”), dated as of September 1, 2004, by and among CATC, LeCroy Corporation (“LeCroy”) and Cobalt Acquisition Corporation, a wholly-owned subsidiary of LeCroy (“Cobalt”), and to approve the merger contemplated thereby, in which Cobalt will merge with and into CATC, as a result of which CATC will become a wholly-owned subsidiary of LeCroy (the “merger”). In the merger, each outstanding share of CATC common stock would be converted into the right to receive $6.00 in cash, without interest. This item of business is more fully described in the proxy statement accompanying this notice.

Stockholders of record at the close of business on September 20, 2004, the record date as determined by our board of directors, may vote at the Special Meeting. The approval and adoption of the merger agreement and approval of the merger requires the affirmative vote of the holders of a majority of the outstanding shares of our common stock as of the record date. At the close of business on the record date, there were [19,650,329] shares of our common stock outstanding and entitled to vote.

All of our stockholders of record are welcome to attend the Special Meeting in person. Whether or not you plan to attend the Special Meeting and regardless of the number of shares you own, please vote your shares by either (1) completing and returning the enclosed proxy card in the postage prepaid envelope enclosed, or (2) calling the toll-free number listed on your proxy card. If you attend the Special Meeting, you may vote in person even if you have returned a proxy card or previously voted by telephone. If your shares are held in the name of a broker, bank or other nominee, you should instruct that person how to vote your shares and bring proof of your share ownership if you wish to attend the Special Meeting. You may revoke your proxy at any time prior to its use by (1) delivering to our Corporate Secretary a written notice of revocation or a later-dated and signed proxy, (2) following the instructions given to change your vote by telephone before the Special Meeting or (3) attending the Special Meeting and voting in person.

Please note that if you abstain, fail to vote or fail to instruct your nominee how to vote any shares held in your name, this will have the same effect as a vote against the approval and adoption of the merger agreement and approval of the merger.

By order of the Board of Directors,

Jason LeBeck

Secretary

This proxy statement is dated                     , 2004 and is first being mailed to our stockholders on or about                     , 2004.

i

SUMMARY OF THE PROXY STATEMENT

This summary highlights selected information discussed in greater detail elsewhere in this proxy statement and may not contain all of the information that is important to you. To understand the merger more fully and for a more complete description of its terms, you should read carefully this entire proxy statement, its appendices and the documents to which we refer or that are incorporated by reference herein. We encourage you to read the Agreement and Plan of Merger (“merger agreement”) attached as Appendix A to this proxy statement as it is the legal document that governs the merger. You may obtain additional information by following the instructions in the section entitled “Where You Can Find More Information” (page 46).

The Parties (page 10).

Computer Access Technology Corporation.    Computer Access Technology Corporation is a provider of advanced verification systems for existing and emerging digital communications standards. Our products are used by semiconductor, system and software companies at each phase of their products’ lifecycles from development through production and market deployment.

LeCroy Corporation.    LeCroy Corporation is a leading, worldwide provider of oscilloscopes as well as a provider of related test and measurement equipment. LeCroy’s oscilloscopes are tools used by designers and engineers to measure and analyze complex electronic signals in order to develop high-performance systems, to validate electronic designs and to improve time to market. LeCroy currently offers four families of oscilloscopes, which address different solutions in the markets LeCroy serves: WaveMaster®, LeCroy’s highest performance product family; WavePro®, which is targeted at the mid- to high-performance sector of the market; WaveRunner®, designed for the mid-performance sector of the market, and WaveSurfer™, designed for the lower-end of the performance sector of the market.

Cobalt Acquisition Corporation.    Cobalt Acquisition Corporation is a wholly-owned subsidiary of LeCroy formed solely to facilitate our acquisition by LeCroy.

The Merger (page 13).    Under the merger agreement, if the merger is approved by our stockholders and the closing occurs, Cobalt, a wholly-owned subsidiary of LeCroy, will merge with and into CATC. After the merger, LeCroy will own all of the outstanding stock of CATC, and shares of CATC common stock outstanding immediately prior to the merger (other than dissenting shares) will be converted into the right to receive $6.00 per share in cash, subject to any applicable withholding taxes.

Treatment of Stock Options (page 34).    Each outstanding vested option with an exercise price of less than $6.00 per share granted under our 2000 Stock Option/Stock Issuance Plan, Special 2000 Stock Option Plan and 2000 Stock Incentive Plan will, each outstanding vested option with an exercise price of less than $6.00 per share granted under our 1994 Stock Option Plan may, in the holder’s discretion, and all outstanding options with an exercise price of less than $6.00 per share held by non-employee directors and granted under the Automatic Director Option Grant Program of our 2000 Stock Incentive Plan will, be cancelled in consideration of payment to the holder in an amount of cash equal to:

•	$6.00 less the exercise price of the option payable upon exercise of the option, multiplied by

•	the number of shares of common stock issuable upon exercise immediately prior to the completion of the merger.

With respect to employees and former employees, the cash payment described above will be treated as wages payable to the holder and therefore will be subject to applicable withholding for income and employment taxes. All outstanding unvested options granted under the 2000 Stock Option/Stock Issuance Plan, Special 2000 Stock Option Plan and 2000 Stock Incentive Plan (except for outstanding options under the Automatic Director

Option Grant Program) and all other outstanding options granted under the 1994 Stock Option Plan to purchase shares of our common stock will be assumed by LeCroy upon the same terms and conditions currently governing such options, including their respective vesting schedules, except that each option will be exercisable for an adjusted number of shares of LeCroy common stock at an adjusted exercise price per share. Each outstanding vested option to purchase our common stock granted under our 2000 Stock Option/Stock Issuance Plan, Special 2000 Stock Option Plan and 2000 Stock Incentive Plan (including those granted under the Automatic Director Option Grant Program) that has an exercise price of $6.00 or more per share will be cancelled upon completion of the merger pursuant to the terms of such plans. The foregoing rights of payment and assumption are subject to the holder of the option signing and returning an acknowledgement and acceptance form to LeCroy agreeing to the foregoing treatment of the holder’s options.

2000 Employee Stock Purchase Plan (page 35).    Each purchase right to acquire shares of our common stock under the 2000 Employee Stock Purchase Plan existing immediately prior to the completion of the merger will be cancelled in consideration of payment to the holder thereof in an amount of cash equal to the excess, if any, of $6.00 per share over the purchase price otherwise payable by the applicable holder to acquire such share immediately prior to the completion of the merger subject to the applicable holder signing and returning an acknowledgement and acceptance form to LeCroy agreeing to the foregoing treatment of the holder’s purchase rights.

Market Price.    Our common stock is listed on the Nasdaq National Market under the ticker symbol “CATZ.” On September 1, 2004, the last full trading day prior to the public announcement of the proposed merger, our common stock closed at $3.80 per share. On                     , 2004, the last full trading day prior to the date of this proxy statement, our common stock closed at $            per share. Our stock price can fluctuate widely even over short periods of time. It is impossible to predict the actual price of our stock immediately prior to the effective time of the merger.

Reasons for the Merger (page 16).    In the course of reaching its decision to approve the merger and the merger agreement and to recommend that you adopt the merger agreement, our board of directors considered a number of factors in its deliberations. Those factors are described in this proxy statement in the section entitled “The Merger—CATC’s Reasons for the Merger.”

Opinion of Financial Advisor (page 18).    On September 1, 2004, Needham & Company, Inc. delivered its written opinion to our board of directors. Needham & Company’s opinion stated that, as of that date and based upon and subject to the various considerations set forth in the Needham & Company opinion, the consideration to be received in the merger by the holders of our common stock was fair, from a financial point of view, to such holders. We have attached a copy of the Needham & Company opinion as Appendix B to this proxy statement. We urge you to read the opinion carefully and in its entirety for a description of the procedures followed, assumptions made, matters considered and limitations on the review undertaken. Needham & Company’s opinion is addressed to our board of directors and does not constitute a recommendation as to how you should vote or act with respect to the merger.

Recommendation to CATC’s Stockholders (page 18).    Our board of directors unanimously believes that the merger and the merger agreement are advisable, fair to you and in the best interests of CATC and you. Our board of directors unanimously recommends that you vote “FOR” adoption of the merger agreement and approval of the merger.

Interests of CATC’s Directors and Officers in the Merger (page 25).    You should be aware that a number of our officers and directors have interests in the merger that may differ from those of other CATC stockholders, including with respect to severance and employment arrangements, continuation of certain indemnification and insurance arrangements and acceleration of stock options.

Appraisal Rights (page 30).    If you do not wish to accept $6.00 per share cash consideration in the merger, you have the right under Delaware law to have your shares appraised by the Delaware Chancery Court. This “right of appraisal” is subject to a number of restrictions and technical requirements. Generally, in order to exercise appraisal rights, among other things, (1) you must NOT vote in favor of the merger agreement, and (2) you must make a written demand for appraisal in compliance with Delaware law BEFORE the vote on the merger agreement. The fair value of your shares of our common stock as determined in accordance with Delaware law may be more or less than the merger consideration to be paid to non-dissenting stockholders in the merger. Merely voting against the merger agreement will not preserve your right of appraisal under Delaware law. Appendix C to this proxy statement contains a copy of the Delaware statute relating to stockholders’ right of appraisal. Failure to follow all of the steps required by this statute will result in the loss of your appraisal rights.

Material United States Federal Income Tax Consequences (page 29).    The merger will be taxable for U.S. federal income tax purposes. Generally, this means that you will recognize taxable gain or loss equal to the difference between the cash you receive in the merger and your adjusted tax basis in your shares. Tax matters can be complicated and the tax consequences of the merger to you will depend on the particular facts of your situation. You should consult your own tax advisor to understand fully the tax consequences of the merger to you.

Regulatory Matters (page 29).    The Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the “Hart-Scott-Rodino Act”) prohibits us from completing the merger until we have furnished certain information and materials to the Antitrust Division of the U.S. Department of Justice (the “Antitrust Division”) and the Federal Trade Commission and the required waiting period has ended. Both LeCroy and we have filed the required notification and report forms under the Hart-Scott-Rodino Act.

The Special Meeting of CATC Stockholders (page 11).

Date, Time and Purpose.    The Special Meeting will be held to consider and vote upon the proposal to adopt the merger agreement and approve the merger at our principal executive offices located at 3385 Scott Boulevard, Santa Clara, California 95054, on                     , 2004 at 10:00 a.m., Pacific time.

Record Date and Voting Power.    You are entitled to vote at the Special Meeting if you owned shares of our common stock at the close of business on                     , 2004, the record date for the Special Meeting. You will have one vote at the Special Meeting for each share of our common stock you owned at the close of business on the record date. There are              shares of our common stock entitled to be voted at the Special Meeting.

Procedure for Voting.    To vote, you can either (1) complete, sign, date and return the enclosed proxy card, (2) vote via telephone (as described below), or (3) attend the Special Meeting and vote in person. If your shares are held in “street name” by your broker, bank or other nominee, you should instruct your broker to vote your shares by following the instructions provided by your broker. Your broker will not vote your shares without instruction from you. Remember, if you fail to instruct your broker to vote your shares, it has the same effect as a vote “against” adoption of the merger agreement and approval of the merger.

Required Vote.    The adoption of the merger agreement and approval of the merger requires the affirmative vote, in person or by proxy, of a majority of the outstanding shares of our common stock at the close of business on the record date.

Stockholder Voting Agreements (page 28).    Messrs. Dan Wilnai and Peretz Tzarnotzky, who are members of our board of directors, and their affiliates, who collectively hold 5,581,566 shares of common stock, or approximately [28.4%] of our outstanding stock as of the record date, have executed stockholder voting agreements pursuant to which they are obligated to vote in favor of the merger unless the merger agreement is terminated.

Limitation on Considering Other Takeover Proposals (page 38).    We have agreed not to initiate, solicit or knowingly facilitate or encourage a business combination or other similar transaction with another party while the merger is pending, to enter into discussions or negotiations with another party regarding a business combination or similar transaction while the merger is pending, recommend or endorse any Competing Transaction (as defined on page 39) or withdraw or modify our board of directors’ recommendation in favor of the merger. However, we may consider an unsolicited proposal to our board of directors if to do otherwise would be a breach of the fiduciary duties of the board of directors, the board of directors determines that such proposal is or is reasonably likely to lead to a Competing Transaction that is more favorable from a financial point of view to our stockholders, and subject to certain notice requirements set forth in the merger agreement.

Conditions to the Merger (page 41). The obligations of both LeCroy and us to complete the merger are subject to the satisfaction of certain conditions, including the following:

•	the holders of a majority of the outstanding shares of our common stock must have voted in favor of adopting the merger agreement and approving the merger;

•	the waiting period under the Hart-Scott-Rodino Act must have expired or been terminated;

•	no material adverse effect on us has occurred;

•	certain required governmental authorizations, consents and approvals must have been obtained by the Company;

•	each party’s representations and warranties in the merger agreement must be true and correct in all material respects;

•	each party must have performed or complied in all material respects with all covenants and obligations required to be performed by it under the merger agreement at or prior to the closing of the merger;

•	no order, judgment, decree, injunction or ruling will restrain, enjoin or otherwise prohibit the completion of the merger and no statute, rule or regulation will have been enacted, promulgated or deemed applicable to the merger by a governmental authority which prevents completion of the merger or makes the merger illegal or substantially deprives LeCroy of any of the anticipated benefits of the merger; and

•	no suit, action or proceeding by any governmental authority pending or, threatened in writing, will seek to restrain or prohibit the completion of the merger or substantially deprive LeCroy of any of its anticipated benefits of the merger, will seek to prohibit or materially limit the ownership or operation of any material portion of the business or assets of us or LeCroy as a result of the merger or compel us or LeCroy to dispose of or hold separate any material portion of the business or assets of us or LeCroy as a result of the merger, will seek to impose material limitations on LeCroy’s or Cobalt’s ability to acquire ownership of our capital stock or will seek to prohibit LeCroy from effectively controlling our business in any material respect.

Termination of the Merger Agreement (page 42).    LeCroy and we can terminate the merger agreement under certain circumstances, including the following:

•	by mutual written consent;

•	by LeCroy or us if:

•	the merger is not consummated by December 31, 2004 (unless the party seeking to terminate is at fault) or March 31, 2005 if a request from a governmental entity for additional information is received pursuant to the Hart-Scott-Rodino Act; or

•	the merger would be illegal or prohibited or its terms would be materially altered;

•	by LeCroy, if our board of directors withdraws or modifies its approval or recommendation of the merger agreement or the merger, approves or recommends any Competing Transaction, or we breach our obligations under the non-solicitation provisions of the merger agreement;

•	by us, if our board of directors recommends a Competing Transaction in compliance with the non-solicitation provisions in the merger agreement, subject to certain procedural requirements and payment of the termination fee described below;

•	by LeCroy, if we materially breach any of our covenants or agreements in the merger agreement or if any breach of our representations and warranties is reasonably likely to have a material adverse effect on us, provided that such failure or breach is not cured within 20 days after written notice and LeCroy is not at that time also in material breach of the merger agreement; or

•	by us, if LeCroy materially breaches any of its representations, warranties, covenants or agreements provided that such failure or breach is not cured within 20 days after written notice and is reasonably likely to have a material adverse effect on LeCroy’s ability to complete the merger and we are not at that time also in material breach of the merger agreement.

Termination Fee (page 43).    If the merger agreement is terminated, under certain circumstances, a termination fee in the amount of $4,500,000 plus expenses must be paid, including:

•	where our board of directors withdraws or modifies its approval or recommendation of the merger or approves or recommends a Competing Transaction, we breach the non-solicitation provisions of the merger agreement, or we otherwise materially breach the merger agreement and approve, authorize or recommend a Competing Transaction within six months of termination, then we will be required to pay LeCroy the termination fee plus LeCroy’s expenses; or

•	where LeCroy materially breaches the merger agreement, which breach has a material adverse effect on its ability to consummate the merger, and LeCroy enters into a Parent Competing Transaction (as defined on page 44) within six months of termination, or where LeCroy is unable to obtain financing to complete the merger (except as a result of certain circumstances), then LeCroy will be obligated to pay us the termination fee plus our expenses.

QUESTIONS AND ANSWERS ABOUT THE PROPOSED MERGER

The following questions and answers are provided for your convenience, and briefly address some commonly asked questions about the merger and our Special Meeting of Stockholders. You should still carefully read this entire proxy statement, including each of the appendices.

Q:	What am I being asked to vote on?

A:	You are being asked to approve our acquisition by LeCroy, to be effected by means of a merger of us with a subsidiary of LeCroy, and to approve and adopt the related merger agreement. As a result of the merger, we will cease to be an independent, publicly traded company, and would instead continue as a wholly-owned subsidiary of LeCroy.

Q:	What will I receive in the merger and when will I receive it?

A:	You will receive $6.00 in cash, without interest, for each share of our common stock that you own immediately prior to completion of the merger, should you elect not to exercise appraisal rights as discussed in the proxy statement. After the merger closes, LeCroy will arrange for a letter of transmittal to be sent to you. The merger consideration will be paid to you once you submit the letter of transmittal, together with properly endorsed stock certificates and other required documentation to the exchange agent. If you have uncertificated shares of our common stock, the merger consideration will be paid to you once you submit the letter of transmittal, together with customary evidence that the uncertificated shares have been transferred to the exchange agent as may be required by the exchange agent.

Q:	How will the merger affect my options to purchase CATC common stock?

A:	Holders of outstanding vested options with an exercise price less than $6.00 per share granted under our 2000 Stock Option/Stock Issuance Plan, Special 2000 Stock Option Plan, 2000 Stock Incentive Plan and 1994 Stock Option Plan will be entitled to receive, subject to signing and delivering an acknowledgement and acceptance form to LeCroy, a cash payment equal to the excess of $6.00 over the exercise price per share of such option multiplied by the number of shares of common stock subject to such option immediately prior to completion of the merger. Each outstanding vested option under our 2000 Stock Option/Stock Issuance Plan, Special 2000 Stock Option Plan and 2000 Stock Incentive Plan that has an exercise price of $6.00 or more will be cancelled upon completion of the merger pursuant to the terms of such plans. LeCroy will assume all other outstanding options. For a more complete description, see the section entitled “The Merger Agreement—Treatment of Outstanding CATC Stock Options” on page 34.

Q:	Will the merger be taxable to me?

A:	Generally, yes. For U.S. federal income tax purposes, generally you will recognize a taxable gain or loss as a result of the merger measured by the difference, if any, between $6.00 per share and your adjusted tax basis in that share. However, you are urged to consult your own tax advisors to determine your particular tax consequences. For a more complete description of the tax consequences, see the section entitled “The Merger—Material United States Federal Income Tax Consequences of the Merger” on page 29.

Q:	Does the board of directors of CATC recommend voting in favor of the merger proposal?

A:	Yes. Our board of directors unanimously recommends that you approve the merger proposal. Our board of directors considered many factors in reaching this recommendation. Please see the section entitled “The Merger—CATC’s Reasons for the Merger” on page 18.

Q:	What vote is required to approve the merger proposal?

A:

The holders of record of a majority of our outstanding common stock after the close of business on September 20, 2004 are required to approve the merger proposal. Two of our directors who are holders of approximately [28.4%] of the outstanding shares have entered into stockholder voting agreements with LeCroy pursuant to which they are obligated to vote in favor of the merger unless the merger agreement is terminated.

Q:	What do I need to do now?

A:	We urge you to read this proxy statement carefully, including its appendices, and consider how the merger affects you. Then mail your completed, dated and signed proxy card in the enclosed return envelope or vote by telephone as soon as possible so that your shares can be voted at the Special Meeting.

Q:	When do you expect the merger to be completed?

A:	We are working to complete the merger as quickly as possible. We will seek to close the merger immediately after the Special Meeting. We cannot complete the merger until we satisfy certain conditions, including approval of the merger agreement by our stockholders at the Special Meeting and review by the Federal Trade Commission and the Antitrust Division. LeCroy and we filed pre-merger notifications with the Federal Trade Commission and the Antitrust Division pursuant to the Hart-Scott-Rodino Act on September , 2004.

Q:	How do I vote any shares that are held in my own name?

A.	You may appoint representatives to vote for you. The proxy card enables you to appoint Carmine J. Napolitano and/or Jason LeBeck as your representatives at the Special Meeting. By completing and returning the proxy card, you are authorizing Mr. Napolitano or Mr. LeBeck to vote your shares at the Special Meeting as you have instructed them on the proxy card, whether or not you attend the Special Meeting. If you return your proxy card but fail to include instructions on how to vote your properly signed proxy, your shares will be voted “FOR” the merger proposal. Even if you plan to attend the Special Meeting, we encourage you to complete and return your proxy card in advance of the Special Meeting, just in case your plans change.

You may vote in person.    We will pass out written ballots to anyone who is entitled to and wants to vote at the Special Meeting. However, if your shares are not held in your name, you must request a proxy from the registered holder. Typically, shares purchased through a stockbroker are held in the name of an entity designated by the brokerage firm, which is referred to as a “street name” holder. Any shares held in “street name” cannot be voted without a proxy from your broker.

Q:	What if I do not vote?

A.	If you do not (1) submit a proxy card, (2) vote by telephone or (3) vote in person at the Special Meeting, or if you abstain from voting, it will have the effect of a vote against the merger proposal.

Q:	If my shares are held in “street name” by my broker, will my broker vote my shares for me?

A:	No. Your broker will vote your shares only if you follow the instructions provided by your broker on how to vote. Failure to provide the specific instructions to your broker will have the same effect as a vote against the merger.

Q:	What do I do if I want to change my vote?

A:	If you want to change your vote, send our Corporate Secretary a signed proxy card bearing a date after the date of your original proxy or your telephone vote before the Special Meeting or attend the Special Meeting and vote in person. You may also revoke your proxy by sending written notice to our Corporate Secretary before the Special Meeting. If you have instructed a broker to vote your shares, you must follow the procedures received from your broker to change those instructions.

Q:	Should I send in my CATC stock certificates now?

A:	No. After the merger is completed, LeCroy’s exchange agent will send you instructions for exchanging your CATC stock certificates for cash.

Q:	Am I entitled to dissenters’ or appraisal rights?

A:	Under Section 262 of the Delaware General Corporation Law, you are entitled to appraisal rights in connection with the merger. Please see the section entitled “Appraisal Rights” on page 30 and Appendix C for the procedures you should follow to assert appraisal rights.

Q:	Whom should I contact with questions?

A:	If you have any questions, please contact our Corporate Secretary, Jason LeBeck, by telephone at (408) 727-6600 or by email at jasonl@catc.com or the contact person for our proxy solicitor, Charlotte Brown at The Altman Group Inc., by telephone at (201) 460-1200.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

This proxy statement contains forward-looking statements that are based on our current expectations, estimates, assumptions and projections about our business and the merger including, among other things, statements concerning whether and when the proposed merger with LeCroy will be completed, whether conditions to the proposed merger will be satisfied, and the effect of the proposed merger on our business and operating results. These forward-looking statements can generally be identified by use of words such as “may,” “will,” “expects,” “anticipates,” “believes,” “intends,” “estimates,” “could” or similar expressions. For each of these statements, CATC claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

You should be aware that forward-looking statements involve known and unknown risks, uncertainties and other factors that could cause our actual results, performance or achievements to differ materially from those discussed in the forward-looking statements. These factors include:

•	The possibility that a majority of our stockholders may not support the merger proposal;

•	The timing of, and legal, regulatory and other conditions associated with, the completion of the merger;

•	The possibility that the merger may not otherwise be completed in a timely manner or at all, which may adversely affect our business;

•	The possibility that the merger may adversely affect our results of operations, whether or not we complete the merger; and

•	Loss of key customers and strategic partners as a result of our announcement of the merger proposal.

You should not place undue reliance on any forward-looking statements. Except as expressly required by the federal securities laws, we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, changed circumstances or any other reason, after the date of this proxy statement.

THE PARTIES TO THE MERGER

The parties to the merger agreement are Computer Access Technology Corporation (“CATC”), LeCroy Corporation (“LeCroy”), and Cobalt Acquisition Corporation (“Cobalt”).

Computer Access Technology Corporation

CATC is a provider of advanced verification systems for existing and emerging digital communications standards. Our products are used by semiconductor, system and software companies at each phase of their products’ lifecycles from development through production and market deployment.

We have expertise in the Bluetooth, Fibre Channel, IEEE 1394, InfiniBand, PCI Express, SCSI, Serial ATA, Serial Attached SCSI and USB standards and are actively engaged with our customers throughout their development and production processes in order to deliver solutions that meet their needs. Utilizing our easy to use, color-coded, expert analysis software, the CATC Trace™, our development products generate, capture, filter and analyze high-speed communications traffic, allowing our customers to quickly discover and correct persistent and intermittent errors and flaws in their product design. Our production products are used during the manufacturing process to ensure that our customers’ products comply with standards and operate with other devices, as well as assist system manufacturers to download software onto new computers.

CATC was incorporated in California in 1992 and reincorporated in Delaware in 2000. Our headquarters are located at 3385 Scott Boulevard, Santa Clara, California 95054 and our telephone number is (408) 727-6600.

LeCroy Corporation

LeCroy Corporation.    LeCroy Corporation is a leading, worldwide provider of oscilloscopes as well as a provider of related test and measurement equipment. LeCroy’s oscilloscopes are tools used by designers and engineers to measure and analyze complex electronic signals in order to develop high-performance systems, to validate electronic designs and to improve time to market. LeCroy currently offers four families of oscilloscopes, which address different solutions in the markets LeCroy serves: WaveMaster®, LeCroy’s highest performance product family; WavePro®, which is targeted at the mid- to high-performance sector of the market; WaveRunner®, designed for the mid-performance sector of the market; and WaveSurfer™, designed for the lower-end of the performance sector of the market.

LeCroy sells its products into a broad range of end markets, including the computer and semiconductor, data storage device, automotive and industrial, and military and aerospace markets. LeCroy believes that its products offer the strongest value proposition in these markets by providing advanced analysis capabilities coupled with innovative and proprietary technology features. LeCroy believes designers in all of these markets are developing products which rely on increasingly complex electronic signals to provide the features and performance their customers require. LeCroy’s customers include leading original equipment manufacturers, or OEMs, such as BAE Systems, IBM, Maxtor, Raytheon, Robert Bosch, Seagate, Samsung and Siemens VDO.

LeCroy was founded in 1964 and is incorporated in the state of Delaware. LeCroy’s headquarters are located at 700 Chestnut Ridge Road, Chestnut Ridge, NY 10977-6499 and its telephone number is (845) 425-2000.

Cobalt Acquisition Corporation

Cobalt is a wholly-owned subsidiary of LeCroy and was incorporated in August 2004 in the state of Delaware for the sole purpose of facilitating the merger with CATC. Cobalt is located at 700 Chestnut Ridge Road, Chestnut Ridge, NY 10977-6499 and its telephone number is (845) 425-2000.

THE SPECIAL MEETING OF STOCKHOLDERS

Date, Time and Place of the Special Meeting

We are sending this proxy statement to you as part of the solicitation of proxies by our board of directors for use at the Special Meeting, and any adjournment or postponement of that Special Meeting, to be held at 3385 Scott Boulevard, Santa Clara, California 95054, on                    , 2004 at 10:00 a.m., Pacific time. We first mailed this proxy statement to you on or about                    , 2004.

Purpose of the Special Meeting

At the Special Meeting, our stockholders will consider and vote upon a proposal to approve and adopt the Agreement and Plan of Merger, dated as of September 1, 2004, by and among CATC, LeCroy and Cobalt and to approve the merger of Cobalt with and into CATC, with CATC continuing as a wholly-owned subsidiary of LeCroy.

Our board of directors has unanimously determined that the merger is advisable, fair to, and in the best interests of, our company and our stockholders, and unanimously approved the merger agreement and the merger contemplated thereby. Having given careful consideration to the matter, our board of directors recommends that you vote “FOR” approval and adoption of the merger agreement and approval of the merger.

Who Can Vote at the Special Meeting

Only holders of record of our common stock at the close of business on the record date for the Special Meeting, September 20, 2004, are entitled to notice of, and to vote at, the Special Meeting. At the close of business on the record date, there were [19,650,329] shares of our common stock outstanding held by approximately [        ] holders of record. Each holder of record of our common stock on the record date will be entitled to one vote for each share held on all matters to be voted upon at the Special Meeting.

Quorum; Required Votes; Abstentions and Broker Non-Votes

The required quorum for the transaction of business at the Special Meeting is a majority of the votes eligible to be cast by holders of shares of common stock issued and outstanding as of the record date. Shares that are voted “FOR,” “AGAINST,” “WITHHOLD,” “ABSTAIN” or broker non-votes with respect to a matter will be treated as being present at the meeting for purposes of establishing a quorum. A broker non-vote occurs when a broker, bank or other nominee returns an executed proxy with respect to shares of common stock held in a fiduciary capacity (typically referred to as being held in “street name”) but has not received voting instructions from the beneficial owner of the shares and does not have discretionary authority to vote the shares with respect to approval of the merger proposal. If a quorum is not present at the Special Meeting, the Special Meeting may be adjourned or postponed to solicit additional proxies.

The proposal to adopt and approve the merger agreement and approve the merger requires the affirmative vote of a majority of the shares of common stock issued and outstanding as of the record date. The failure to submit a vote, abstentions and broker non-votes will have the same effect as votes “AGAINST” the approval of the merger proposal.

Certain of our executive officers and directors through their trusts, have entered into stockholder voting agreements with LeCroy and Cobalt in which they have agreed to vote their CATC shares in favor of the merger proposal. The 5,581,566 outstanding shares owned by these executive officers and directors represent in the aggregate approximately [28.4%] of the shares of our common stock outstanding as of the record date. See the section entitled “The Merger—Stockholder Voting Agreements” on page 28.

Proxies; Revocability of Proxies

All shares of our common stock represented by properly executed proxies received before or at the Special Meeting will, unless the proxies are properly revoked, be voted in accordance with the instructions indicated on those proxies. If no directions are given and the proxy is signed and returned, the proxy will be voted for the proposal to approve and adopt the merger agreement and to approve the merger. You can also vote your shares by calling the toll-free number on your proxy card and following the easy-to-follow voice prompts. Telephone voting is available 24 hours a day, seven days a week until 11:59 p.m. (Eastern time) on                      , 2004. You will need the 12-digit control number appearing on your proxy card to verify your identity. If you vote by telephone, please do not return a signed proxy card.

We do not expect any matter to be brought before the Special Meeting other than the merger proposal. If other matters are properly presented at the Special Meeting, the persons named in the proxy card will vote in their discretion with respect to those matters. However, if a proposal to adjourn or postpone the meeting is properly presented to permit our board of directors to further solicit proxies, the persons named in the proxy card will not have discretion to vote shares voted against the merger proposal in favor of adjournment or postponement to solicit additional proxies in favor of the merger proposal.

If your shares are held in “street name” in an account at a brokerage firm, bank or other nominee, you should provide your broker, bank or other nominee with instructions on how to vote your shares with respect to the merger proposal. If you do not do so, your broker, bank or other nominee will not be permitted to vote your shares, which will result in a “broker non-vote” of your shares. Broker non-votes will have the same effect as a vote “AGAINST” the approval of the merger proposal.

If you receive more than one proxy card, it is because you hold your CATC shares in different names. For example, you may hold some of your CATC shares individually, some jointly with your spouse and some in trust for your children, in which case you should receive three separate proxy cards to vote. Please complete, date, sign and return all of the proxy cards.

As a CATC stockholder of record giving a proxy, you have the power to revoke your proxy and change your vote by:

•	sending a written notice to our Corporate Secretary before the Special Meeting, stating that you would like to revoke your proxy;

•	either completing, dating, signing and mailing another proxy card and having it received by our Corporate Secretary before the Special Meeting or following the instructions given for changing your vote by telephone before the Special Meeting; or

•	attending the Special Meeting and voting in person.

Attendance at the Special Meeting will not in and of itself constitute revocation of a proxy; you must cast an actual vote. If your shares are held in the name of a bank, broker or other fiduciary and you have directed that person to vote your shares, you must properly instruct that person if you want to change your vote.

Solicitation of Proxies

We will pay the cost of printing and mailing this proxy statement. We have engaged The Altman Group, Inc., a proxy solicitation firm, to assist in the solicitation of proxies for the Special Meeting and will pay The Altman Group a fee of up to $15,000 plus reimbursement of reasonable out-of-pocket expenses for these services. Proxies may also be solicited by mail, telephone, fax or e-mail or in person by our directors, officers or other regular employees. No additional compensation will be paid to directors, officers or other regular employees for these services. We will request brokers, banks and other nominees holding our common stock beneficially owned by others to send this proxy statement to, and obtain proxies from, the beneficial owners of the shares and will reimburse the holders for their reasonable expenses in doing so.

You should not send in any CATC stock certificates with your proxy card. The exchange agent, The Bank of New York, will mail a transmittal letter to you containing instructions for the surrender of your CATC stock certificates as soon as practicable after completion of the merger.

THE MERGER

General Description of the Merger

This section of the proxy statement describes certain aspects of the proposed merger. While we believe that the description covers the material terms of the merger and the related transactions, this summary may not contain all of the information that is important to you. You should read this entire proxy statement and the other documents we refer to, including the merger agreement attached hereto as Appendix A, carefully for a more complete understanding of the merger.

If our stockholders approve the merger agreement and all other conditions to the merger contained in the merger agreement are satisfied or waived, Cobalt Acquisition Corporation will merge with and into CATC. As a result, we will continue as a wholly-owned subsidiary of LeCroy. The merger will be effective upon the filing of a certificate of merger with the Secretary of State of the State of Delaware in accordance with Delaware corporate law (or at such later date or time as may be agreed upon by each party and as specified in the certificate of merger). The merger agreement provides that the filing of the certificate of merger will be made as promptly as practicable after satisfaction or waiver of the conditions set forth in the merger agreement. We are working to complete the merger as quickly as possible after the Special Meeting. We cannot, however, predict exactly when completion will occur. If we complete the merger, you will be entitled to receive $6.00 in cash, without interest, for each share of our common stock that you own.

Background of the Merger

On January 24, 2003, Thomas Reslewic, the Chief Executive Officer and President of LeCroy, and various members of LeCroy’s management and sales team attended a celebration for the tenth anniversary of LeCroy’s Taiwan distributor. At that event, Mr. Reslewic learned that LeCroy’s Taiwan distributor is also our Taiwan distributor and ascertained that there may be a fit between our business and LeCroy’s business.

After returning from the business trip, on March 3, 2003, Mr. Reslewic initiated a conference call with Carmine Napolitano, currently our Chief Executive Officer and President and, at that time, our Chief Financial Officer, and Dan Wilnai, currently our Chairman of the board of directors and, at that time, our Chief Executive Officer and President, to explore a joint business relationship with the idea of pursuing opportunities to help sell each others’ products. On the call, we proposed that LeCroy resell CATC products. LeCroy, however, was not interested in a reseller relationship. Mr. Reslewic then broached the idea of a possible acquisition. Messrs. Napolitano and Wilnai indicated to Mr. Reslewic that CATC was not interested in pursuing an acquisition at that time. At the end of the call, the parties decided not to pursue a business relationship.

On May 3, 2004, Messrs. Napolitano, Wilnai and Reslewic convened for a dinner meeting in Santa Clara, California. At the meeting, Mr. Reslewic re-introduced the idea of a possible business combination with LeCroy.

On May 5, 2004, Messrs. Napolitano and Reslewic discussed on a conference call the potential business synergies that might result from a combination of LeCroy and us. On the call, Mr. Napolitano and Mr. Reslewic discussed possible financial models of a combined company to determine the feasibility of a possible business combination.

On May 11, 2004, Mr. Reslewic telephoned Mr. Napolitano to inform him that LeCroy planned to send us an exclusivity agreement, which would include terms of a non-binding offer and a provision for break-up fees, in connection with a proposed business combination with LeCroy. On May 12, 2004, we received the exclusivity agreement from LeCroy, and on the same day, we entered into a confidentiality and non-circumvention agreement with LeCroy.

On May 16, 2004, we engaged Needham & Company, Inc. to act as our financial advisor in connection with the potential business combination with LeCroy.

On May 19, 2004, our board of directors held a telephonic meeting to discuss the exclusivity agreement and the terms of the offer from LeCroy to purchase all of our outstanding shares of common stock. Representatives of Needham & Company reviewed the terms of the offer and presented a financial analysis of the offer and market value of CATC. After further discussions, the board of directors, with the benefit of that presentation and advice, directed our management to reject the offer from LeCroy and to present to LeCroy a counter-offer for a higher per share purchase price.

On May 20, Needham & Company conveyed to BNY Capital Markets, Inc., LeCroy’s financial advisor, our rejection of LeCroy’s offer and our counter-offer that LeCroy pay a higher price per share for our outstanding common stock. During the course of the next two and one-half weeks, the parties held occasional discussions regarding LeCroy’s offer and our counter-offer.

On June 10, 2004, Messrs. Napolitano and Reslewic and representatives of Needham & Company and BNY Capital Markets reviewed on a conference call the potential synergies that might result from a business combination, LeCroy’s offer and our counter-offer. However, neither party indicated a willingness to change the financial terms it had proposed for the transaction during the conference call. Following the conference call, in a letter dated June 10, 2004, LeCroy proposed a higher price per share for our outstanding common stock. Mr. Napolitano then canvassed our board of directors and our board of directors decided to reject the new offer.

On July 20, 2004, our board of directors conducted a regular board meeting. At the meeting, Mr. Napolitano informed the board of directors that no further negotiations with LeCroy had occurred.

On July 22, 2004, Mr. Reslewic contacted Mr. Napolitano to re-engage in discussions regarding a potential business combination.

On July 27, 2004, Mr. Napolitano and Mr. Reslewic met for a dinner meeting in Palo Alto, California to discuss the financial terms previously proposed by LeCroy for the acquisition of our outstanding common stock, and the objections raised by our board of directors on May 19, 2004 and June 10, 2004 to the price per share to be offered to our stockholders.

On August 5, 2004, Mr. Reslewic discussed with Mr. Napolitano over the telephone the proposed terms of a revised offer, including a higher price per share for our outstanding common stock. Mr. Napolitano informed our board of directors of LeCroy’s proposed terms and on August 6, 2004, LeCroy provided us with a non-binding letter of intent which included an increase in the purchase price to $6.00 per share, and provisions that would limit our ability to solicit or negotiate with other potential acquirers for a specified period of time and require break-up fees under certain circumstances.

On August 7, 2004, members of the parties’ respective management teams, financial advisors and legal advisors held a telephone conference call to discuss the non-binding letter of intent and the structure of a potential business combination between us and LeCroy. During the telephone conference call, our representatives informed LeCroy that we would be willing to sign an exclusivity agreement to allow both parties time to negotiate a deal but that we would not sign a letter of intent.

On August 9, 2004, our board of directors convened a special meeting and discussed with management, representatives of Needham & Company and our legal advisor the offer from LeCroy, the proposed structure of the transaction and the exclusivity agreement. Representatives of Needham & Company reviewed the terms of the offer and presented a preliminary financial analysis of the offer and market value of CATC. Our legal advisor reviewed the terms set forth in the exclusivity agreement and advised the board of directors as to its fiduciary duties to our stockholders. After extensive discussions, the board of directors authorized our officers to negotiate and enter into the exclusivity agreement with LeCroy and to negotiate the terms of a definitive agreement with LeCroy for its acquisition of us. Between August 9, 2004 and August 13, 2004, we negotiated the terms of the exclusivity agreement with LeCroy. After discussions with our financial and legal advisors, our board of directors decided not to authorize Needham & Company to conduct a market check due to, among other things, the risk that conducting a market check might jeopardize the continued availability of the offer from LeCroy and that it might interfere with the negotiations with LeCroy.

On August 10, 2004, LeCroy’s legal advisor delivered an initial draft of the stockholder voting agreement to us and our financial and legal advisors.

On August 12, 2004, Jason LeBeck, our Vice President, Chief Financial Officer and Secretary, and Mr. Napolitano met with LeCroy’s management team in Chestnut Ridge, New York to further discuss the terms of the proposed acquisition and the potential operational strategy of the combined companies.

On August 13, 2004, Mr. Napolitano and Mr. Reslewic met in Chestnut Ridge, New York to discuss potential personnel and integration issues. On this day, we entered into the exclusivity agreement with LeCroy.

On August 16, 2004, LeCroy began its formal due diligence review of us in Santa Clara, California. During this period, our management and our legal advisor discussed with representatives from LeCroy and its legal advisor various issues, including intellectual property, product development and strategy, revenue recognition, sales and marketing and third party sales agents and distributors.

On August 18, 2004, LeCroy’s legal advisor delivered an initial draft of the merger agreement to us and our financial and legal advisors. Between August 18 and August 31, 2004, our respective management teams, financial advisors and legal advisors negotiated the terms of the merger agreement, the form of stockholder voting agreement and related merger documents.

On August 28 and 31 and September 1, 2004, our board of directors held special meetings to review the final terms of the proposed transaction, including the merger agreement, stockholder voting agreements and employment agreements for certain of our officers. Representatives of Needham & Company and our legal advisor participated in the meetings. Representatives of Needham & Company presented a financial analysis of the proposed merger and, on September 1, 2004, delivered to our board of directors Needham & Company’s opinion to the effect that, as of that date and based upon and subject to the assumptions and other matters described in the opinion, the $6.00 per share cash merger consideration to be received by the holders of our common stock in the merger was fair to those holders from a financial point of view. Our legal advisor presented a summary of the terms of the definitive agreements, which had been previously circulated to the board of directors, and advised the board of directors as to its fiduciary duties to our stockholders. Our board of directors, with the benefit of that presentation and advice, having deliberated regarding the terms of the proposed transaction, including the terms and conditions of the merger agreement, unanimously determined that the merger agreement and the merger were advisable, fair to and in our best interest and our stockholders’ best interest and unanimously approved the merger, the merger agreement and the stockholder voting agreements. The board of directors also unanimously recommended that our stockholders approve the merger and adopt and approve the merger agreement.

On September 1, 2004, the parties executed the merger agreement, and two of our directors, Mr. Wilnai and Peretz Tzarnotzky (on behalf of certain family trusts) entered into stockholder voting agreements with LeCroy. In addition, Mr. Napolitano executed an employment agreement with LeCroy that will become effective upon completion of the merger.

On September 2, 2004, prior to the commencement of daily trading on the Nasdaq National Market, the parties issued a joint press release and held a joint conference call with investors and stockholders announcing the transaction.

CATC’s Reasons for the Merger

In the course of reaching its decision to approve the merger, our board of directors consulted with our management and Needham & Company. The board also consulted with outside legal counsel regarding the directors’ fiduciary duties, legal due diligence matters, and the terms of the merger agreement and related agreements. Based on these consultations, and the factors discussed below, the board concluded that entering into the merger agreement with LeCroy would yield the highest value for our stockholders and is in the best interests of our stockholders. The decision of our board of directors was based upon a number of factors, including the following:

•	the merger consideration relative to the current and historical market prices of our common stock, and in particular the fact that the $6.00 per share merger consideration represents a 55.8% premium over the closing price of our common stock on August 31, 2004, the last trading day before the execution of the merger agreement;

•	the financial analyses, presentation and opinion of Needham & Company that, as of the date of the opinion, and based on and subject to the assumptions and other matters described in the opinion, the $6.00 per share cash merger consideration proposed by LeCroy was fair to the holders of our common stock from a financial point of view;

•	the belief of our board of directors that we obtained the highest price per share that LeCroy is willing to pay;

•	the historically low trading volume of our stock, the volatility of our stock price and the ability of our stockholders to realize liquidity with respect to their shares in light of the level of such trading volume and volatility;

•	the fact that the merger consideration is all cash, which provides certainty of value to our stockholders compared to a transaction in which they would receive stock or other non-cash consideration;

•	the merger agreement enables our board of directors, in the exercise of its fiduciary duties, to authorize the company to participate in discussions and negotiations with and furnish information to a third party in connection with an unsolicited bid, change its recommendation in favor of the merger with LeCroy and, if our stockholders fail to approve the transaction with LeCroy or if the board of directors terminates the merger agreement, to potentially enter into a transaction with another acquirer, subject to the limitations described under “The Merger Agreement—No Solicitation” on page 38, and in some cases subject to the payment of a termination fee of $4.5 million, which constitutes approximately 3.50% of the merger consideration, and transaction-related expenses;

•	we are not obligated to pay the $4.5 million termination fee or LeCroy’s expenses upon a termination of the merger agreement due to our stockholders failing to approve the merger unless we enter into an agreement relating to a Competing Transaction within six months following termination of the merger agreement under certain circumstances, or we otherwise complete a Competing Transaction within this timeframe (that is authorized, approved or recommended by our board of directors);

•	the belief of our board of directors that the amount of the termination fee would not likely deter competing bids;

•	the terms of the merger agreement and related documents, as reviewed by our board of directors with our legal and financial advisors, including the representations and warranties made by each party, the restrictions on the conduct of our business between signing and closing, and the conditions to the obligations of each party to close the transaction;

•	the potential stockholder value that could be expected from other strategic alternatives to the merger, including remaining independent and continuing to execute and fund an aggressive growth strategy, as well as the risks and uncertainties associated with those alternatives, the range of possible benefits to our stockholders of those alternatives and the timing and the likelihood of accomplishing the goal of those alternatives;

•	the belief that our industry will continue its consolidation in the coming years as enterprises seek to achieve efficiencies inherent in larger scale operations and that, given our size, we might not be able to compete effectively in such an environment;

•	the risk that conducting a market check might jeopardize the continued availability of the offer from LeCroy;

•	discussions with our management regarding the potential transaction with LeCroy, and our business, financial condition, competitive position, business strategy, strategic options and prospects, as well as the risks involved in achieving these prospects, the nature of our business and the industry in which we compete, and current industry, economic and market conditions, both on an historical and prospective basis;

•	the view of our board of directors, based upon the advice of management after consultation with our legal counsel, that the regulatory approvals necessary to complete the merger could be obtained;

•	the likelihood that the proposed merger will be consummated in light of the terms of the merger agreement and the experience, reputation and financial capabilities of LeCroy;

•	the significant compliance, insurance, regulatory, auditing and other costs of being a public company listed on the Nasdaq National Market; and

•	the availability of statutory appraisal rights for our stockholders who properly exercise their rights under Delaware law.

Finally, our board of directors also identified and considered a number of countervailing factors in its deliberations concerning the proposed transaction, including the following:

•	that a cash transaction prevents our stockholders from being able to participate in any value creation that we could generate going forward, as well as any future control premium, and similarly that our stockholders would not participate in the expected synergies between us and LeCroy;

•	the fact that gains from this transaction would be taxable to our stockholders for U.S. federal income tax purposes;

•	that LeCroy will need, as a practical matter, to obtain additional funding in order to complete the merger;

•	the restrictions that the merger agreement imposes on actively soliciting competing bids, and the fact that we would be obligated to pay a termination fee of $4.5 million (plus expenses) in certain circumstances;

•	that, under the terms of the merger agreement, we agreed that we will carry on our business in the ordinary course of business consistent with past practice and, subject to specified exceptions, that we will not take a number of actions related to the conduct of our business without the prior consent of LeCroy (which consent cannot be unreasonably withheld);

•	that if the merger is not completed, our officers and other employees will have expended extensive time and effort attempting to complete the transaction and will have experienced significant distractions from their work during the pendency of the transaction;

•	that if the merger is not completed, the market’s perception of our business could potentially result in a loss of customers, members of our sales channels, vendors and employees;

•	that if the merger is not completed, we will have incurred substantial transaction costs in connection with the transaction and such costs will negatively impact our operating results; and

•	that if the merger is not completed, our stock price is likely to be materially negatively impacted.

During its consideration of the merger, our board of directors was also aware that all our directors and executive officers may have interests in the merger that are different from or in addition to those of our stockholders generally, as described under “The Merger—Interests of CATC’s Directors and Officers in the Merger.” Our board of directors also considered the impact of the merger on our customers, vendors and employees.

The foregoing discussion of the information and factors considered and given weight by our board of directors is not intended to be exhaustive. In view of the wide variety of factors considered in connection with our board’s evaluation and approval of the merger agreement and the complexity of those matters, our board of directors did not find it useful or practical to, and did not, quantify or otherwise assign relative or specific weights to the specific factors considered in reaching its determination. In addition, individual members of our board of directors may have assigned different weights to different factors. Our board of directors determined, however, that overall, the positive consequences of the merger to us and our stockholders outweighed the negative factors and risks of the merger.

Recommendation of CATC’s Board of Directors

After careful consideration, our board of directors has determined that the merger agreement is advisable, fair to, and in the best interest of, us and our stockholders, has unanimously approved the merger agreement and the merger and unanimously recommends that our stockholders vote “FOR” approval and adoption of the merger agreement and approval of the merger.

In considering the recommendation of our board of directors with respect to the merger, you should be aware that certain of our directors and executive officers have interests in the merger that are different from, or are in addition to, the interests of our stockholders generally. Please see the section entitled “The Merger—Interests of CATC’s Directors and Officers in the Merger” on page 25.

Opinion of Needham & Company, Inc.

We retained Needham & Company, Inc. to furnish financial advisory and investment banking services with respect to the proposed merger and to render an opinion as to the fairness, from a financial point of view, of the consideration to be received by the holders of our common stock. The amount of consideration to be received was determined through arm’s length negotiations between LeCroy and us and not by Needham & Company.

On September 1, 2004, Needham & Company delivered to our board of directors its opinion, that, as of that date and based upon and subject to the assumptions and other matters described in the opinion, the consideration to be received by the holders of our common stock in the merger was fair to those holders from a financial point of view. The Needham & Company opinion is addressed to our board of directors, is directed only to the financial terms of the merger agreement, and does not constitute a recommendation to any stockholder as to how that stockholder should vote on, or take any other action relating to, the merger.

The complete text of the Needham & Company opinion, which sets forth the assumptions made, matters considered, limitations on and scope of the review undertaken by Needham & Company, is attached to this proxy statement as Appendix B. The summary of the Needham & Company opinion set forth in this proxy statement is qualified in its entirety by reference to the Needham & Company opinion. You should read the Needham & Company opinion carefully and in its entirety for a description of the procedures followed, the factors considered, and the assumptions made by Needham & Company.

In arriving at its opinion, Needham & Company, among other things:

•	reviewed a draft of the merger agreement dated September 1, 2004;

•	reviewed certain publicly available information and certain other relevant financial and operating data concerning us furnished to Needham & Company by us;

•	reviewed the historical stock prices and trading volumes of our common stock;

•	held discussions with members of management of our company and LeCroy concerning the current and future business prospects of our company and LeCroy;

•	reviewed certain research analyst projections with respect to our company and certain financial forecasts with respect to our company prepared by our management and held discussions with members of our management concerning those projections and forecasts;

•	compared certain publicly available financial data of companies whose securities are traded in the public markets and that Needham & Company deemed relevant to similar data for us;

•	reviewed the financial terms of certain other business combinations that Needham & Company deemed generally relevant; and

•	performed and/or considered such other studies, analyses, inquiries and investigations as Needham & Company deemed appropriate.

In arriving at its opinion, Needham & Company did not independently verify, nor did Needham & Company assume responsibility for independent verification of, any of the information reviewed by or discussed with it and assumed and relied on the accuracy and completeness of that information. Needham & Company assumed that the financial forecasts for our company provided to it by our management were reasonably prepared on bases reflecting the best currently available estimates and judgments of our management, at the time of preparation, of our future operating and financial performance. Needham & Company assumed, based upon discussions with our management, that the research analyst projections with respect to our company represent reasonable estimates as to our future financial performance. Needham & Company did not assume any responsibility for or make or obtain any independent evaluation, appraisal or physical inspection of our assets or liabilities. Needham & Company’s opinion states that it was based on economic, monetary and market conditions existing as of its date. Needham & Company expressed no opinion as to what our common stock will actually trade at any time. In addition, Needham & Company was not asked to consider, and the Needham & Company opinion does not address, our underlying business decision to engage in the merger or the relative merits of the merger as compared to other business strategies that might be available for us.

No limitations were imposed by us on Needham & Company with respect to the investigations made or procedures followed by Needham & Company in rendering its opinion.

In preparing its opinion, Needham & Company performed a variety of financial and comparative analyses. The following paragraphs summarize the material financial analyses performed by Needham & Company in arriving at its opinion. Some of the summaries of the financial analyses include information presented in tabular format. The tables are not intended to stand alone, and in order to more fully understand the financial analyses used by Needham & Company, the tables must be read together with the full text of each summary.

For purposes of the selected transaction and selected company analyses, the terms transaction value and market value represent the value, or deemed value based upon the merger consideration, of the relevant company’s common equity, and the term enterprise value represents, with respect to the relevant company, market value plus the book value of debt, less the book value of cash.

Selected Company Analysis.    Using public and other available information, Needham & Company compared selected historical and projected financial and market data ratios for us to the corresponding data and ratios of certain other publicly traded test and instrument companies that Needham & Company deemed relevant. Projected data for our company was based on financial forecasts prepared by our management and also upon research analyst forecasts while projected data for the other public companies was based on publicly available consensus research analyst forecasts. These companies, referred to as the selected companies, consisted of the following:

Agilent Technologies, Inc.

Finisar Corporation

Keithley Instruments, Inc.

LeCroy Corporation

National Instruments Corp.

Tektronix, Inc.

The following table sets forth information concerning the following multiples for the selected companies and for us:

•	Enterprise value as a multiple of last 12 months, or LTM, revenues;

•	Enterprise value as a multiple of projected calendar 2004 revenues;

•	Enterprise value as a multiple of projected calendar 2005 revenues;

•	Enterprise value as a multiple of LTM earnings before interest and taxes, depreciation and amortization, or EBITDA;

•	Enterprise value as a multiple of LTM earnings before interest and taxes, or EBIT;

•	Stock price as a multiple of LTM earnings per share, or EPS;

•	Stock price as a multiple of projected calendar 2004 EPS;

•	Stock price as a multiple of projected calendar 2005 EPS; and

•	Market value as a multiple of book value at the end of the last reported quarter.

Needham & Company calculated multiples for the selected companies based on the closing stock prices for those companies on August 31, 2004 and for us based on the merger consideration of $6.00 for each share of our common stock. The column in the table below under the heading “Street” includes multiples for projected data calculated based on research analysts forecasts and the column under the heading “Mgmt” includes multiples for projected data calculated based on estimates by our management.

	Selected Companies								CATC
	High		Low		Mean		Median		Street		Mgmt
Enterprise value to LTM revenues	4.1	x	1.0	x	2.1	x	1.9	x	4.6	x	4.6	x
Enterprise value to projected calendar 2004 revenues	3.7	x	1.0	x	1.9	x	1.5	x	4.1	x	3.9	x
Enterprise value to projected calendar 2005 revenues	3.1	x	1.2	x	1.9	x	1.7	x	3.4	x	3.1	x
Enterprise value to LTM EBITDA	29.1	x	7.0	x	16.7	x	15.6	x	45.8	x	45.8	x
Enterprise value to LTM EBIT	35.7	x	10.3	x	20.3	x	20.2	x	177.0	x	177.0	x
Price to LTM EPS	48.2	x	19.9	x	30.4	x	26.4	x	109.8	x	109.8	x
Price to projected calendar 2004 EPS	37.3	x	17.3	x	23.3	x	22.0	x	65.3	x	58.1	x
Price to projected calendar 2005 EPS	26.7	x	14.0	x	20.0	x	19.3	x	39.7	x	24.6	x
Market value to last quarter book value	4.6	x	1.5	x	2.7	x	2.8	x	2.7	x	2.7	x

Selected Transaction Analysis.    Needham & Company analyzed publicly available financial information for the following selected merger and acquisition transactions involving publicly-traded technology companies, which represent transactions between January 1, 2003 to the present with transaction values of between $75 million and $250 million where the consideration was all cash:

Target	Acquirer
Marimba, Inc.	BMC Software, Inc.
OneSource Information Services, Inc.	infoUSA Inc
Switchboard Incorporated	InfoSpace, Inc
DigitalThink, Inc.	Convergys Corporation
Novadigm, Inc	Hewlett-Packard Company
ON Technology Corporation	Symantec Corporation
Latitude Communications, Inc.	Cisco Systems, Inc.
JNI Corporation	Applied Micro Circuits Corporation
Acres Gaming Incorporated	International Game Technology
Mercator Software, Inc.	Ascential Software Corporation
Elite Information Group, Inc.	The Thomson Corporation
Inrange Technologies Corporation	Computer Network Technology Corporation
Caminus Corporation	SunGard Data Systems, Inc.
H.T.E., Inc	SunGard Data Systems, Inc.
Numerical Technologies, Inc.	Synopsys, Inc.
Hoover’s, Inc.	The Dun & Bradstreet Corporation

In examining the selected transactions, Needham & Company analyzed, for the selected transactions and for our company,

•	the transaction value as a multiple of the target company’s LTM net income;

•	the enterprise value as a multiple of LTM revenue;

•	the enterprise value as a multiple of LTM EBIT; and

•	the enterprise value as a multiple of LTM EBITDA.

Needham & Company calculated multiples for our company based on the merger consideration of $6.00 for each share of our common stock.

The following table sets forth information concerning the multiples described above for the selected transactions and the same multiples implied by the merger.

	Selected Transactions
	High		Low		Mean		Median		LeCroy / CATC Merger
Transaction value to target LTM net income	99.9	x	10.5	x	53.9	x	64.6	x	113.6	x
Enterprise value to LTM revenue	7.0	x	0.8	x	2.5	x	2.1	x	4.6	x
Enterprise value to LTM EBIT	88.4	x	10.0	x	39.8	x	19.1	x	177.0	x
Enterprise value to LTM EBITDA	225.3	x	6.4	x	46.8	x	14.2	x	45.8	x

For the selected transactions and for our proposed merger, Needham & Company analyzed the premium of consideration offered to the acquired company’s stock price one day, one week and four weeks prior to the announcement of the transaction and the cash-adjusted premium of consideration offered to the acquired company’s stock price one day prior to the announcement of the transaction.

Needham & Company calculated premiums for our company based on the merger consideration of $6.00 for each share of our common stock. The following table sets forth information concerning the stock price premiums in the selected transactions and the stock price premiums implied by the merger.

	Selected Transactions
	High	Low	Mean	Median	LeCroy / CATC Merger
One day stock price premium	260.0%	1.0%	44.3%	28.8%	55.8%
One week stock price premium	239.6%	4.4%	45.0%	25.8%	53.5%
Four week stock price premium	267.4%	3.9%	54.8%	34.1%	47.8%
One day cash-adjusted stock price premium	1275.8%	1.1%	126.9%	45.0%	126.7%

Recently Announced Transaction Analysis.    Needham & Company analyzed publicly available financial information for a merger and acquisition transaction announced on June 29, 2004 involving the proposed acquisition by Tektronix, Inc., which is one of the selected companies in the “Selected Company Analysis” described above, of Inet Technologies, Inc. in exchange for a combination of cash and Tektronix stock.

In examining this transaction, Needham & Company analyzed, for this transaction and for our company,

•	the premium of consideration offered to the acquired company’s stock price one day, one week and four weeks prior to the announcement of the transaction;

•	the cash-adjusted premium of consideration offered to the acquired company’s stock price one day, one week and four weeks prior to the announcement of the transaction;

•	the transaction value as multiples of the target company’s LTM, projected calendar 2004 and projected calendar 2005 net income;

•	the enterprise value as a multiple of LTM, projected calendar 2004 and projected calendar 2005 revenue; and

•	the enterprise value as a multiple of LTM, projected calendar 2004 and projected calendar 2005 EBIT.

Projected data for our company was based on financial forecasts prepared by our management and also upon research analyst forecasts while projected data for Inet Technologies was based on publicly available research analyst forecasts. Needham & Company calculated multiples for our company based on the merger consideration of $6.00 for each share of our common stock. The column in the table below under the heading “Street” includes multiples for projected data calculated based on research analysts forecasts and the column under the heading “Management” includes multiples for projected data calculated based on estimates by our management.

	Tektronix / Inet Merger		LeCroy / CATC Merger
			Street		Management
One day stock price premium	15.1%		55.8%		55.8%

One week stock price premium	18.6%		53.5%		53.5%

Four week stock price premium	40.0%		47.8%		47.8%

One day cash-adjusted stock price premium	25.3%		126.7%		126.7%

One week cash-adjusted stock price premium	31.9%		118.9%		118.9%

Four week cash-adjusted stock price premium	78.6%		101.7%		101.7%

Transaction value to target LTM net income	42.6	x	113.6	x	113.6	x

Transaction value to target projected calendar 2004 net income	21.3	x	66.7	x	59.5	x

Transaction value to target projected calendar 2005 net income	26.2	x	39.9	x	25.2	x

Enterprise value to target LTM revenue	3.1	x	4.6	x	4.6	x

Enterprise value to target projected calendar 2004 revenue	2.7	x	4.1	x	3.9	x

Enterprise value to target projected calendar 2005 revenue	2.4	x	3.4	x	3.1	x

Enterprise value to target LTM EBIT	21.8	x	177.0	x	177.0	x

Enterprise value to target LTM EBIT	17.0	x	60.3	x	53.4	x

Enterprise value to target LTM EBIT	12.8	x	27.4	x	18.4	x

No company, transaction or business used in the “Selected Transaction Analysis,” “Selected Company Analysis” or “Recently Announced Transaction Analysis” as a comparison is identical to us, LeCroy or the merger. Accordingly, an evaluation of the results of these analyses is not entirely mathematical; rather, it involves complex considerations and judgments concerning differences in the financial and operating characteristics and other factors that could affect the acquisition, public trading or other values of the selected companies or selected transactions or the business segment, company or transaction to which they are being compared.

Other Analyses.    In rendering its opinion, Needham & Company considered various other analyses, including a history of trading prices and volumes for our common stock and an analysis of the relative contribution of our company to selected pro forma combined balance sheet and estimated results of operations data.

The summary set forth above does not purport to be a complete description of the analyses performed by Needham & Company in connection with the rendering of its opinion. The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant quantitative and qualitative methods of financial analyses and the application of those methods to the particular circumstances and, therefore, such an opinion is not readily susceptible to summary description. Accordingly, Needham & Company believes that its analyses must be considered as a whole and that selecting portions of its analyses or the factors it considered, without considering all analyses and factors, could create a misleading or incomplete view of the process underlying its opinion. In its analyses, Needham & Company made numerous assumptions with respect to industry performance, general business and economic and other matters, many of which are beyond the control of our company and LeCroy. Any estimates contained in these analyses are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable. Additionally, analyses relating to the values of businesses or assets do not purport to be appraisals or necessarily reflect the prices at which businesses or assets may actually be sold. Accordingly, these analyses and estimates are inherently subject to substantial uncertainty. Needham & Company’s opinion and its related analyses were only one of many factors considered by our board of directors in its evaluation of the proposed merger and should not be viewed as determinative of the views of our board of directors or management with respect to the consideration to be paid to our stockholders or the merger.

Under the terms of our engagement letter with Needham & Company, we have paid or agreed to pay Needham & Company a nonrefundable fee for rendering the Needham & Company opinion and a fee for financial advisory services that we and Needham & Company believe are customary in transactions of this nature. A substantial portion of Needham & Company’s fees, consisting of the fee for financial advisory services, are contingent on the completion of the merger. Under certain circumstances, we have agreed to reimburse Needham & Company for certain of its out-of-pocket expenses, and we have agreed to indemnify Needham & Company against specified liabilities relating to or arising out of services performed by Needham & Company as a financial advisor to us.

Needham & Company is a nationally recognized investment banking firm. As part of its investment banking services, Needham & Company is regularly engaged in the evaluation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of securities, private placements and other purposes. Needham & Company was retained by our board of directors to act as our financial advisor in connection with the merger based on Needham & Company’s experience as a financial advisor in mergers and acquisitions as well as Needham & Company’s familiarity with technology companies. Needham & Company has had no other investment banking relationship with us during the past two years. Needham & Company acted as a managing underwriter for LeCroy’s April 2004 public offering of its common stock. Needham & Company may in the future provide investment banking and financial advisory services to us and LeCroy unrelated to the proposed merger, for which services Needham & Company expects to receive compensation. In the normal course of its business, Needham & Company may actively trade the equity securities of our company or LeCroy for its own account or for the account of its customers and, therefore, may at any time hold a long or short position in these securities.

Treatment of Outstanding CATC Stock Options

Upon completion of the merger, each outstanding vested option with an exercise price of less than $6.00 per share granted under our 2000 Stock Option/Stock Issuance Plan, Special 2000 Stock Option Plan and 2000 Stock Incentive Plan will, each vested outstanding option with an exercise price of less than $6.00 per share granted under our 1994 Stock Option Plan may, in the holder’s discretion, and all outstanding options with an exercise price of less than $6.00 per share held by non-employee directors and granted under the Automatic Director Option Grant Program of our 2000 Stock Incentive Plan will, be cancelled in consideration of payment to the holder thereof in an amount of cash equal to:

•	$6.00 less the exercise price of the option payable upon exercise of the option, multiplied by

•	the number of shares of common stock issuable upon exercise immediately prior to the completion of the merger.

With respect to employees and former employees, the cash payment described above will be treated as wages payable to the holder and therefore will be subject to applicable withholding for income and employment taxes. All outstanding unvested options granted under the 2000 Stock Option/Stock Issuance Plan, Special 2000 Stock Option Plan and 2000 Stock Incentive Plan and all other outstanding options granted under the 1994 Stock

Option Plan to purchase shares of our common stock will be assumed by LeCroy upon the same terms and conditions currently governing such options, including their respective vesting schedules, except that each option will be exercisable for an adjusted number of shares of LeCroy common stock at an adjusted exercise price per share. All outstanding unvested options granted under the Automatic Director Option Grant Program of our 2000 Stock Incentive Plan will become vested options immediately prior to completion of the merger. Each outstanding vested option to purchase our common stock under our 2000 Stock Option/Stock Issuance Plan, Special 2000 Stock Option Plan and 2000 Stock Incentive Plan (including those granted under the Automatic Director Option Grant Program) that has an exercise price of $6.00 or more will be cancelled upon completion of the merger pursuant to the terms of such plans. The foregoing rights of payment and assumption are subject to the holder of the option signing and returning an acknowledgement and acceptance form to LeCroy agreeing to the foregoing treatment of the holder’s options. See the section entitled “The Merger Agreement—Treatment of Outstanding CATC Stock Options” on page 34.

2000 Employee Stock Purchase Plan

Prior to completion of the merger, we have agreed to take all actions necessary:

•	to prevent the commencement of any new offering period or purchase interval under the 2000 Employee Stock Purchase Plan after September 1, 2004; and

•	to shorten any offering period or purchase interval under the 2000 Employee Stock Purchase Plan so that all offering periods and purchase intervals will terminate prior to the completion of the merger.

Each purchase right under the 2000 Employee Stock Purchase Plan to acquire shares of our common stock existing immediately prior to the completion of the merger will be cancelled in consideration of payment to the holder thereof in an amount of cash equal to the excess, if any, of $6.00 per share over the purchase price otherwise payable by the applicable holder to acquire such share immediately prior to the completion of the merger subject to the applicable holder signing and returning an acknowledgement and acceptance form to LeCroy agreeing to the foregoing treatment of the holder’s purchase rights. With respect to employees and former employees, the cash payment will be treated as wages payable to the holder and therefore will be subject to applicable withholding for income and employment taxes.

Interests of CATC’s Directors and Officers in the Merger

In considering the recommendation of our board of directors in favor of and the support of our executive officers for the merger proposal, you should be aware that certain of our directors and executive officers have interests in the merger that may differ from, or be in addition to, their interests as our stockholders generally. The members of our board of directors were aware of these interests and considered them, among other matters, in approving the merger agreement and the merger.

Interests of Certain Directors.    Certain of our directors are also, or are affiliated with certain of, our significant stockholders. Dan Wilnai, Chairman of our board of directors, owns beneficially 3,559,543 shares of our common stock and will receive $21,357,258 upon completion of the merger. Peretz Tzarnotzky, a member of our board of directors and our Executive Vice President of Engineering, owns beneficially 2,022,023 shares of our common stock (plus in-the-money options with a net value of $55,250 as of [October 19, 2004]) and will receive an aggregate of $12,187,388 upon completion of the merger. Philip Pollok, a member of our board of directors, is Senior Vice President and General Manager of the Emerging Businesses Unit of Philips Semiconductors Inc. Philips Semiconductors owns beneficially 1,571,295 shares of our common stock and will receive $9,427,770 upon completion of the merger. By virtue of his relationship with Philips, Mr. Pollok may be deemed to have an interest in the merger and the benefits to be received by Philips.

Employment Arrangements and Severance Benefits.    On August 31, 2004, Dan Wilnai, Chairman of our board of directors, entered into a services agreement with us. Pursuant to the services agreement, Mr. Wilnai will receive compensation at an annualized rate of $30,000 for so long as he continues to serve as Chairman of our board of directors and, upon completion of the merger, he and his spouse will receive certain life-time medical insurance benefits, irrespective of whether he continues to serve on our board of directors. Mr. Wilnai has additionally agreed not to compete with us for a period of twenty-four months after completion of the merger.

On August 31, 2004, Peretz Tzarnotzky, Executive Vice President of Engineering and a member of our board of directors, entered into an at-will employment agreement with us with a term that expires on March 31, 2005, unless sooner terminated by either party. Pursuant to the employment agreement, Mr. Tzarnotzky will receive an annualized base salary of $220,000. If we terminate this agreement or Mr. Tzarnotzky’s employment or if, after March 31, 2005, Mr. Tzarnotsky resigns, we will pay Mr. Tzarnotsky six months of his base salary. If Mr. Tzarnotsky resigns before March 31, 2005, he is not entitled to any additional pay. Upon completion of the merger, Mr. Tzarnotzky, his spouse and his son (while he is a dependent) will receive certain life-time medical insurance benefits. Mr. Tzarnotzky has additionally agreed not to compete with us for a period of twenty-four months after completion of the merger.

On July 22, 2002, Carmine Napolitano, who is currently serving as our President and Chief Executive Officer, entered into an employment agreement with us as our Vice President, Chief Financial Officer and Secretary. Pursuant to the agreement, Mr. Napolitano was granted options to purchase up to 350,000 shares of common stock pursuant to our 2000 Stock Incentive Plan at a per share exercise price of $2.54. Subsequently, Mr. Napolitano was granted options to purchase up to 250,000 shares of common stock pursuant to our 2000 Stock Incentive Plan at a per share exercise price of $4.51 in connection with his promotion to President in November 2003. Thereafter, Mr. Napolitano was granted options to purchase up to an additional 150,000 shares of common stock pursuant to our 2000 Stock Incentive Plan at a per share exercise price of $4.59 in connection with his promotion to Chief Executive Officer in July 2004. In the event Mr. Napolitano elects to terminate his employment for good reason or is terminated other than for cause at any time within 90 days prior to completion of the merger, he will be entitled to severance pay from us in an amount equal to his then current base salary (Mr. Napolitano’s current base salary is $250,000), and 50% of his then unvested shares of the stock option grants described above will become fully vested and exercisable as of the termination date.

On August 14, 2004, Jason LeBeck, our Vice President, Chief Financial Officer and Secretary, entered into an amended and restated employment agreement with us, in accordance with which Mr. LeBeck was granted options to purchase up to 100,000 shares of common stock pursuant to our 2000 Stock Incentive Plan at a per share exercise price of $4.47. In the event Mr. LeBeck is terminated other than for cause within twelve months of the merger, he may be entitled to a lump sum severance payment equal to six months of his then current base salary (Mr. LeBeck’s current base salary is $190,000). The amended and restated employment agreement does not provide for acceleration of Mr. LeBeck’s stock options in connection with the merger.

On April 16, 2002, Kevin Fitzgerald, our Vice President, Sales and Technical Services, entered into an employment agreement with us. In connection with his hiring, Mr. Fitzgerald was granted options to purchase up to 150,000 shares of common stock pursuant to our 2000 Stock Incentive Plan at a per share exercise price of $3.55 and up to 30,000 additional shares of common stock at a per share exercise price equal to the fair market value of the common stock as determined based on the closing selling price per share of common stock on the date of grant by the board of directors after he completes six months of employment. Subsequently, Mr. Fitzgerald was granted options to purchase up to 15,000 and 50,000 shares of common stock pursuant to our 2000 Stock Incentive Plan at a per share exercise price of $2.33 and $4.33, respectively, in connection with certain sales achievements. In the event Mr. Fitzgerald is terminated other than for cause or elects to terminate his employment for good reason within twelve months of the merger, he may be entitled to a lump sum severance payment equal to six months of his then current base salary (Mr. Fitzgerald’s current base salary is $175,000). The employment agreement does not provide for acceleration of Mr. Fitzgerald’s stock options in connection with the merger.

On December 5, 1997, Albert Lee, our Vice President, Operations, entered into an employment agreement with us. In the event Mr. Lee is terminated other than for cause or elects to terminate his employment for good reason within twelve months of the merger, he may be entitled to a lump sum severance payment equal to six months of his base salary (Mr. Lee’s current base salary is $175,000). Mr. Lee has been granted options to purchase up to a total of 302,500 shares of common stock during his tenure with us of which options to purchase 148,103 shares are currently outstanding and exercisable at exercise prices ranging from $.352 to $4.60. The employment agreement does not provide for acceleration of Mr. Lee’s stock options in connection with the merger.

On September 1, 2004, LeCroy entered into an employment agreement with Mr. Napolitano, who will serve as a Vice President of LeCroy and our President, to become effective upon completion of the merger, under which Mr. Napolitano will receive an annual base salary of $250,000 and a restricted stock grant for 50,000 shares of common stock of LeCroy which will vest 100% on the fourth anniversary of the date Mr. Napolitano commences employment. From the completion of the merger until June 30, 2005, he will also be eligible to receive a performance bonus of up to $150,000. If Mr. Napolitano’s employment is terminated for just cause, he will be entitled to receive only that portion of his base salary and bonus that has been earned but is unpaid on the termination date. If his employment is terminated without just cause or for good reason, his stock options and restricted stock awards that would have vested assuming monthly vesting (other than those subject to LeCroy’s standard four-year annual vesting schedule) and all stock options assumed by LeCroy in the merger will vest and become immediately exercisable and he will be entitled to receive that portion of his base salary and bonus that has been earned but is unpaid on the termination date plus one year of base salary and bonus and certain medical insurance benefits equivalent to those received by LeCroy’s most senior employees. If his employment is terminated for any reason other than just cause within 90 days prior to or two years after an acquisition of 50% or more of LeCroy’s voting stock or a sale of all or substantially all of LeCroy’s assets, all of his unvested stock options and restricted stock awards will vest and become immediately exercisable and he will be entitled to receive one and one-half years of base salary and bonus in addition to the medical insurance benefits discussed in the preceding sentence. Mr. Napolitano has additionally agreed not to solicit, retain or employ as a consultant any person employed by LeCroy during the six months prior to his termination.

In addition, we and LeCroy have agreed to use commercially reasonable efforts to cause Messrs. Jason LeBeck, Kevin Fitzgerald, Albert Lee and certain other employees to enter into employment agreements with LeCroy. Under these proposed agreements, if the employment of these executives terminates for good reason or without cause, they may be entitled to receive six or twelve months (depending on the executive) of their respective base salaries and medical, dental and life insurance benefits for the same period. Further, if the officers are terminated without cause following a change of control, 50% or 100% (depending on the executive) of their stock options or restricted stock may become vested and exercisable.

Stock Options.    Certain of our executive officers and directors hold vested and unvested stock options to purchase shares of our common stock. Outstanding options to purchase our common stock held by executive officers will be treated in the same manner as options to purchase our common stock held by our other employees (other than certain stock options issued to Carmine Napolitano which may accelerate upon a change of control as discussed above). All outstanding stock options to purchase shares of our common stock held by non-employee directors and granted under the Automatic Director Option Grant Program of our 2000 Stock Incentive Plan will be cancelled in consideration of payment to the holder thereof in an amount in cash, with respect to each share subject thereto, equal to the excess, if any, of $6.00 over the per share exercise price of such option.

Assuming the merger is completed on [October 19, 2004], immediately prior to that date on October 18, 2004, our executive officers and directors will hold a total of 860,659 options (including options granted under the Director Stock Option Grant Program of our 2000 Stock Incentive Plan) that have exercise prices below $6.00 and that are currently vested or will accelerate upon the completion of the merger and are subject to cancellation in consideration of payment as described above. These executive officers and directors will be entitled to receive an aggregate of approximately $2,193,250.39 for all of their outstanding options assuming that the merger is completed as of October 19, 2004. This amount includes $0 for Dan Wilnai, $55,250.00 for Peretz

Tzarnotzky, $219,562.50 for Roger W. Johnson, $0 for Philip Pollok, $208,750.00 for Andrei Manoliu, $70,500.00 for John Rossi, $686,842.95 for Carmine Napolitano, $90,024.22 for Jason LeBeck, $603,441.98 for Albert Lee and $258,878.74 for Kevin Fitzgerald.

Indemnification and Insurance.    Within 30 days after completion of the merger, LeCroy will purchase, or cause to be purchased, tail insurance coverage for a period of six years after completion of the merger which will cover our directors and officers with respect to acts or omissions occurring on or prior to completion of the merger to the same extent that they were covered as of September 1, 2004 under our existing directors’ and officers’ liability insurance policy. If we complete the merger, LeCroy will (either directly or through a designated agent) indemnify, hold harmless and advance expenses to our present and former officers, directors and employees with respect to acts or omissions occurring prior to the completion of the merger to the extent provided under our charter, bylaws or any indemnification agreement.

Stockholder Voting Agreements

As an inducement to LeCroy to enter into the merger agreement, two of our directors, Messrs. Wilnai and Tzarnotzky (and certain trusts of these directors) (each, a “Stockholder”) entered into stockholder voting agreements with LeCroy and Cobalt on September 1, 2004. The following is a summary of the material terms of the stockholder voting agreements, a form of which is attached as Appendix D to this document. This summary is qualified in its entirety by reference to the full text of the form of stockholder voting agreement, which is incorporated by reference herein. We urge you to read the form of stockholder voting agreement carefully and in its entirety for a more complete description of the matters summarized below.

Pursuant to the stockholder voting agreements, the Stockholders have agreed that until the earliest of (1) the completion of the merger, (2) the date, if any, on which the parties, by mutual written consent, agree to terminate the stockholder voting agreement, or (3) the due termination of the merger agreement in accordance with its express terms (the “Stockholder Voting Agreement Expiration Date”), the Stockholders will vote, or cause to be voted, their shares in favor of the merger agreement, the merger and the transactions contemplated by the merger agreement, and against any action or agreement that would impede, interfere with, delay or adversely affect the merger, including, but not limited to, any agreement or arrangement related to a Competing Transaction. As of the record date, the Stockholders own an aggregate of 5,581,566 shares representing [28.4%] of our outstanding common stock.

To secure their obligations under the stockholder voting agreements, the Stockholders have granted irrevocable proxies to LeCroy and Cobalt and their officers to vote the Stockholders shares as indicated in the preceding paragraph. The proxies will terminate upon the Stockholder Voting Agreement Expiration Date.

Each Stockholder also has agreed that the Stockholder will not:

•	sell, pledge or otherwise dispose of any of its shares to any person, other than LeCroy or Cobalt, except for purposes of estate planning in which case such transferee must agree to hold the shares pursuant to the terms and conditions of the stockholder voting agreement;

•	enter into any other voting arrangement;

•	take any other action that would restrict, limit or interfere with the performance of such Stockholder’s obligations under the stockholder voting agreement;

•	exercise any rights of appraisal or dissent in connection with the merger; and

•	cause or authorize its affiliates, agents or representatives to take any actions prohibited by the non-solicitation provisions of the merger agreement.

The stockholder voting agreements do not limit or affect any action or inaction by any Stockholder solely acting in such person’s capacity as our director or fiduciary, and no Stockholder is to have any liability to LeCroy or Cobalt under the stockholder voting agreements as a result of any action or inaction by such Stockholder solely acting in such person’s capacity as our director or fiduciary.

Material United States Federal Income Tax Consequences

The following is a summary of United States federal income tax consequences of the merger relevant to beneficial holders of our common stock. The discussion is for general information only and does not purport to consider all aspects of federal income taxation that might be relevant to specific beneficial holders of our common stock. The discussion is based on current provisions of the Internal Revenue Code of 1986, as amended, existing, proposed and temporary regulations promulgated thereunder, rulings, administrative pronouncements and judicial decisions, changes to which could materially affect the tax consequences described in this proxy statement and could be made on a retroactive basis. The discussion applies only to beneficial holders of our common stock in whose hands shares are capital assets and may not apply to beneficial holders who acquired their shares pursuant to the exercise of employee stock options or other compensation arrangements with us or hold their shares as part of a hedge, straddle or conversion transaction or who are subject to special tax treatment under the Code (such as dealers in securities, insurance companies, other financial institutions, regulated investment companies, tax-exempt entities, S corporations and taxpayers subject to the alternative minimum tax). In addition, this discussion does not discuss the federal income tax consequences to a beneficial holder of our common stock who, for United States federal income tax purposes, is a non-resident alien individual, a foreign corporation, a foreign partnership or a foreign estate or trust, nor does it consider the effect of any state, local or foreign tax laws.

The receipt of cash for our common stock pursuant to the merger will be a taxable transaction for United States federal income tax purposes. In general, a beneficial holder who receives cash in exchange for shares pursuant to the merger will recognize gain or loss for federal income tax purposes equal to the difference, if any, between the amount of cash received and the beneficial holder’s adjusted tax basis in the shares surrendered for cash pursuant to the merger. Gain or loss will be determined separately for each block of shares (i.e., shares acquired at the same cost in a single transaction) surrendered for cash pursuant to the merger. Such gain or loss will be capital gain or loss, and will be long-term capital gain or loss if the beneficial holder’s holding period for such shares is more than one year at the time of completion of the merger.

Backup withholding at a 28% rate may apply to cash payments a beneficial holder of shares receives pursuant to the merger. Backup withholding generally will apply only if the beneficial holder fails to furnish a correct taxpayer identification number, or otherwise fails to comply with applicable backup withholding rules and certification requirements. Each beneficial holder should complete and sign the substitute Form W-9 that will be part of the letter of transmittal to be returned to the exchange agent in order to provide the information and certification necessary to avoid backup withholding, unless an applicable exemption exists and is otherwise proved in a manner acceptable to the exchange agent. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be allowable as a refund or credit against a beneficial holder’s United States federal income tax liability, provided the required information is furnished to the Internal Revenue Service.

Because individual circumstances may differ, each beneficial holder of shares is urged to consult their own tax advisor as to their particular tax consequences concerning the merger, including the application and effect of state, local, foreign and other tax laws.

Regulatory Filings and Approvals

The completion of the merger is subject to the antitrust laws of the United States.

Under the Hart-Scott-Rodino Act, LeCroy and we are prohibited from completing the merger until:

•	notifications are given to the Federal Trade Commission and the Antitrust Division;

•	information is furnished to the Federal Trade Commission and the Antitrust Division; and

•	specified waiting period requirements are satisfied or terminated by the Federal Trade Commission and the Antitrust Division.

On                     , 2004, in connection with the merger, LeCroy and we each filed a Pre-Merger Notification and Report Form under the Hart-Scott-Rodino Act with the Federal Trade Commission and the Antitrust Division. The waiting period under the Hart-Scott-Rodino Act relating to the merger will expire on                     , 2004, unless early termination of the waiting period is granted or such authorities require additional information or documents with respect to the proposed merger. In practice, complying with a request for additional information or material can take a significant amount of time. In addition, if the Antitrust Division or the Federal Trade Commission raises substantive issues in connection with a proposed transaction, the parties may engage in negotiations with the relevant governmental agency concerning possible means of addressing those issues and may agree to delay completion of the transaction while such negotiations continue.

Even after the waiting period under the Hart-Scott-Rodino Act expires, at any time before or after the merger, the Antitrust Division or the Federal Trade Commission could, among other things, seek to enjoin the completion of the merger or seek the divestiture of substantial assets of LeCroy or us. At any time before or after completion of the merger and notwithstanding that the Hart-Scott-Rodino waiting period may have expired, any state could seek to take similar action under its applicable antitrust laws. Private parties may also seek to take legal action under the antitrust laws under certain circumstances. Although LeCroy and we believe that the merger can be effected in compliance with federal and state antitrust laws, there is no assurance that a challenge to the merger on antitrust grounds will not be made or, if a challenge is made, that it would not be successful.

Appraisal Rights

Under Delaware law, if you do not wish to accept the cash payment provided for in the merger agreement, you have the right to dissent from the merger and to receive payment in cash for the fair value of your shares of our common stock. Our stockholders electing to exercise appraisal rights must comply with the provisions of Section 262 of the Delaware General Corporation Law in order to perfect their rights. We will require strict compliance with the statutory procedures.

The following is intended as a brief summary of the material provisions of the Delaware statutory procedures which must be followed in order to dissent from the merger and perfect appraisal rights. This summary, however, is not a complete statement of all applicable requirements and is qualified in its entirety by reference to Section 262 of the Delaware General Corporation Law, the full text of which appears in Appendix C of this proxy statement.

Section 262 requires that stockholders be notified that appraisal rights will be available not less than 20 days before the Special Meeting to vote on the merger. A copy of Section 262 must be included with such notice. This proxy statement constitutes notice to our stockholders of the availability of appraisal rights in connection with the merger in compliance with the requirements of Section 262. If you wish to consider exercising your appraisal rights, you should carefully review the text of Section 262 contained in Appendix C. Failure to timely and properly comply with the requirements of Section 262 will result in the loss of your appraisal rights under Delaware law.

If you elect to demand appraisal of your shares, you must satisfy each of the following conditions:

•	You must deliver to us a written demand for appraisal of your shares before the vote with respect to the merger is taken. This written demand for appraisal must be in addition to, and separate from, any proxy or vote abstaining from or voting against approval and adoption of the merger agreement and approval of the merger. Voting against or failing to vote for approval and adoption of the merger agreement and approval of the merger by itself does not constitute a demand for appraisal within the meaning of Section 262.

•	You must not vote in favor of approval and adoption of the merger agreement and approval of the merger. A vote in favor of the approval and adoption of the merger agreement and approval of the merger, by proxy or in person, will constitute a waiver of your appraisal rights with respect to the shares so voted and will nullify any previously filed written demands for appraisal.

If you fail to comply with either of these conditions and we complete the merger, you will be entitled to receive the cash payment for your shares of our common stock as provided for in the merger agreement, and you will have no appraisal rights with respect to your shares of our common stock.

All demands for appraisal should be addressed to our Corporate Secretary at 3385 Scott Boulevard, Santa Clara, California 95054, before the vote on the merger is taken at the Special Meeting, and should be executed by, or on behalf of, the record holder of the shares of our common stock. The demand must reasonably inform us of the identity of the stockholder and the intention of the stockholder to demand appraisal of his, her or its shares.

To be effective, a demand for appraisal by a holder of our common stock must be made by, or in the name of, such registered stockholder and cannot be made by the beneficial owner if he or she does not also hold the shares of record. The beneficial holder must, in such cases, have the registered stockholder submit the required demand in respect of those shares.

If shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of a demand for appraisal should be made in that capacity; and if the shares are owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand should be executed by or for all joint owners. An authorized agent, including an authorized agent for two or more joint owners, may execute the demand for appraisal for a stockholder of record; however, the agent must identify the record owner or owners and expressly disclose the fact that, in executing the demand, he or she is acting as agent for the record owner. A record owner, such as a broker, who holds shares as a nominee for others, may exercise his or her right of appraisal with respect to the shares held for one or more beneficial owners, while not exercising this right for other beneficial owners. In that case, the written demand should state the number of shares as to which appraisal is sought. Where no number of shares is expressly mentioned, the demand will be presumed to cover all shares held in the name of the record owner.

If you hold your shares of our common stock in a brokerage account or in other nominee form and you wish to exercise appraisal rights, you should consult with your broker or the other nominee to determine the appropriate procedures for making a demand for appraisal by the nominee.

Within 10 days after completion of the merger, the surviving corporation must give written notice that the merger has become effective to each stockholder who has properly filed a written demand for appraisal and who did not vote in favor of the merger. At any time within 60 days after completion of the merger, any stockholder who has demanded an appraisal has the right to withdraw the demand and to accept the cash payment specified by the merger agreement for his or her shares of our common stock. Within 120 days after completion of the merger, either the surviving corporation or any stockholder who has complied with the requirements of Section 262 may file a petition in the Delaware Court of Chancery demanding a determination of the fair value of the shares held by all stockholders entitled to appraisal. The surviving corporation has no obligation to file such a petition in the event there are dissenting stockholders. Accordingly, the failure of a stockholder to file such a petition within the period specified could nullify the stockholder’s previously written demand for appraisal.

If a petition for appraisal is duly filed by a stockholder and a copy of the petition is delivered to the surviving corporation, the surviving corporation will then be obligated, within 20 days after receiving service of a copy of the petition, to provide the Chancery Court with a duly verified list containing the names and addresses of all stockholders who have demanded an appraisal of their shares. After notice to dissenting stockholders, the Chancery Court is empowered to conduct a hearing upon the petition, and to determine those stockholders who have complied with Section 262 and who have become entitled to the appraisal rights provided thereby. The Chancery Court may require the stockholders who have demanded appraisal of their shares to submit their stock certificates to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with that direction, the Chancery Court may dismiss the proceedings as to that stockholder.

After determination of which stockholders are entitled to appraisal of their shares of our common stock, the Chancery Court will appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger, together with a fair rate of interest. When the value is determined, the Chancery Court will direct the payment of such value, with interest thereon accrued during the pendency of the proceeding, if the Chancery Court so determines, to the stockholders entitled to receive the same, upon surrender by such holders of the certificates representing those shares.

In determining fair value, the Chancery Court is required to take into account all relevant factors. You should be aware that the fair value of your shares as determined under Section 262 could be more, the same, or less than the value that you are entitled to receive under the terms of the merger agreement.

Costs of the appraisal proceeding may be imposed upon the surviving corporation and the stockholders participating in the appraisal proceeding by the Chancery Court as the Chancery Court deems equitable in the circumstances. Upon the application of a stockholder, the Chancery Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including reasonable attorneys’ fees and the fees and expenses of experts, to be charged pro rata against the value of all shares entitled to appraisal. Any stockholder who demands appraisal rights will not, after completion of the merger, be entitled to vote shares subject to that demand for any purpose or to receive payments of dividends or any other distribution with respect to those shares, other than with respect to payment as of a record date prior to the completion of the merger. However, if no petition for appraisal is filed within 120 days after completion of the merger, or if the stockholder delivers a written withdrawal of his or her demand for appraisal and an acceptance of the terms of the merger within 60 days after completion of the merger, then the right of that stockholder to appraisal will cease and that stockholder will be entitled to receive the cash payment for shares of his, her or its shares of CATC common stock pursuant to the merger agreement. Any withdrawal of a demand for appraisal made more than 60 days after completion of the merger may only be made with the written approval of the surviving corporation and must, to be effective, be made within 120 days after completion of the merger.

In view of the complexity of Section 262, stockholders who wish to dissent from the merger and pursue appraisal rights should consult their own legal advisors.

Delisting and Deregistration of CATC Stock after the Merger

If the merger is completed, our common stock will be delisted from the Nasdaq National Market and will be deregistered under the Securities Exchange Act of 1934.

THE MERGER AGREEMENT

This section of the proxy statement describes selected portions of the merger agreement. While we believe that the description covers the material terms of the merger agreement, this summary may not contain all of the information that is important to you. The merger agreement is attached to this document as Appendix A and we urge you to carefully read the merger agreement in its entirety.

The Merger and Merger Consideration

The merger agreement provides for the acquisition to be effected through a merger of Cobalt, a newly formed and wholly owned subsidiary of LeCroy, with and into CATC. As a result of the merger, Cobalt will cease to exist, and CATC will survive the merger and will become a wholly owned subsidiary of LeCroy. The merger will be completed when all of the conditions to completion of the merger are satisfied or waived, and will become effective upon the filing of a certificate of merger with the Secretary of State of the State of Delaware.

Upon completion of the merger, each share of our common stock outstanding immediately prior to the effective time of the merger, other than shares held by stockholders who properly exercise and perfect their appraisal rights, will be converted into the right to receive $6.00 in cash, without interest and less applicable withholding taxes. Upon completion of the merger, all outstanding shares of our common stock will automatically be cancelled and no shares will remain outstanding.

Exchange Procedures

LeCroy has appointed The Bank of New York as the exchange agent for the purpose of exchanging stock certificates representing shares of our common stock outstanding immediately prior to the effective time of the merger for the cash consideration. LeCroy will deposit or cause to be deposited with the exchange agent sufficient funds to pay the aggregate merger consideration to our stockholders.

As promptly as practicable after completion of the merger, the exchange agent will mail to each former holder of record of our common stock a letter with instructions on how to exchange stock certificates for the cash merger consideration. If you hold uncertificated shares representing outstanding shares of our common stock immediately prior to the merger, please follow the instructions regarding book-entry transfer of your uncertificated shares.

Please do not send in your stock certificates until you receive the letter of transmittal and instructions from the exchange agent. Do not return your CATC stock certificates with the enclosed proxy card. If your shares of our common stock are held through a broker, your broker will surrender your shares for cancellation.

After you mail the letter of transmittal, duly executed and completed in accordance with our instructions, and your stock certificates to the exchange agent, the exchange agent will mail a check to you. The stock certificates you surrender will be canceled. In the case of uncertificated shares, the exchange agent will mail a check to you after you mail the letter of transmittal, transfer your uncertificated shares to the exchange agent and provide customary evidence that the uncertificated shares have been transferred as required by the instructions from the exchange agent. Upon completion of the merger, there will be no further transfers of our common stock, and stock certificates presented for transfer after completion of the merger will be canceled and exchanged for the cash merger consideration. If payment is to be made to a person other than the registered holder of the shares of our common stock, the certificate surrendered must be properly endorsed or otherwise in proper form for transfer and any transfer or other taxes must be paid by the person requesting the payment or that person must establish to the exchange agent’s satisfaction that such tax has been paid or is not payable.

If your CATC stock certificates have been lost, stolen or destroyed, upon making an affidavit of that fact, and if required by LeCroy or the exchange agent, posting a bond in a reasonable amount as LeCroy or the exchange agent may direct as indemnity against any claim with respect to the certificates, the exchange agent will deliver in exchange for your lost, stolen, or destroyed stock certificates the appropriate portion of the merger consideration.

Treatment of Outstanding CATC Stock Options

Upon completion of the merger, each outstanding vested option with an exercise price of less than $6.00 per share granted under our 2000 Stock Option/Stock Issuance Plan, Special 2000 Stock Option Plan and 2000 Stock Incentive Plan will, each outstanding vested option with an exercise price of less than $6.00 per share granted under our 1994 Stock Option Plan may, at the holder’s discretion, and all outstanding stock options with an exercise price of less than $6.00 per share held by non-employee directors and granted under the Automatic Director Option Grant Program of our 2000 Stock Incentive Plan will, be cancelled in consideration of payment to the holder thereof in an amount of cash equal to:

•	$6.00 less the exercise price of the option payable upon exercise of the option, multiplied by

•	the number of shares of common stock issuable upon exercise immediately prior to the completion of the merger.

With respect to employees and former employees, the cash payment described above will be treated as wages payable to the holder and therefore will be subject to withholding for applicable income and employment taxes. All outstanding unvested options granted under the 2000 Stock Option/Stock Issuance Plan, Special 2000 Stock Option Plan and 2000 Stock Incentive Plan and all other outstanding options granted under the 1994 Stock Option Plan to purchase shares of our common stock will be assumed by LeCroy upon the same terms and conditions currently governing such options, including their respective vesting schedules, except that each option will be exercisable for an adjusted number of shares of LeCroy common stock at an adjusted exercise price per share as follows:

•	the number of shares of LeCroy common stock subject to each stock option will be equal to the number of shares subject to such stock option multiplied by the quotient obtained by dividing $6.00 by the average closing prices of LeCroy common stock for the five trading days prior to completion of the merger (the “Conversion Ratio”), rounded down to the nearest whole share; and

•	the exercise price per share of LeCroy common stock for each stock option will be equal to the exercise price per share of our common stock prior to the completion of the merger, divided by the Conversion Ratio, rounded up to the nearest whole cent.

All outstanding unvested options granted under the Automatic Director Option Grant Program of our 2000 Stock Incentive Plan will become vested options immediately prior to completion of the merger. Each outstanding vested option to purchase our common stock under our 2000 Stock Option/Stock Issuance Plan, Special 2000 Stock Option Plan and 2000 Stock Incentive Plan (including those granted under the Automatic Director Option Grant Program) that has an exercise price of $6.00 or more will be cancelled upon completion of the merger pursuant to the terms of such plans.

Under the merger agreement, LeCroy is required to use commercially reasonable efforts to file a registration statement on Form S-8 within 15 business days after completion of the merger to register shares of LeCroy common stock to be issued upon exercise of the stock options assumed by LeCroy. LeCroy has agreed to use commercially reasonable efforts to cause the registration statement to remain effective until the exercise or expiration of the stock options being assumed by LeCroy.

No payment will be made to any holder of a CATC option that is to be cancelled in consideration of the payment described above and no CATC option will be assumed by LeCroy as contemplated above unless that holder delivers a signed acknowledgment and acceptance form to LeCroy that all of his or her outstanding options are to be cancelled in consideration of the payment described above or assumed at the completion of the merger and waiving all of his or her rights to receive payments or other replacement options with respect to those options. Until LeCroy has obtained an executed acknowledgement and acceptance form from an option holder, the CATC option held by such holder shall constitute solely the right to receive payments and replacement options, as applicable. We will use commercially reasonable efforts to obtain executed acknowledgement and acceptance forms from each option holder prior to the completion of the merger.

2000 Employee Stock Purchase Plan

Prior to completion of the merger, we have agreed to take all actions necessary:

•	to prevent the commencement of any new offering period or purchase interval under the 2000 Employee Stock Purchase Plan after September 1, 2004; and

•	to shorten any offering period or purchase interval under the 2000 Employee Stock Purchase Plan so that all offering periods and purchase intervals will terminate prior to the completion of the merger.

Each purchase right under the 2000 Employee Stock Purchase Plan to acquire shares of our common stock existing immediately prior to the completion of the merger will be cancelled in consideration of payment to the holder thereof in an amount of cash equal to the excess, if any, of $6.00 per share over the purchase price otherwise payable by the applicable holder to acquire such share immediately prior to the completion of the merger. With respect to employees and former employees, the cash payment will be treated as wages payable to the holder and therefore will be subject to withholding for applicable income and employment taxes.

No payment will be made to any participant in our 2000 Employee Stock Purchase Plan as contemplated above unless that participant delivers a signed acknowledgment and acceptance form to LeCroy acknowledging that all of his or her purchase rights are to be cancelled in consideration of payment as contemplated above at the completion of the merger. We will use commercially reasonable efforts to obtain executed acknowledgement and acceptance forms from each participant in our 2000 Employee Stock Purchase Plan prior to the completion of the merger. As of September     , 2004, 400,498 shares of our common stock were reserved and eligible for future issuance pursuant to the 2000 Employee Stock Purchase Plan.

Representations and Warranties of CATC

The merger agreement contains customary representations and warranties of each party to the agreement. These representations and warranties will expire upon completion of the merger. The accuracy in all material respects of the representations and warranties made by a party upon execution of the merger agreement and at closing, subject to certain limitations, is a condition to the other party’s obligation to complete the merger.

The merger agreement contains various representations and warranties about us, including with respect to:

•	our organization, corporate powers and qualifications;

•	our certificate of incorporation and by-laws;

•	our capitalization;

•	the due and valid authorization of the execution and delivery of the merger agreement and the completion of the transactions contemplated thereby by all necessary corporate action on our part;

•	the absence of conflicts, violations or breaches of law or agreements resulting from the execution, delivery and performance by us of the merger agreement;

•	our possession of necessary permits and our compliance with such permits and applicable law;

•	the timeliness and accuracy of documents filed by us with the SEC;

•	our consolidated financial statements and our financial condition and the absence of material undisclosed liabilities;

•	the absence of any untrue statements of material facts or omissions in our proxy statement;

•	the absence of certain changes or events since December 31, 2003;

•	the absence of certain litigation involving us;

•	our employee benefit plans;

•	certain labor matters;

•	real and personal property owned or leased by us;

•	our intellectual property rights;

•	tax matters;

•	absence of environmental issues;

•	certain material contracts to which we or any of our subsidiaries is a party;

•	the opinion received by our board of directors from Needham & Company, our financial advisor;

•	the approval and recommendation of the merger agreement and the merger by our board of directors;

•	the absence of brokerage or finders’ fees or commissions payable in connection with the merger agreement and the transactions contemplated thereby (other than with respect to fees payable to Needham & Company);

•	certain of our customers;

•	certain of our suppliers;

•	our compliance with the U.S. Foreign Corrupt Practices Act;

•	the applicability of any state anti-takeover statute or similar charter or by-law provision; and

•	our insurance policies.

These representations and warranties are complicated and not easily summarized. We urge you to read the section of the merger agreement entitled “Representation and Warranties of the Company” carefully.

Representations and Warranties of LeCroy and Cobalt Acquisition

The merger agreement contains customary representations and warranties of LeCroy and Cobalt, including with respect to:

•	organization, corporate powers and qualifications;

•	their certificates of incorporation and by-laws;

•	the due and valid authorization of the execution and delivery of the merger agreement and the completion of the transactions contemplated thereby by all necessary corporate action on the parts of LeCroy and Cobalt;

•	the absence of conflicts, violations or breaches of law or agreements resulting from the execution, delivery and performance by LeCroy and Cobalt of the merger agreement;

•	the absence of certain litigation involving LeCroy;

•	the absence of any untrue statements or omissions of material facts in the information supplied by LeCroy and Cobalt to be included in our proxy statement;

•	the absence of brokerage or finders’ fees or commissions payable in connection with the merger agreement and the transactions contemplated thereby (other than with respect to fees payable to BNY Capital Markets, Inc.);

•	the approval and recommendation of the merger agreement and merger by the board of directors of LeCroy; and

•	LeCroy’s ability to fund the merger.

Conduct of Business Pending the Merger

During the period from September 1, 2004 until completion of the merger, we have agreed that, without LeCroy’s prior written consent (which cannot be unreasonably withheld), we will conduct our business only in the ordinary course of business and in a manner consistent with past practice and we will use our commercially reasonable efforts to preserve intact our business organization, to keep available the services of our current officers, employees and consultants and to preserve our current relationships with customers, suppliers and other persons with which we have business relations.

In addition, we have agreed that neither we nor any of our subsidiaries may, without LeCroy’s prior written consent (which cannot be unreasonably withheld) and subject to certain agreed-upon exceptions:

•	amend our charter or bylaws;

•	issue, sell, pledge, dispose of, grant or encumber any stock of any class or any stock equivalents of us or any of our subsidiaries (except for the issuance of our common stock pursuant to outstanding stock options);

•	transfer, lease, license, sell, mortgage, pledge, dispose of or encumber any of our assets, except for sales of finished goods in the ordinary course of business and in a manner consistent with past practice;

•	declare, set aside, make or pay any dividend or other distribution with respect to any of our capital stock;

•	reclassify, combine, split or subdivide, or redeem, purchase or otherwise acquire, directly or indirectly, any of our capital stock;

•	merge with or acquire any other company or assets outside the ordinary course of business;

•	incur any indebtedness for borrowed money, issue any debt securities or make any loans or advances, except in the ordinary course of business to vendors and/or employees and consistent with past practice;

•	authorize any single capital expenditure in excess of $25,000 or capital expenditures, in the aggregate, in excess of $200,000 for us and our subsidiaries taken as a whole;

•	enter into or amend in any respect any material contract or any contract, agreement, commitment or arrangement with respect to any matters described in the three bullet points immediately above;

•	hire any employee or increase (except salary increases in the ordinary course of business and consistent with past practices) compensation to officers, employees generally or employees with an annual salary in excess of $150,000, grant any bonus, severance, or termination pay to, enter into any employment or severance agreement with or otherwise establish or amend any benefits to any director, officer or other employee of us or any of our subsidiaries;

•	take any action, other than reasonable and usual actions in the ordinary course of business and consistent with past practice, with respect to accounting policies or procedures (including, without limitation, procedures with respect to the payment of accounts payable and the collection of accounts receivable);

•	pay, discharge or satisfy any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise) other than in the ordinary course of business and consistent with past practice and to the extent such liability is reflected or reserved against in our December 31, 2003 balance sheet or subsequently incurred in the ordinary course of business and consistent with past practice;

•	fail to comply in all material respects with applicable laws;

•	fail to pay and discharge any taxes upon us or any of our subsidiaries or against any of our properties or assets when due and before penalties accrue, except those being contested in good faith and by appropriate proceedings;

•	fail to perform any of our material obligations under any of the material contracts or modify or terminate any of the material contracts; or

•	settle or compromise any material claim or litigation.

These covenants are complicated and not easily summarized. We urge you to read the section of the merger agreement entitled “Conduct of Business Pending the Effective Time” carefully.

No Solicitation

We have agreed that neither we nor any officer, director, employee, stockholder, investment banker, financial advisor, agent or attorney acting on our behalf or direction, shall, directly or indirectly:

•	initiate, solicit or knowingly encourage (including by way of furnishing non-public information or assistance) or take any other action knowingly to facilitate any inquiries about, or the making of any proposal that we enter into, any Competing Transaction;

•	enter into, maintain, have discussions or negotiate with any person to further any inquiries or to obtain or seek to obtain a Competing Transaction;

•	agree to, recommend or endorse any Competing Transaction;

•	withdraw or modify, or propose publicly to withdraw or modify, the recommendation of our board of directors that our stockholders approve and adopt the merger agreement and the merger; or

•	authorize or permit any person to take any such action.

We will notify LeCroy orally within one calendar day and in writing as promptly as practicable after receipt by us or any of our officers or directors or any investment banker, financial advisor, agent or attorney retained by us, of any inquiry concerning, or proposal for, a Competing Transaction, or of any request for non-public information relating to us either in connection with such an inquiry or proposal or when the request for non-public information could reasonably be expected to lead to such a proposal.

Nothing, however, will prevent our board of directors from, prior to completion of the merger, furnishing information to, or entering into discussions or negotiations with, any person that makes an unsolicited, bona fide proposal for a Competing Transaction, if:

•	our board of directors, after consultation with independent legal counsel, determines in good faith that failure to take such action would constitute a breach of our fiduciary duties to our stockholders under applicable law; and

•	with respect to entering into such discussions or negotiations, our board of directors, based on the advice of our financial advisors, determines in good faith that the proposed Competing Transaction is or is reasonably likely to be more favorable to our stockholders, from a financial point of view, than the merger with LeCroy.

If the board of directors makes the determinations in the preceding sentence after consulting with our financial and legal advisors, the board of directors may withdraw or modify its recommendation that our stockholders approve and adopt the merger agreement and the merger. Before furnishing information to, or entering into discussions or negotiations with, any person making an unsolicited, bona fide proposal for a Competing Transaction pursuant to a determination by our board of directors as discussed above, we must provide LeCroy two business days prior written notice (including the identity of the person making the proposal and the terms and conditions of the proposal). Furthermore, we must enter into a confidentiality agreement with such person on terms no less favorable to us than those contained in the confidentiality and non-circumvention agreement between us and LeCroy effective as of May 12, 2004.

A “Competing Transaction” means:

•	any merger, consolidation, liquidation, share exchange, recapitalization or similar transaction involving us;

•	any sale, lease, mortgage, pledge, exchange or other disposition representing more than 15% of our assets, in a single transaction or in a series of transactions;

•	any tender offer or exchange offer for more than 15% of our common stock or the filing of a registration statement under the Securities Act of 1933 in connection with such tender offer or exchange offer;

•	any person having acquired beneficial ownership of more than 15% of our common stock or a “group” (as defined under Section 13(d) of the Securities Exchange Act of 1934) having been formed which beneficially owns or has the right to acquire beneficial ownership of more than 15% of our common stock; or

•	any public announcement of a proposal, plan or intention to do any of the foregoing or any agreement to engage in any of the foregoing.

For a Competing Transaction to be more favorable to our stockholders, it must be a bona fide proposal made by a third party to acquire for consideration consisting solely of cash and/or equity securities, more than 50% percent of the voting power of our common stock, or all, or substantially all, of our assets and for which financing is then committed or which, in the good faith, reasonable judgment of our board of directors, is capable of being obtained by such third party.

Additional Agreements

LeCroy and we have also agreed to perform certain covenants subject to the conditions and exceptions in the merger agreement including that:

•	we will call and convene a Special Meeting of our stockholders for the purpose of considering and voting upon the approval of the merger agreement, the merger and related matters as promptly as possible unless the merger agreement is terminated by us or LeCroy, e.g., where our board of directors withdraws its approval or recommendation of the merger agreement or the merger (see “The Merger Agreement—Termination”);

•	each of us and LeCroy will use its commercially reasonable efforts to (1) take all actions and do all things necessary, proper or advisable under applicable law or otherwise to complete the merger as promptly as practicable, (2) obtain in a timely manner all required governmental consents, approvals or authorizations for the merger and (3) make all necessary filings as promptly as practicable with respect to the merger, including, without limitation, those required by the Securities and Exchange Commission, federal antitrust laws and any other applicable law;

•	each party to the merger agreement will (1) use its commercially reasonable efforts to prevent the entry of any permanent or preliminary injunction or other order under any antitrust law by any governmental authority or any other party that would make completion of the merger unlawful or would prevent or delay the merger and (2) take promptly, in the event that such an injunction or order has been issued, all steps necessary to make an appeal of the injunction or order except that LeCroy and Cobalt, together shall not be required to make more than one appeal;

•	LeCroy and we will use our commercially reasonable efforts to obtain any third-party consents or waivers required for completion of the merger;

•	each party will promptly notify the other of (1) the occurrence or non-occurrence of any event which would likely cause any representation or warranty in the merger agreement to be inaccurate or any failure by that party to comply with or satisfy any condition to the obligations of that party to effect the merger or (2) the failure of LeCroy or us to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied which would be likely to result in any of the conditions to the obligations of such party to effect the merger not to be satisfied;

•	we will provide LeCroy and its representatives, upon reasonable notice and subject to restrictions contained in confidentiality agreements to which we are subject (from which we will use our reasonable best efforts to be released), full access to all information and documents which LeCroy reasonably requests regarding our financial condition, business, assets, liabilities, employees and other aspects, other than information and documents that in the opinion of our counsel may not be disclosed under applicable law;

•	within 30 days after completion of the merger, LeCroy will cause the surviving corporation to purchase tail insurance coverage for a period of six years after completion of the merger which will cover our directors and officers to the same extent they were covered as of September 1, 2004 under our existing directors’ and officers’ liability insurance policy with respect to acts or omissions occurring on or prior to the completion of the merger;

•	each party will promptly notify the other party in writing of any pending or threatened action, proceeding or investigation by a government authority or any other person known to it (1) challenging or seeking material damages in connection with the merger or (2) seeking to delay, restrain or prohibit the completion of the merger or limit LeCroy’s right to own or operate any portion of our business or assets which would have a material adverse effect on us or LeCroy;

•	if we complete the merger, LeCroy will cause the surviving corporation to indemnify, hold harmless and advance expenses to the present and former officers, directors and employees with respect to acts or omissions occurring prior to the completion of the merger to the extent provided under our charter or bylaws and under any indemnification agreements;

•	each party will consult with the other before issuing any press release or otherwise making any public statements with respect to the merger and will not issue any such press release or public statement prior to such consultation, except as required by applicable law;

•	we will use our reasonable best efforts to defend any stockholder litigation or claims against us and our directors and/or officers relating to the merger (including any derivative claims) and will give LeCroy the opportunity to participate in, at LeCroy’s expense, and will actively cooperate with LeCroy in, the defense or settlement of any such litigation or claims;

•	we will take all actions necessary or appropriate in the reasonable opinion of LeCroy (1) to amend our stock option plans to transfer all of our rights and responsibilities thereunder to LeCroy for purposes of administering any assumed options, (2) to provide that any further awards under our stock option plans be granted in respect of LeCroy common stock and (3) to adjust any share number appearing in our stock option plans on the basis of the Conversion Ratio discussed above;

•	we will take all action necessary or appropriate in the reasonable opinion of LeCroy to terminate our employee stock purchase plan and our stock option plans other than our 2000 Stock Option Plan and our 1994 Stock Option Plan;

•	LeCroy will have entered into an employment agreement with Mr. Napolitano as of September 1, 2004 which will automatically become effective when the merger is completed;

•	we will have entered into a services agreement with Mr. Wilnai and an employment agreement with Mr. Tzarnotzky as of August 31, 2004 with non-compete provisions which will automatically become effective upon completion of the merger; and

•	LeCroy and we will use our commercially reasonable efforts to have LeCroy enter into employment agreements with Messrs. Fitzgerald, LeBeck, Lee and certain other employees.

Conditions to Completion of the Merger

LeCroy and CATC.    LeCroy’s and our obligations to effect the merger are subject to the satisfaction or waiver of various conditions, including the following:

•	the holders of a majority of the outstanding shares of our common stock must have voted in favor of adopting the merger agreement and approving the merger,

•	the waiting period under the Hart-Scott-Rodino Act must have expired or been terminated; and

•	all required governmental authorizations, consents and approvals must have been obtained.

CATC.    Our obligations to effect the merger are further subject to the fulfillment of the following conditions, any of which may be waived in whole or part by us:

•	the representations and warranties of LeCroy in the merger agreement must be true and correct in all material respects;

•	LeCroy and Cobalt must have performed or complied with in all material respects with all covenants and obligations required to be performed by them under the merger agreement at or prior to completion of the merger; and

•	no order, judgment, decree, injunction or ruling will restrain, enjoin or otherwise prohibit the completion of the merger and no statute, rule or regulation will have been enacted, promulgated or deemed applicable to the merger by a governmental authority which prevents completion of the merger or makes the merger illegal.

LeCroy.    The obligations of LeCroy to effect the merger are further subject to the fulfillment of the following conditions, any of which may be waived in whole or part by LeCroy:

•	our representations and warranties in the merger agreement must be true and correct in all material respects;

•	we must have performed or complied with in all material respects all covenants and obligations required to be performed by us under the merger agreement at or prior to completion of the merger;

•	no material adverse effect concerning us has occurred;

•	we must have obtained certain third-party consents and waivers required for completion of the merger;

•	no order, judgment, decree, injunction or ruling will restrain, enjoin or otherwise prohibit the completion of the merger and no statute, rule or regulation will have been enacted, promulgated or deemed applicable to the merger by a governmental authority which prevents the completion of the merger, makes the merger illegal, or deprives LeCroy of any anticipated benefit of the merger; and

•	no suit, action or proceeding by any governmental authority pending or, threatened in writing:

•	will seek to restrain or prohibit the completion of the merger or substantially deprive LeCroy of any of its anticipated benefits of the merger;

•	will seek to prohibit or materially limit the ownership or operation by us, LeCroy or our or LeCroy’s subsidiaries of any material portion of the business or assets of us, LeCroy or our or LeCroy’s subsidiaries or to compel us, LeCroy or our or LeCroy’s subsidiaries to dispose of or hold separate any material portion of the business or assets of us, LeCroy or our or LeCroy’s subsidiaries, as a result of the merger;

•	will seek to impose material limitations on the ability of LeCroy or Cobalt to acquire or hold, or exercise full rights of ownership of, any shares of our capital stock or of the capital stock of the surviving corporation; or

•	will seek to prohibit LeCroy or LeCroy’s subsidiaries from effectively controlling in any material respect the business or operations of us or our subsidiaries.

For purposes of the merger agreement, material adverse effect with respect to us means any change or effect that is or is reasonably likely to be materially adverse to the business, results of operations or condition (financial or otherwise) of us and our subsidiaries, taken as a whole, or that otherwise materially and adversely affects our ability to complete the transactions contemplated by the merger agreement. However, a material adverse effect does not include:

•	any change in the market price or trading volume of our stock after September 1, 2004;

•	any adverse change, effect, event, occurrence, state of facts or development to the extent attributable to the announcement or pendency of the merger (including any cancellation of or delays in customer orders, any reduction in sales, any disruption in supplier, distributor, partner or similar relationships or any loss of employees);

•	any adverse change, effect, event, occurrence, state of facts or development attributable to conditions affecting the industries as a whole in which we participate, the U.S. economy as a whole or the foreign economies as a whole in any locations where we have material operations or sales;

•	any adverse change, effect, event, occurrence, state of facts or development arising from or relating to compliance with the terms of, or the taking of any action required by, the merger agreement; or

•	any suit, claim, action or other proceeding brought by any stockholder, governmental authority or third-party competitor of us or LeCroy after September 1, 2004 that (1) is brought or threatened against us or any member of our board of directors in respect of the merger agreement or (2) in the case of a third-party competitor is brought or threatened against us or any member of our board of directors and is reasonably likely to have been brought with the intended purpose or effect of preventing, enjoining, materially altering or delaying or otherwise interfering with the transactions contemplated by the merger agreement.

Termination

The merger agreement may be terminated and the merger may be abandoned at any time before completion of the merger, before or after the requisite stockholder approval:

•	by mutual written consent duly authorized by the board of directors of us and LeCroy;

•	by LeCroy or us if:

•	the merger is not completed by December 31, 2004 (unless the party seeking to terminate is at fault) or unless a request from a governmental entity for additional information is received pursuant to the Hart-Scott-Rodino Act, in which case, the date shall be extended to March 31, 2005; or

•	a law or regulation makes completion of the merger illegal or prohibited, or any order, decree, ruling or other action by a governmental authority restrains, enjoins or prohibits the completion of the merger, or materially alters the terms of the merger and such order, decree, ruling or other action has become final and nonappealable (unless the party seeking to terminate breaches certain of its obligations under the merger agreement);

•	by LeCroy, if our board of directors withdraws or modifies its approval or recommendation of the merger agreement or the merger in a manner adverse to LeCroy or the merger or approves or recommends any Competing Transaction or we breach our obligations under the non-solicitation provisions of the merger agreement or our board of directors resolves to take any of the foregoing actions;

•

by us, if our board of directors, recommends a Competing Transaction in compliance with the non-solicitation provisions in the merger agreement, provided that we provide written notice that we intend to enter into a binding written agreement with respect to the Competing Transaction, we provide LeCroy the most current, written version of the Competing Transaction, we do not receive a counter-proposal from LeCroy within two business days thereafter that our board of directors determines in good faith (after consultation with our legal and financial advisors) is at least as favorable to our stockholders from a financial point of view and we pay the termination fee;

•	by LeCroy, if we materially breach any of our covenants or agreements in the merger agreement or if any breach of our representations and warranties is reasonably likely to have a material adverse effect on us, provided that such failure or breach is not cured within 20 days after written notice and LeCroy is not at that time also in material breach of the merger agreement; or

•	by us, if LeCroy materially breaches any of its representations, warranties, covenants or agreements provided that such failure or breach is not cured within 20 days after written notice and is reasonably likely to have a material adverse effect on LeCroy’s ability to complete the merger and we are not at that time also in material breach of the merger agreement.

Termination Fees

We are obligated to pay LeCroy a termination fee of $4,500,000 plus expenses if any of the following occurs:

•	if LeCroy terminates because our board of directors withdraws or modifies its approval or recommendation of the merger agreement or the merger in a manner adverse to LeCroy or the merger, approves or recommends a Competing Transaction, breaches its obligations under the non-solicitation provisions of the merger agreement or resolves to take any of the foregoing actions; or

•	if we terminate because our board of directors recommends a Competing Transaction in compliance with the non-solicitation provisions of the merger agreement, provided that we provide written notice that we intend to enter into a binding written agreement with respect to the Competing Transaction, we provide LeCroy the most current, written version of the Competing Transaction and we do not receive a counter-proposal from LeCroy within 2 business days that our board of directors determines in good faith (after consultation with our legal and financial advisors) is at least as favorable to our stockholders from a financial point of view; or

•	if LeCroy terminates because we materially breach any of our covenants or agreements in the merger agreement or if any breach of our representations and warranties is reasonably likely to have a material adverse effect on us and such breach is not cured within 20 days after written notice, and we enter into a definitive agreement with respect to a Competing Transaction or we complete a Competing Transaction (which, in the case of a tender offer or exchange offer for more than 15% of our common stock or the acquisition by any person or “group” of more than 15% of our common stock, has been authorized, approved or recommended by our board of directors) within 6 months after the date of such termination.

LeCroy is obligated to pay us a termination fee of $4,500,000 plus expenses if any of the following occurs:

•	if we terminate because LeCroy materially breaches any of its representations, warranties, covenants or agreements provided that such failure or breach is not cured within 20 days after written notice and is reasonably likely to have a material adverse effect on LeCroy’s ability to complete the merger, we are not at that time also in material breach of the merger agreement and any person or “group” shall have made an offer for a Parent Competing Transaction (as defined below) the completion of which occurs within 6 months after the date of such termination; or

•	if we terminate because LeCroy fails to obtain the funds necessary to complete the merger such that it would result in a material breach of LeCroy’s representations, warranties, covenants or agreements under the merger agreement (except if such failure arises from changes in the market price or trading volume of LeCroy stock, certain adverse changes resulting from the announcement or pendency of the merger, market or industry conditions or actions required by the merger or action brought by a stockholder, governmental authority or third-party competitor) and such failure is not cured within 20 days after written notice and is reasonably likely to have a material adverse effect on LeCroy’s ability to complete the merger and we are not also in material breach of the merger agreement.

If LeCroy terminates because we materially breach any of our covenants or agreements in the merger agreement or if any breach of our representations and warranties is reasonably likely to have a material adverse effect on us and such failure or breach is not cured within 20 days after written notice and LeCroy is not at that time also in material breach of the merger agreement and we have not otherwise taken any action that would trigger the requirement to pay the termination fee, we are obligated to only pay LeCroy’s transaction-related expenses. If we terminate because LeCroy breaches or fails to perform in any material respect any of its representations, warranties, covenants or agreements in the merger agreement and such breach or failure is not cured within 20 days after written notice and is reasonably likely to have a material adverse effect on LeCroy’s ability to complete the merger and we are not at that time also in material breach of the merger agreement, and LeCroy has not otherwise taken any action that would trigger the requirement to pay the termination fee, LeCroy is obligated to only pay us our transaction-related expenses.

A “Parent Competing Transaction” means:

•	any merger, consolidation, liquidation, share exchange, recapitalization or similar transaction involving LeCroy;

•	any sale, lease, mortgage, pledge, exchange, mortgage, or other disposition of at least 15% of LeCroy’s assets in a single transaction or series of transactions;

•	any tender offer or exchange offer for more than 15% of our common stock or the filing of a registration statement under the Securities Act of 1933 in connection with such tender offer or exchange offer; or

•	any person having acquired beneficial ownership of more than 15% of our common stock or a “group” (as defined under Section 13(d) of the Securities Exchange Act of 1934) having been formed which beneficially owns or has the right to acquire beneficial ownership of more than 15% of our common stock.

Amendment, Extension and Waiver

The merger agreement may be amended by the parties by action taken by or on behalf of their respective boards of directors at any time before the completion of the merger. After the approval and adoption of the merger agreement and the merger by our stockholders, no amendment may be made which would reduce the per share amount or change the consideration into which our common stock will be converted upon completion of the merger.

At any time prior to the completion of the merger, any party to the merger agreement may, to the extent legally allowed, (1) extend the time for the performance of any obligation or other act of any other party thereto, (2) waive any inaccuracy in the representations and warranties contained therein or in any document delivered pursuant thereto and (3) waive compliance with any agreement or condition contained therein. Any such amendment, extension or waiver will be valid only if set forth in an instrument in writing signed by the party or parties to be bound thereby.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The table below sets forth information regarding the beneficial ownership of CATC’s common stock as of August 31, 2004, by: (1) each person owning beneficially more than 5% of CATC’s outstanding stock as determined by CATC based on a review of filings submitted to the Securities and Exchange Commission as of June 30, 2004; (2) each director and nominee of CATC; (3) the Chief Executive Officer and the four other most highly compensated executive officers of CATC (collectively, the “Named Executive Officers”); and (4) all of CATC’s directors and executive officers as a group.

Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock subject to options held by that person that are currently exercisable or exercisable within 60 days of August 31, 2004 are deemed outstanding as of August 31, 2004. Each stockholder’s percentage ownership in the following table is based on 20,598,263 shares of common stock outstanding on August 31, 2004 including 947,754 shares of common stock issuable to the beneficial owners set forth in the table below upon the exercise of currently outstanding stock options within 60 days of August 31, 2004. Unless otherwise indicated, the principal address of each of the stockholders below is c/o Computer Access Technology Corporation, 3385 Scott Boulevard, Santa Clara, California 95054. Except as otherwise indicated and subject to applicable community property laws, to the Company’s knowledge, the persons named in the table have sole voting and investment power for all of the shares of common stock held by them.

	Shares Beneficially Owned
Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
Dan Wilnai (1)	3,653,293	17.74%
Philips Semiconductors Inc. (2)	1,571,295	7.63%
Philip Pollok (3)	1,571,295	7.63%
Peretz Tzarnotzky (4)	2,080,773	10.10%
Carmine Napolitano (5)	243,131	1.18%
Jason LeBeck (6)	84,727	*
Albert Lee (7)	151,791	*
Kevin Fitzgerald (8)	110,016	*
Roger W. Johnson (9)	93,750	*
Andrei Manoliu (10)	75,000	*
John T. Rossi (11)	50,000	*
Kern Capital Management LLC (12)	2,059,400	10.00%
Wasatch Advisors, Inc. (12)	1,884,545	9.15%
Dimensional Fund Advisors Inc. (12)	1,152,932	5.60%
All directors and executive officers as a group (10 persons) (13)	8,113,776	39.39%

*	Less than 1% of the outstanding shares of common stock
(1)	Mr. Wilnai’s shares are held in a family trust and a GRAT of which he is a trustee. Mr. Wilnai’s shares include 93,750 shares subject to options exercisable within 60 days after August 31, 2004.
(2)	As reported by Mr. Pollok, Mr. Pollok’s shares include 1,571,295 shares as to which Philips Semiconductors Inc. has voting and investment power. The business address for Philips Semiconductors Inc. is 1240 McKay Dr. M/S 29-SJ, San Jose, CA 95131.
(3)	Mr. Pollok is Senior Vice President and General Manager of the Emerging Businesses Unit of Philips Semiconductors Inc., which holds 1,571,295 shares of the Company’s common stock. To the extent that Mr. Pollok holds any beneficial interest in such shares, he disclaims such beneficial ownership.
(4)	Mr. Tzarnotzky’s shares are held in a family trust of which he is a trustee. Mr. Tzarnotzky’s shares include 58,750 shares subject to options exercisable within 60 days after August 31, 2004.
(5)	Mr. Napolitano’s shares include 237,951 shares subject to options exercisable within 60 days after August 31, 2004.

(6)	Mr. LeBeck’s shares include 78,751 shares subject to options exercisable within 60 days after August 31, 2004.
(7)	Mr. Lee’s shares include 150,291 shares subject to options exercisable within 60 days after August 31, 2004.
(8)	Mr. Fitzgerald’s shares include 109,685 shares subject to options exercisable within 60 days after August 31, 2004.
(9)	Mr. Johnson’s shares include 93,750 shares subject to options exercisable within 60 days after August 31, 2004.
(10)	Mr. Manoliu’s shares include 75,000 shares subject to options exercisable within 60 days after August 31, 2004.
(11)	Mr. Rossi’s shares include 50,000 shares subject to options exercisable within 60 days after August 31, 2004.
(12)	Information is based solely on information included in Schedules 13F filed with the Securities and Exchange Commission as of June 30, 2004.
(13)	Includes (a) 1,571,295 shares of common stock held indirectly and (b) options to purchase 947,434 shares of common stock exercisable in accordance with stock options grant within 60 days of August 31, 2004.

OTHER MATTERS

You should rely only on the information contained in this proxy statement to vote your shares at the Special Meeting. We have not authorized anyone to provide you with information that is different from what is contained in this proxy statement. This proxy statement is dated                     , 2004. You should not assume that the information contained in this proxy statement is accurate as of any date other than that date, and the mailing of this document to stockholders is not intended to create any implication to the contrary.

Our board of directors does not intend to bring before the Special Meeting of stockholders any matters other than those set forth in this proxy statement, and has no present knowledge that any other matters will or may be brought before the Special Meeting of stockholders by others. Should any other matter properly come before the Special Meeting, it is the intention of the persons named in the enclosed form of proxy to vote the shares they represent in accordance with their judgment.

FUTURE STOCKHOLDER PROPOSALS

We will hold our next annual meeting only if the merger is not completed after the Special Meeting. If you wish to submit a proposal to be included in the proxy statement for our next annual meeting of stockholders (if held), as permitted by SEC Rule 14a-8, please send the proposal to us at Computer Access Technology Corporation, 3385 Scott Boulevard, Santa Clara, California 95054, Attn: Corporate Secretary. Under SEC Rule 14a-4, a stockholder proposal must be submitted to us a reasonable time before we print and mail the proxy statement for the next annual meeting in order for such proposal to be considered at such meeting, and in any event must be received by us no later than January 19, 2005.

WHERE YOU CAN FIND MORE INFORMATION

CATC and LeCroy each file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information that CATC or LeCroy files at the SEC’s public reference room at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room in Washington, D.C. CATC and LeCroy filings with the SEC are also available to the public from commercial document retrieval services and at the web site maintained by the SEC at “http://www.sec.gov.”

By Order of the Board of Directors,

Jason LeBeck

Secretary

September     , 2004

Appendix A

AGREEMENT AND PLAN OF MERGER

Among

LECROY CORPORATION,

COBALT ACQUISITION CORPORATION

and

COMPUTER ACCESS TECHNOLOGY CORPORATION

Dated as of September 1, 2004

Appendix A

AGREEMENT AND PLAN OF MERGER, dated as of September 1, 2004 (this “Agreement”), among LeCroy Corporation, a Delaware corporation (“Parent”), Cobalt Acquisition Corporation, a Delaware corporation and wholly owned subsidiary of Parent (“Merger Subsidiary”), and Computer Access Technology Corporation, a Delaware corporation (the “Company”).

WHEREAS, the respective Boards of Directors of Parent, Merger Subsidiary and the Company have approved and declared advisable this Agreement, which contemplates the merger of Merger Subsidiary with and into the Company, as set forth below (the “Merger”), in accordance with the General Corporation Law of the State of Delaware (the “DGCL”) and upon the terms and subject to the conditions set forth in this Agreement;

WHEREAS, upon the consummation of the Merger, each issued and outstanding share (each a “Share” and, collectively, the “Shares”) of the Company’s common stock, par value $0.001 per share (the “Common Stock”), will be converted into the right to receive $6.00 per Share in cash (without interest) (the “Per Share Amount”) upon the terms and subject to the limitations and conditions of this Agreement;

WHEREAS, the Board of Directors of the Company is recommending that the Company’s stockholders approve this Agreement and the Merger;

WHEREAS, certain stockholders of the Company have entered into Stockholder Voting Agreements (each, a “Voting Agreement” and, collectively, the “Voting Agreements”) with Parent and Merger Subsidiary providing for, among other things, the agreement of such stockholders to vote all Shares owned by them in favor of the Merger and this Agreement, subject to the terms and conditions stated therein; and

WHEREAS, Parent, Merger Subsidiary and the Company desire to make certain representations, warranties and agreements in connection with the Merger and the other transactions contemplated by this Agreement and to prescribe various conditions to the Merger and the other transactions contemplated by this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, Parent, Merger Subsidiary and the Company hereby agree as follows:

ARTICLE I

THE MERGER

SECTION 1.01.    The Merger.    Upon the terms and subject to the conditions set forth herein, and in accordance with the DGCL, at the Effective Time (as defined below), Merger Subsidiary shall be merged with and into the Company. As a result of the Merger, the separate corporate existence of Merger Subsidiary shall cease, and the Company shall continue as the surviving corporation of the Merger (the “Surviving Corporation”).

SECTION 1.02.    Effective Time; Closing.    As promptly as practicable after the satisfaction or, if permissible, waiver of the conditions set forth in Article VII hereof, the parties hereto shall cause the Merger to be consummated by filing a certificate of merger, substantially in the form attached hereto as Exhibit 1.02 (the “Certificate of Merger”), with the Secretary of State of the State of Delaware, in such form as is required by, and executed in accordance with, the relevant provisions of the DGCL. The term “Effective Time” means the date and time of the filing of the Certificate of Merger with the Secretary of State of the State of Delaware (or such later time as may be agreed by each of the parties hereto and specified in the Certificate of Merger). Immediately prior to the filing of the Certificate of Merger, a closing will be held at the offices of Fish & Richardson P.C. at 225 Franklin Street, Boston, MA 02110-2804 (or at such other time and place as the parties may agree).

SECTION 1.03.    Effect of the Merger.    At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of each of the Company and Merger Subsidiary shall vest in the Surviving Corporation, and all debts, liabilities, obligations and duties of each of the Company and Merger Subsidiary shall become the debts, liabilities, obligations and duties of the Surviving Corporation.

SECTION 1.04.     Certificate of Incorporation; By-laws.

(a)    At the Effective Time, the Certificate of Incorporation of the Company as in effect immediately prior to the Effective Time shall be the Certificate of Incorporation of the Surviving Corporation and shall be amended and restated to read substantially as set forth on Exhibit 1.04 hereto.

(b)    At the Effective Time, the By-laws of Merger Subsidiary as in effect immediately prior to the Effective Time, shall be the By-laws of the Surviving Corporation unless and until thereafter amended as provided by Law (as defined in Section 3.05(a) hereof), the Certificate of Incorporation of the Surviving Corporation and/or such By-laws.

SECTION 1.05.    Directors and Officers.    The directors of Merger Subsidiary immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation, each to hold office in accordance with the Certificate of Incorporation and By-laws of the Surviving Corporation, and the officers of the Company immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, in each case until their respective successors are duly elected or appointed and qualified and/or additional persons are selected.

ARTICLE II

CONVERSION OF SECURITIES; EXCHANGE OF CERTIFICATES

SECTION 2.01.    Conversion Of Securities.    At the Effective Time, by virtue of the Merger and without any action on the part of Merger Subsidiary, Parent the Company or the holders of any of the following securities:

(a)    Each Share issued and outstanding immediately prior to the Effective Time (other than any Shares to be canceled pursuant to Section 2.01(b) hereof and other than Dissenting Shares (as defined in Section 2.01(e) hereof)) shall be converted into the right to receive the Per Share Amount in cash, without interest (the aggregate cash amount paid pursuant to this Section 2.01(a) being hereinafter referred to as the “Merger Consideration”).

(b)    Each share of Common Stock held in the treasury of the Company and each Share owned by Parent or any direct or indirect wholly owned subsidiary of Parent or of the Company immediately prior to the Effective Time shall be canceled and extinguished without any conversion thereof, and no payment shall be made with respect thereto.

(c)    Each share of common stock of Merger Subsidiary issued and outstanding immediately prior to the Effective Time shall be converted into one validly issued, fully-paid and nonassessable share of common stock of the Surviving Corporation.

(d)    The Shares outstanding immediately prior to the Effective Time (other than Shares to be canceled pursuant to Section 2.01(b) hereof) shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of a Certificate (as defined in Section 2.02(b) hereof) shall cease to have any rights with respect thereto, except the right to receive, for each Share represented by such Certificate, a cash amount equal to the Per Share Amount, without interest, or, if such holder is a Dissenting Stockholder (as defined in Section 2.01(e) hereof), the rights, if any, afforded to such holder under Section 262 of the DGCL.

(e)    Notwithstanding anything in this Agreement to the contrary, any Shares held by a person who shall have properly demanded and perfected a right to receive payment of the fair value of such Shares (a “Dissenting

Stockholder”) pursuant to Section 262 of the DGCL (“Dissenting Shares”) shall not be converted as described in Section 2.01(a) hereof, unless such holder fails to comply with the provisions of Section 262 of the DGCL or withdraws or otherwise loses its right to receive such fair value payment. If, after the Effective Time, such Dissenting Stockholder fails to comply with the provisions of Section 262 of the DGCL or withdraws or otherwise loses its right to receive such fair value payment, such Dissenting Stockholder’s Shares shall no longer be considered Dissenting Shares for the purposes of this Agreement and shall thereupon be deemed to have been converted into and become exchangeable for, at the Effective Time, the right to receive for each such Share, in cash the Per Share Amount, without interest. The Company shall give Parent (i) prompt written notice of any demands to receive payment of fair value of Shares received by the Company and (ii) the opportunity to participate in and direct all negotiations and proceedings with respect to such demands. The Company shall not, without the prior written consent of Parent, make any payment with respect to, settle, offer to settle or otherwise negotiate any such demands.

SECTION 2.02.    Exchange of Certificates for Cash.

(a)    Exchange Agent.    As of the Effective Time, Parent shall deposit, or shall cause to be deposited, with The Bank of New York or such other bank or trust company as may be designated by Parent (the “Exchange Agent”), for the benefit of the holders of Shares, for exchange in accordance with this Article II through the Exchange Agent, the Merger Consideration (such Merger Consideration, together with any interest earned thereon, being hereinafter referred to as the “Exchange Fund”) payable pursuant to Section 2.01 hereof in exchange for Shares. The Exchange Agent shall, pursuant to irrevocable instructions given by Parent, deliver the cash (excluding any interest earned thereon) out of the Exchange Fund. All interest earned on the Exchange Fund shall be payable to Parent. Except as contemplated by this Section 2.02(a), the Exchange Fund shall not be used for any other purpose.

(b)    Exchange Procedures.    Parent shall cause the Exchange Agent to mail, as promptly as practicable after the Effective Time, to each holder of record of (A) a certificate or certificates which immediately prior to the Effective Time represented Shares (the “Certificates”) or (B) uncertificated shares of Common Stock which immediately prior to the Effective Time represented Shares (the “Uncertificated Shares”) (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to such Shares shall pass, only upon proper delivery of the Certificates or transfer of the Uncertificated Shares to the Exchange Agent and shall be in customary form); and (ii) instructions for effecting the surrender of the Certificates or transfer of the Uncertificated Shares in exchange for the appropriate portion of the Merger Consideration. Upon (x) surrender to the Exchange Agent of a Certificate for cancellation, together with such letter of transmittal, duly executed, and such other customary documents as may be required pursuant to such instructions or (y) receipt of an “agent’s message” by the Exchange Agent (or such other customary evidence, if any, of transfer the Exchange Agent may request) in the case of a book-entry transfer of Uncertificated Shares, the holder of such Certificate or such Uncertificated Shares shall be entitled to receive in exchange therefor the amount in cash which such holder has the right to receive pursuant to Section 2.01(a) hereof (after giving effect to any required Tax (as defined in Section 9.03 hereof) withholdings) in respect of the Shares formerly represented by such Certificate or Uncertificated Shares, and the Certificate or Uncertificated Shares so surrendered or transferred shall forthwith be canceled. Parent shall use commercially reasonable efforts to negotiate an agreement with the Exchange Agent which provides that upon the holder of such Certificate or such Uncertificated Shares becoming entitled to receive the payment referred to in the previous sentence of this Section 2.02(b), the Exchange Agent shall make such payment to such holder within ten (10) business days thereafter. No interest will be paid or will accrue on the amount payable upon the surrender of any Certificate or transfer of any Uncertificated Shares. In the event of a transfer of ownership of Shares which is not registered in the transfer records of the Company, the proper amount of cash may be paid to a transferee if the Certificate representing such Shares is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid. Until surrendered or transferred as contemplated by this Section 2.02, each Certificate or Uncertificated Share shall be deemed at any time after the Effective Time to represent only the right to receive, upon such surrender, the appropriate portion of the Merger Consideration in respect of Share(s) formerly represented thereby.

(c)    No Further Rights in Common Stock.    All cash paid upon conversion of the Shares in accordance with the terms hereof shall be deemed to have been paid in full satisfaction of all rights pertaining to such Shares.

(d)    Termination of Exchange Fund.    Any portion of the Exchange Fund which remains undistributed to the holders of Shares outstanding immediately prior to the Effective Time for one (1) year after the Effective Time shall be delivered to Parent, upon demand, and any holders of such Shares who have not theretofore complied with this Article II shall thereafter look only to Parent for payment of any cash to which they are entitled. Any portion of the Exchange Fund remaining unclaimed by such holders as of a date that is immediately prior to such date as such amounts would otherwise escheat to or become the property of any Governmental Authority (as defined in Section 9.03 hereof) shall, to the extent permitted by applicable Law, become the property of Parent, free and clear of any claims or interest of any person previously entitled thereto.

(e)    No Liability.    Neither Parent, the Company nor the Surviving Corporation shall be liable to any holder of Shares for any cash delivered to a Governmental Authority pursuant to any abandoned property, escheat or similar Law.

(f)    Lost, Stolen or Destroyed Certificates.    In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed, and, if required by Parent or the Exchange Agent, the posting by such person of a bond, in such reasonable amount as Parent or the Exchange Agent may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will deliver in exchange for such lost, stolen or destroyed Certificate the appropriate portion of the Merger Consideration in respect thereof pursuant to this Article II.

SECTION 2.03.    Stock Transfer Books.    At the Effective Time, the stock transfer books of the Company shall be closed and there shall be no further registration of transfers of Shares thereafter on the records of the Company or the Surviving Corporation. From and after the Effective Time, the holders of Certificates shall cease to have any rights with respect to the Shares represented thereby except as otherwise provided herein or by Law. On or after the Effective Time, any Certificates duly presented to the Exchange Agent or Parent for any reason shall be converted into the amount of cash to which the holders thereof are entitled pursuant to this Article II.

SECTION 2.04.    Stock Options; ESPP.

(a)    Disposition of Options.    All options to purchase Company Common Stock issued under the Company’s 2000 Stock Option/Stock Issuance Plan, Special 2000 Stock Option Plan and 2000 Stock Incentive Plan (collectively, the “2000 Stock Option Plans”), or under the Company’s 1994 Stock Option Plan (together with the 2000 Stock Option Plans, the “Company Stock Option Plans”), whether or not exercisable, whether or not vested, and whether or not performance-based, which are outstanding at the Effective Time (each a “Company Option”), shall be cancelled in the Merger, or assumed by Parent in accordance with this Section 2.04, subject to and in accordance with the terms of such Company Stock Option Plans.

(b)    Vested 2000 Option Shares.    Each Company Option issued under the Director Automatic Stock Option Grant Program within the Company’s 2000 Stock Incentive Plan and outstanding as of the effective Time shall be cancelled with respect to all of the remaining shares subject to such Company Options in consideration of payment to the holder thereof of an amount equal to the excess, if any, of the Per Share Amount over the exercise price otherwise payable by the holder to acquire each remaining share of Company Common Stock subject to such Company Options. Each other Company Option issued under the Company’s 2000 Stock Option Plans, and outstanding as of the Effective Time, to the extent vested and exercisable immediately prior to the Effective Time for shares of Company Common Stock (together with the Company Options described in the preceding sentence, the “Vested 2000 Option Shares”), shall, to the extent of each remaining share of Company Common Stock subject to such Company Options, be cancelled in consideration of payment to the holder thereof of an amount equal to the excess, if any, of the Per Share Amount over the exercise price otherwise payable by the holder to acquire such share; provided, that for purposes of this sentence any accelerated vesting or exercisability which will or might otherwise arise by reason of the Merger shall not be taken into account. For the avoidance of doubt, except for the Company Options described in the initial sentence of this Section 2.04(b), Company Options issued and outstanding under the Company’s 2000 Stock Options Plans which would become vested and exercisable by reason of the transactions contemplated by this Agreement if not assumed by Parent, are to be assumed by Parent pursuant to subsection 2.04(d) below and therefore will not become vested and exercisable immediately prior to the Effective Time by reason of the transaction contemplated by this Agreement. Vested 2000 Option Shares for which the exercise price is greater than the Per Share Amount shall be cancelled as of the Effective Time without payment of any consideration whatsoever. All payments under this Section 2.04(b) shall be made as promptly as practicable after the Effective Time.

(c)    Vested 1994 Option Shares.    Each Company Option issued under the Company’s 1994 Stock Option Plan and outstanding as of the Effective Time, to the extent vested and exercisable immediately prior to the Effective Time for shares of Company Common Stock (the “Vested 1994 Option Shares”), may, if the holder so consents, to the extent of each such Vested 1994 Option Share, be cancelled in consideration of payment to the holder thereof of an amount equal to the excess, if any, of the Per Share Amount over the exercise price otherwise payable by the holder to acquire each such Vested 1994 Option Share; provided, that for purposes of this sentence any accelerated vesting or exercisability which will or might otherwise arise by reason of the Merger shall not be taken into account. For the avoidance of doubt, Company Options issued and outstanding under the Company’s 1994 Stock Option Plan which would become vested and exercisable by reason of the transactions contemplated by this Agreement if not assumed by Parent, are to be assumed by Parent pursuant to subsection 2.04(d) below and therefore will not become vested and exercisable immediately prior to the Effective Time by reason of the transactions contemplated by this Agreement. All payments under this Section 2.04(c) shall be made as promptly as practicable after the Effective Time.

(d)    Other Option Shares.    Each Company Option issued under the 2000 Stock Option Plans and outstanding as of the Effective Time to the extent that any shares of Company Common Stock subject to such Company Option are not Vested 2000 Option Shares, and each Company Option issued and outstanding as of the Effective Time under the Company’s 1994 Stock Option Plan to the extent not otherwise cancelled in consideration of payment pursuant to paragraph (c) above (together with unvested Company Options issued under the 2000 Stock Option Plans, the “Other Option Shares”), shall be assumed by Parent with the adjustments described herein, each such assumed option referred to herein as an “Assumed Option”, subject to the following terms and conditions:

(i)    the number of shares of common stock of the Parent, $0.01 par value per share (“Parent Common Stock”) which shall be subject to such Assumed Option shall be (A) the number of Other Option Shares under the applicable Company Option, multiplied by (B) the quotient (the “Conversion Ratio”) obtained by dividing the Per Share Amount by the average closing price of Parent Common Stock on the last five (5) trading days ending immediately prior to the Effective Time, with any fraction of a share of Parent Common Stock rounded down to the nearest whole share;

(ii)    the exercise price, per share, at the Effective Time of the Assumed Option shall be equal to (A) the per share exercise price of the Company Option immediately prior to the Effective Time, divided by (B) the Conversion Ratio, with any fraction of a cent rounded up to the nearest whole cent; and

(iii)    except as required to reflect the adjustments made pursuant to (i) and (ii) above, the Assumed Option shall otherwise retain the same terms (i.e., with respect to vesting schedule and acceleration provisions) as the original Company Option.

At the Effective Time the Company Stock Option Plans shall be assumed by Parent. The number of shares of Parent Common Stock available for issuance under each Company Stock Option Plan shall be the number of shares of Company Common Stock that remain available for issuance under the applicable Company Stock Option Plan immediately prior to the Effective Time multiplied by the Conversion Ratio. All Company Common Stock numbers that appear in the Company Stock Option Plans shall be multiplied by the Conversion Ratio.

Following the assumption of the Other Option Shares and the Company Stock Option Plans, all references to the Company in the Company Options and the Company Stock Option Plans shall be deemed to refer to the Parent.

(e)    Assumed Replacement Options.    As soon as practicable after the Effective Time, Parent will issue to each person who, immediately prior to the Effective Time was a holder of a Company Option covering Other Option Shares a written document evidencing the foregoing Assumed Option. [Parent shall take all corporate action necessary to reserve for issuance a sufficient number of shares of Parent Common Stock for delivery upon exercise of Assumed Options pursuant to the terms set forth in this Section 2.04.]

(f)    Tax Treatment of Replacement Options.    It is the intention of the parties that, insofar as consistent with the foregoing conversion procedures, the Assumed Options shall continue to qualify following the Effective Time as incentive stock options as defined in Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”), to the extent the Company Option was intended to so qualify prior to the assumption of the Company Option.

(g)    Form S-8.    Parent agrees to use commercially reasonable efforts to file with the Securities and Exchange Commission (the “SEC”), within fifteen (15) business days after the Effective Time, a registration statement on Form S-8 or other appropriate form under the Securities Act of 1933, as amended (together with the rules and regulations thereunder, the “Securities Act”), to register Parent Common Shares issuable upon exercise of the Parent Exchange Options and to use its commercially reasonable efforts to cause such registration statement to remain effective until the exercise or expiration of the Parent Exchange Options.

(h)    Section 16 of the Securities Exchange Act of 1934.    Prior to the Effective Time, the boards of directors of Parent and the Company, or an appropriate committee of non-employee directors thereof, shall each comply as applicable with the provisions of the SEC’s No Action Letter dated January 12, 1999 addressed to Skadden, Arps, Slate, Meagher and Flom LLP relating to Rule 16b-3 of the Securities Exchange Act of 1934 so that any disposition of a Company Option or assumption of Other Option Shares pursuant to this Agreement shall be an exempt transaction for purposes of Section 16 of the Securities Exchange Act of 1934 by any officer or director of the Company who may become a covered person for purposes of Section 16.

(i)    ESPP.    The Company shall take all actions necessary pursuant to the terms of the Company’s 2000 Employee Stock Purchase Plan (the “Employee Stock Purchase Plan”) in order to (i) preclude the commencement of any new offering period or purchase interval subsequent to the date of this Agreement and (ii) shorten the offering periods and purchase intervals under such plan which includes the Effective Time (the “Current Offerings”), such that the Current Offerings shall terminate immediately prior to the Effective Time. Any purchase rights existing immediately prior to the Effective Time under the Employee Stock Purchase Plan to acquire a share of Company Common Stock shall be cancelled in consideration of payment to the holder thereof of an amount equal to the excess, if any, of the Per Share Amount over the purchase price otherwise payable by the holder to acquire such share.

(j)    Optionee Acknowledgement and Acceptance.    No payment in respect of a Company Option issued under the Company’s 2000 Stock Option Plans or the Company’s 1994 Stock Option Plan, no payment in respect of any purchase right under the Employee Stock Purchase Plan, and no assumption of a Company Option issued under the Company’s 2000 Stock Option Plans in respect of Other Option Shares, otherwise required by this Section 2.04 shall be required pursuant to this Section 2.04 until the holder thereof shall have signed and returned to the Parent an acknowledgement and acceptance, in such form as Parent shall have requested, acceding to the foregoing treatment of the holder’s Company Options so issued and purchase rights in their entirety. Until, if ever, that condition shall have been satisfied, as of the Effective Time each holder’s Company Options issued under the Company’s 2000 Stock Option Plans and purchase rights under the Employee Stock Purchase Plan, if any, shall constitute solely the right to receive payments and Assumed Options, as applicable, in accordance with this Section 2.04, upon satisfaction of that condition. The Company shall use commercially reasonable efforts to procure such executed acknowledgements and acceptances from each holder of Company Options so issued and purchase rights under the Employee Stock Purchase Plan prior to the Effective Time.

SECTION 2.05.    Withholding Rights.    Each of the Surviving Corporation, Parent and the Exchange Agent shall be entitled to deduct and withhold from the cash consideration otherwise payable pursuant to this Agreement to any holder of Shares or Company Options such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign Tax Law, including any amounts required to be so deducted and withheld in respect of the exercise of Company Options prior to the Effective Time. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of such Shares in respect of which such deduction and withholding were made.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as disclosed in a document of even date herewith and attached to this Agreement and delivered by the Company to Parent upon the execution of this Agreement and referring by section number to the representations and warranties in this Agreement (the “Company Disclosure Schedule”), the Company hereby represents and warrants to Parent and Merger Subsidiary that:

SECTION 3.01.    Organization and Qualification; Subsidiaries.    The Company and each subsidiary of the Company (a “Subsidiary”) is a corporation duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation and has the requisite power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted. The Company and each Subsidiary is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except for any failure(s) to be so qualified or licensed or in good standing that would not, individually or in the aggregate, have a Company Material Adverse Effect (as hereinafter defined). The term “Company Material Adverse Effect” means any change or effect that is or is reasonably likely to be materially adverse to the business, results of operations or condition (financial or otherwise) of the Company and the Subsidiaries, taken as a whole, or otherwise materially and adversely affects the ability of the Company to consummate the transactions contemplated hereby; provided, however, that, none of the following shall be deemed in themselves, either alone or in combination, to constitute, and none of the following shall be taken into account in determining whether there has been or will be, a Company Material Adverse Effect: (a) any change in the market price or trading volume of the Company’s stock after the date hereof; (b) any adverse change, effect, event, occurrence, state of facts or development to the extent attributable to the announcement or pendency of the Merger (including any cancellation of or delays in customer orders, any reduction in sales, any disruption in supplier, distributor, partner or similar relationships or any loss of employees); (c) any adverse change, effect, event, occurrence, state of facts or development attributable to conditions affecting the industries as a whole in which the Company participates, the U.S. economy as a whole or the foreign economies as a whole in any locations where the Company or any of its Subsidiaries has material operations or sales; (d) any adverse change, effect, event, occurrence, state of facts or development arising from or relating to compliance with the terms of, or the taking of any action required by, this Agreement; or (e) any suit, claim, action or other proceeding brought by any shareholder, Governmental Authority or third-party competitor of the Company or Parent after the date hereof that (x) is brought or threatened against the Company or any of its Subsidiaries or any member of its Board of Directors in respect of this Agreement or the transactions contemplated hereby or (y) in the case of a third-party competitor is brought or threatened against the Company or any of its Subsidiaries or any member of its Board of Directors and is reasonably likely to have been brought with the intended purpose or effect of preventing, enjoining, materially altering or delaying or otherwise interfering with the transactions contemplated by this Agreement. A true and complete list of all the Subsidiaries, together with the jurisdiction of incorporation of each Subsidiary and the percentage of the outstanding capital stock of each Subsidiary owned by the Company and each other Subsidiary, is set forth on Schedule 3.01-1 of the Company Disclosure Schedule. A true and complete list of all the Subsidiaries, together with the jurisdiction of incorporation of each Subsidiary and the percentage of the outstanding capital stock of each Subsidiary owned by the Company and each other Subsidiary, is set forth on Schedule 3.01-1 of the Company Disclosure Schedule.

Except as set forth on Schedule 3.01-1 of the Company Disclosure Schedule, the Company does not directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for, any equity or similar interest in, any corporation, partnership, joint venture or other business association or entity and is not subject to any obligation or requirement to provide funds or make any investment (in the form of a loan, capital contribution or otherwise) in any such entity or any other person.

SECTION 3.02.    Certificate of Incorporation and By-laws.    The Company has heretofore furnished to Parent a complete and correct copy of the Certificate of Incorporation and the By-laws or equivalent organizational documents, each as amended to date, of the Company and each Subsidiary (collectively, the “Organizational Documents”). The Organizational Documents are in full force and effect. Neither the Company nor any Subsidiary is in violation of any provision of its Organizational Documents.

SECTION 3.03.    Capitalization.    The authorized capital stock of the Company consists solely of 100,000,000 shares of Common Stock and 25,000,000 shares of preferred stock. As of the close of business on August 30, 2004, (a) 19,650,329 Shares were issued and outstanding, all of which were duly authorized, validly issued, fully paid and nonassessable and none of which were issued in violation of any preemptive or similar rights, (b) 432,727 shares of Common Stock were held in the treasury of the Company, (c) no shares of Common Stock were held by any of the Subsidiaries, (d) no shares of preferred stock were outstanding, (e) 3,850,776 shares of Common Stock were reserved for future issuance pursuant to stock options granted and outstanding pursuant to the Company Stock Option Plans and (f) 400,498 shares of Common Stock were reserved for future issuance pursuant to the Employee Stock Purchase Plan (the Employee Stock Purchase Plan, together with the Company Stock Option Plans, being referred to hereinafter collectively as the “Stock Incentive Plans”). Since August 30, 2004, the Company has not issued any shares of its capital stock, other than any shares of Common Stock issued upon the valid exercise of Company Options in accordance with the terms thereof, or granted any stock options. Set forth on Schedule 3.03-1 of the Company Disclosure Schedule is a complete and accurate description of the grant date, vesting schedule, number of shares of Common Stock available under, strike or exercise price and holder of each outstanding grant of options to acquire shares of Common Stock pursuant to the Company Stock Option Plans and the Company Stock Option Plan and related program, if applicable, under which such options were granted. Each outstanding grant of options under any of the Company Stock Option Plans is evidenced by a Stock Option Agreement. Parent has been furnished with a true and complete copy of each form of Stock Option Agreement evidencing an outstanding option grant. No outstanding grant of options has been made which varies from such forms. Each election to purchase shares of Common Stock under the Employee Stock Purchase Plan is evidenced by an enrollment form as prescribed by the plan administrator of the Employee Stock Purchase Plan. Except for the options and rights to purchase shares of Common Stock granted under the Stock Incentive Plans as expressly set forth in this Section 3.03 and except as set forth on Schedule 3.03-2 of the Company Disclosure Schedule, there are no outstanding options, warrants or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of the Company or any Subsidiary (provided that such representation with respect to the issued capital stock of the Company or any Subsidiary shall be made to the Company’s knowledge where neither the Company nor any Subsidiary is party to such option, warrant or other right, agreement, arrangement or commitment) or obligating the Company or any Subsidiary to issue or sell any shares of capital stock of, or other equity interests in, the Company or any Subsidiary. All shares of Common Stock subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the agreements pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and nonassessable. Except as set forth on Schedule 3.03-3 of the Company Disclosure Schedule, there are no contractual or other obligations of the Company or any Subsidiary to repurchase, redeem, otherwise acquire or pay any amounts in connection with any Shares or any capital stock of, or any other equity interests in, any Subsidiary. Each outstanding share of capital stock of each Subsidiary is duly authorized, validly issued, fully paid and nonassessable and, except as set forth on Schedule 3.03-4 of the Company Disclosure Schedule, each such share owned by the Company or any Subsidiary is free and clear of all security interests, liens, claims, pledges, options, tag along rights, rights of first refusal, agreements, limitations on the Company’s or such other Subsidiary’s voting rights, charges and other encumbrances of any nature whatsoever.

SECTION 3.04.    Authority Relative to this Agreement.    The Company has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Merger and the other transactions contemplated hereby except that consummation of the Merger shall require the requisite approval of the Company’s stockholders as contemplated herein. The execution and delivery of this Agreement by the Company and the consummation by the Company of the Merger and the other transactions contemplated hereby have been duly and validly authorized by all necessary corporate action and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the Merger (other than, with respect to the Merger, the approval and adoption of this Agreement by the holders of a majority of the then outstanding Shares and the filing and recordation of appropriate merger documents as required by the DGCL) and the other transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Parent and Merger Subsidiary, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws and equitable principles relating to or limiting creditors’ rights generally and by general principles of equity.

SECTION 3.05.    No Conflict; Required Filings and Consents.

(a)    The execution and delivery of this Agreement by the Company do not, and the performance of this Agreement by the Company will not, (i) conflict with or violate the Organizational Documents of the Company or any Subsidiary; (ii) conflict with or violate in any material respect any United States (federal, state or local) or foreign law, statute, rule, regulation, order, judgment, writ, injunction or decree (collectively, “Laws”) applicable to the Company or any Subsidiary or by which any material property or asset of the Company or any Subsidiary is bound or affected; or (iii) except as set forth on Schedule 3.05(a) of the Company Disclosure Schedule, require a consent under, violate, conflict with, result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or other encumbrance on any property or asset of the Company or any Subsidiary pursuant to, any material promissory note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Company or any Subsidiary is a party or by which the Company or any Subsidiary or any property or asset of the Company or any Subsidiary is otherwise bound or affected.

(b)    The execution and delivery of this Agreement by the Company do not, and the performance of this Agreement, the consummation of the Merger and the other transactions contemplated hereby and compliance with the provisions of this Agreement by the Company will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority, except: (i) registrations or other actions required under United States federal and state securities laws as are contemplated by this Agreement; (ii) actions required by the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder (the “HSR Act”); (iii) the filing and recordation of appropriate merger documents as required by the DGCL; (iv) as set forth on Schedule 3.05(b) of the Company Disclosure Schedule; and (v) where failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not prevent or materially delay consummation of the Merger or any other transaction contemplated hereby, or, individually or in the aggregate, have a Company Material Adverse Effect.

SECTION 3.06.    Permits; Compliance with Law.    Except as set forth on Schedule 3.06-1 of the Company Disclosure Schedule, the Company and each Subsidiary is in possession of all franchises, grants, authorizations, licenses, permits, easements, variances, exemptions, consents, certificates, approvals and orders necessary for the Company and each Subsidiary to own, lease and operate its properties or to carry on its business as it is now being conducted (the “Company Permits”), and no suspension or cancellation of any of the Company Permits is pending or, to the knowledge of the Company, threatened, except where the failure to have, or the suspension or cancellation of, any of the Company Permits would not, individually or in the aggregate, have a Company Material Adverse Effect. Set forth on Schedule 3.06-2 of the Company Disclosure Schedule is a list of those

Company Permits, the loss or suspension of any of which would, individually or in the aggregate, have a Company Material Adverse Effect. Neither the Company nor any Subsidiary is in conflict with or in default or violation of, and at all times since January 1, 2000, has not been in conflict with or in default or violation of, (i) any Laws applicable to the Company or any Subsidiary or by which any property or asset of the Company or any Subsidiary is bound or affected; (ii) any of the Company Permits; or (iii) any promissory note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Company or any Subsidiary is a party or by which the Company or any Subsidiary or any property or asset of the Company or any Subsidiary is bound or affected, except for any such conflicts, defaults or violations that would not, individually or in the aggregate, have a Company Material Adverse Effect. Except as set forth on Schedule 3.06-3, no material investigation or review by any Governmental Authority with respect to the Company or any Subsidiary is pending, or to the knowledge of the Company, threatened, nor has any Governmental Authority indicated in writing an intention to conduct such an investigation or review.

SECTION 3.07.    SEC Filings; Financial Statements.

(a)    The Company has timely filed with the SEC all forms, reports, schedules, statements and other documents required to be filed by it since November 13, 2000 (as supplemented and amended since the time of filing, collectively, the “Company SEC Documents”). The Company SEC Documents, including any financial statements or schedules included in the Company SEC Documents, at the time filed (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of mailing, respectively, and, in the case of any Company SEC Document amended or superseded by a filing prior to the date of this Agreement, then on the date of such amending or superseding filing) (i) complied in all material respects with the applicable requirements of the United States federal securities Laws; and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. No Subsidiary is subject to the periodic reporting requirements of the Securities Exchange Act of 1934, as amended (together with the rules and regulations thereunder, the “Exchange Act”), or required to file any form, report, schedule, statement or other document with the SEC, the Nasdaq National Market, any stock exchange or, except as set forth on Schedule 3.07(a), any other comparable Governmental Authority.

(b)    Each of the consolidated financial statements (including, in each case, any notes thereto) contained in the Company SEC Documents at the time filed (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of mailing, respectively, and, in the case of any Company SEC Document amended or superseded by a filing prior to the date of this Agreement, then on the date of such amending or superseding filing) (i) complied in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, (ii) was prepared in accordance with United States generally accepted accounting principles applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto), and (iii) fairly presented in all material respects (subject, in the case of unaudited statements, to normal and recurring year-end adjustments) the consolidated financial position, results of operations and cash flows of the Company and the consolidated Subsidiaries as at the respective dates thereof and for the respective periods indicated therein.

(c)    With respect to each Annual Report on Form 10-K and each Quarterly Report on Form 10-Q (in each case as supplemented and amended since the time of filing as set forth on Schedule 3.07(c)) included in the Company SEC Documents filed since August 29, 2002, the financial statements and other financial information included in such reports fairly present (within the meaning of the Sarbanes-Oxley Act of 2002) in all material respects the financial condition and results of operations of the Company as of, and for, the periods presented in the Company SEC Documents. The Company’s principal executive officer and its principal financial officer have disclosed, based on their most recent evaluation, to the Company’s auditors and the audit committee of the Company’s Board of Directors (i) all significant deficiencies in the design or operation of internal controls that could adversely affect the Company’s ability to record, process, summarize and report financial data and have identified for the Company’s auditors any material weaknesses in internal controls and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls. The Company has established and maintains disclosure controls and procedures (as such term is defined in Rule 13a-14 under the Exchange Act); such disclosure controls and procedures are designed to ensure that material information relating to the Company, including its consolidated Subsidiaries, is made known to the Company’s principal executive officer and its principal financial officer by others within those entities, particularly during the periods in which the periodic reports required under the Exchange Act are being prepared; and, to the knowledge of the Company, such disclosure controls and procedures are effective at the reasonable assurance level in timely alerting the Company’s principal executive officer and its principal financial officer to material information required to be included in the Company’s periodic reports required under the Exchange Act. There are no outstanding loans made by the Company or any of its Subsidiaries to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of the Company. Since the enactment of the Sarbanes-Oxley Act of 2002, neither the Company nor any of its Subsidiaries has made any loans to any executive officer or director of the Company or any of its Subsidiaries.

(d)    Except as and to the extent set forth on the consolidated balance sheet of the Company and the consolidated Subsidiaries as at December 31, 2003, including the notes thereto, included in the Company SEC Documents (the “Company 2003 Balance Sheet”), neither the Company nor any Subsidiary has any liability or obligation of any nature (whether accrued, absolute, contingent or otherwise) that would be required to be disclosed on a balance sheet prepared in accordance with United States generally accepted accounting principles, except for liabilities and obligations (i) incurred since December 31, 2003 in the ordinary course of business consistent with past practice which would not, individually or in the aggregate, have a Company Material Adverse Effect; or (iii) incurred pursuant to this Agreement.

(e)    The Company has heretofore furnished to Parent complete and correct copies of all material amendments and modifications that have not been filed by the Company with the SEC to all agreements, documents and other instruments that previously had been filed by the Company with the SEC as exhibits to Company SEC Documents and are currently in effect. A true and complete list of such amendments and modifications is set forth on Schedule 3.07(e) of the Company Disclosure Schedule.

SECTION 3.08.    Disclosure Documents.    The preliminary proxy statement relating to the meeting of the Company’s stockholders in connection with the Merger (together with any amendments thereof or supplements thereto, the “Company Proxy Statement”) will not, when filed with the SEC, at the date mailed to the Company’s stockholders and at the time of such meeting of stockholders to be held in connection with the Merger, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading or necessary to correct any statement in any earlier communication with respect to any solicitation of proxies or otherwise. The Company Proxy Statement will, when filed with the SEC, at the date mailed to the Company’s stockholders and at the time of such meeting of stockholders to be held in connection with the Merger, comply in all material respects with the applicable requirements of the United States federal securities Laws. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to any information supplied by Parent or Merger Subsidiary or any of their respective representatives in writing specifically for inclusion in the Company Proxy Statement.

SECTION 3.09.    Absence of Certain Changes or Events.    Since December 31, 2003, except as contemplated by this Agreement or as set forth on Schedule 3.09 of the Company Disclosure Schedule, the Company and the Subsidiaries have conducted their businesses in the ordinary course and in a manner consistent with past practice, and there has not been (a) any event or events having a Company Material Adverse Effect, (b) any change by the Company in its accounting methods, principles or practices, (c) any revaluation by the Company of any material asset (including, without limitation, any writing down of the value of inventory or writing off of notes or accounts receivable), other than in the ordinary course of business consistent with past practice, (d) any entry by the Company or any Subsidiary into any commitment or transaction material to the Company and the Subsidiaries taken as a whole, except in the ordinary course of business and consistent with past practice, (e) any declaration, setting aside or payment of any dividend or distribution in respect of any capital stock of the Company or any redemption, purchase or other acquisition of any of its securities, (f) any material damage, destruction or loss to material property, whether or not covered by insurance, (g) any settlement or compromise of any material litigation, action or claim, or (h) other than pursuant to the contracts and Plans expressly referred to in Section 3.11 hereof, any increase in, establishment or material amendment of any bonus, insurance, severance, deferred compensation, pension, retirement, profit sharing, stock option (including, without limitation, the granting of stock options, stock appreciation rights, performance awards, or restricted stock awards), stock purchase or other employee benefit plan, or any other increase in the compensation payable or to become payable to any officers or key employees of the Company or any Subsidiary, except for salary increases and benefit accruals in the ordinary course of business consistent with past practice.

SECTION 3.10.    Absence of Litigation.    Except as set forth on Schedule 3.10-1 of the Company Disclosure Schedule, there is no suit, claim, action, proceeding, compliance review or investigation pending or, to the knowledge of the Company, threatened against the Company or any Subsidiary, or any property or asset of the Company or any Subsidiary, before any court, arbitrator or Governmental Authority, which (a) individually or in the aggregate, would have a Company Material Adverse Effect, or (b) seeks to delay or prevent the consummation of the Merger or the other transactions contemplated hereby. Except as set forth on Section 3.10-2 of the Company Disclosure Schedule, neither the Company nor any Subsidiary nor any property or asset of the Company or any Subsidiary is subject to any order, writ, judgment, injunction, decree, determination or award which would have, individually or in the aggregate, a Company Material Adverse Effect.

SECTION 3.11.    Employee Benefit Plans.    Schedule 3.11 of the Company Disclosure Schedule sets forth a true and complete list of (i) all the employee benefit plans and programs maintained and currently in effect or for which the Company or any Subsidiary may have any responsibility or liability for the benefit of any current or former employee, officer or director of the Company or any Subsidiary, as amended to date (the “Plans”); and (ii) all contracts and agreements relating to employment which provide for annual compensation in excess of $150,000 and all severance or change of control agreements, with any of the directors, officers or employees of the Company or its Subsidiaries (other than, in each case, any such contract or agreement that is terminable at any time by the Company or a Subsidiary at will and without penalty or other adverse consequence) (the “Employment Contracts”). Parent has been furnished with a true and complete copy of each Plan, and with respect to each such Plan true, correct and complete copies of (a) any associated trust, custodial, insurance or service agreements, (b) any annual report, actuarial report, or disclosure materials (including specifically any summary plan descriptions) submitted to any governmental agency or distributed to participants or beneficiaries thereunder in the current or any of the three (3) preceding calendar years and (c) the most recently received IRS determination letters and any governmental advisory opinions, rulings, compliance statements, closing agreements, or similar materials specific to such Plan and each Employment Contract. Except as set forth in Schedule 3.11 of the Company Disclosure Schedule: (i) none of the Plans is a multiemployer plan within the meaning of Section 4001(a)(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”); (ii) none of the Plans or Employment Contracts promises or provides retiree medical or life insurance benefits to any person except as required by Part 6 of Title I of ERISA, Section 4980B of the Code or any similar state Law relating to the continuation of health insurance coverage; (iii) each Plan intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service that it is so qualified and nothing has occurred since the date of such letter that could reasonably be expected to adversely affect the qualified status of such Plan; (iv) none of the Plans or Employment Contracts promises or provides severance benefits or benefits contingent upon a change in ownership or control within the meaning of Section 280G of the Code; (v) each Plan has been operated in all material respects in accordance with its terms and the requirements of applicable Law; (vi) none of the Plans is subject to Title IV of ERISA; (vii) neither the Company nor any Subsidiary has incurred any direct or indirect liability under, arising out of, or by operation of Title IV of ERISA in connection with, the termination of, or withdrawal from, any Plan or other retirement plan or arrangement; and (viii) the Company and the Subsidiaries have not incurred any liability under, and have complied in all material respects with, the Worker Adjustment Retraining Notification Act. Other than routine claims for benefits under the Plans, no claim with respect to, or legal proceeding involving, any Plan or a breach of any Employment Contract is pending or, to the knowledge of the Company, threatened.

SECTION 3.12.    Labor Matters.    Neither the Company nor any Subsidiary is a party to any collective bargaining agreement or other labor union contract applicable to persons employed by the Company or any Subsidiary, and since January 1, 2001 there has not occurred any strike, work stoppage or union organizing effort and, to the knowledge of the Company, no such action is threatened or contemplated. Neither the Company nor any Subsidiary is engaged in any material unfair labor practice (as defined in the National Labor Relations Act).

SECTION 3.13.    Personal Property, Real Property and Leases.

(a)    The Company has never owned any real property. Schedule 3.13-1 of the Company Disclosure Schedule sets forth a true and complete list of all real property leased by the Company or any Subsidiary since 1991, and separately identifies that which is, or was previously, leased. The Company and the Subsidiaries have valid leasehold interests to or in all of the properties and assets necessary to conduct their respective businesses as currently conducted and, except as set forth on Schedule 3.13-2 of the Company Disclosure Schedule, there are no material security interests or encumbrances on such owned properties and assets. The owned properties and assets and, to the knowledge of the Company, the leased properties and assets, necessary to conduct the business of the Company and the Subsidiaries as currently conducted are structurally sound in all material respects, are in good operating condition and repair, normal wear and tear excepted, and are adequate for the uses to which they are being put, and none of such properties or assets is in need of maintenance or repairs, except for ordinary, routine maintenance and repairs that are not material in nature or cost.

(b)    All leases of real property leased for the use or benefit of the Company or any Subsidiary to which the Company or any Subsidiary is a party requiring rental payments in excess of $50,000 during the period of the lease, and all amendments and modifications thereto, are in full force and effect and have not been modified or amended, and there exists no material default under any such lease by the Company, any Subsidiary, or, to the knowledge of the Company, by any other party thereto, nor any event which with notice or lapse of time or both would constitute a material default thereunder by the Company or any Subsidiary or, to the knowledge of the Company, by any other party thereto.

SECTION 3.14.    Intellectual Property.    “Company Intellectual Property” means all trademarks, trademark rights, trade names, trade name rights, patents, patent rights, industrial models, inventions, copyrights, servicemarks, trade secrets, know-how, computer software programs and other proprietary rights and information used or held for use in connection with the business of the Company and the Subsidiaries as currently conducted, together with all applications currently pending for any of the foregoing. Except as (i) set forth in Schedule 3.14-1 of the Company Disclosure Schedule; or (ii) would not have, individually or in the aggregate, a Company Material Adverse Effect, the Company and the Subsidiaries own or have legally enforceable rights to use all of the Company Intellectual Property, and no assertion or claim in writing has been received by the Company or any Subsidiary (or, to the knowledge of the Company, is there any basis therefor) challenging the validity of the Company’s or any Subsidiary’s ownership of, or right to use, any Company Intellectual Property. Except as set forth on Schedule 3.14-2 of the Company Disclosure Schedule, neither the Company nor any Subsidiary is party to any material license or other agreement pursuant to which it has the right to use any Company Intellectual Property utilized in connection with any product or process of the Company or any of its Subsidiaries. Except as set forth on Schedule 3.14-3 of the Company Disclosure Schedule, there are no pending, or to the knowledge of the Company, threatened, interferences, re-examinations, oppositions or nullities involving any patents, patent rights or applications therefor of the Company or any Subsidiary that, individually or in the aggregate, would have a Company Material Adverse Effect. Except as set forth on Schedule 3.14-4, all employees of the Company and the Subsidiaries since January 1, 2000 have executed confidentiality and invention assignment agreements in the forms previously delivered to the Parent. Except as set forth in Schedule 3.14-5 of the Company Disclosure Schedule, there have been no notices received by the Company from, or claims made against the Company or any Subsidiary by, or to the knowledge of the Company, claims against the Company or any Subsidiary threatened by, third parties regarding actual or potential infringements of any Company Intellectual Property. Except as disclosed in Schedule 3.14-6 of the Company Disclosure Schedule, there are no infringements by third parties of any Company Intellectual Property which, individually or in the aggregate, would have a Company

Material Adverse Effect. Except as set forth on Schedule 3.14-7 of the Company Disclosure Schedule, neither the Company nor any Subsidiary has licensed or otherwise permitted the use by any third party of any Company Intellectual Property (other than end-user licenses to customers in the ordinary course of business consistent with past practice).

SECTION 3.15.    Taxes.    Except as set forth on Schedule 3.15 of the Company Disclosure Schedule, (i) the Company and the Subsidiaries have filed all federal, state, local and foreign Tax returns and reports required to be filed by them on or prior to the date hereof, and all such Tax returns are true, correct, and complete in all material respects; (ii) each of the Company and the Subsidiaries have paid on a timely basis all Taxes when and as due under applicable Law, other than such payments as are immaterial in amount or are being contested in good faith by appropriate proceedings (each of which is described on Schedule 3.15 of the Company Disclosure Schedule); (iii) neither the Company nor any of the Subsidiaries has ever been subject to any Tax audit; (iv) neither the Internal Revenue Service (the “IRS”) nor any other Taxing authority or agency, domestic or foreign, is now asserting or, to the knowledge of the Company, threatening to assert against the Company or any Subsidiary any deficiency or claim for additional Taxes; (v) none of the Tax returns of the Company and its Subsidiaries contains or will contain a disclosure statement under Code Section 6662 of the Code or any similar provision of state, local, or foreign Law; (vi) neither the Company nor any Subsidiary has granted any waiver of any statute of limitations with respect to, or any extension of a period for the assessment of, any federal, state, county, municipal or foreign Tax, which waiver or extension remains in effect; (vii) the accruals and reserves for Taxes reflected in the Company 2003 Balance Sheet and the Company’s most recent quarterly financial statements, adjusted to reflect additions and deletions thereto since the date thereof arising in the ordinary course of business and consistent with past practice, are adequate to cover all Taxes accruable in accordance with United States generally accepted accounting principles through the Effective Time; (viii) the Company and the Subsidiaries have withheld or collected and paid over to the appropriate Governmental Authorities or are properly holding for such payment all Taxes required by Law to be withheld or collected, and the Company and the Subsidiaries have complied in all material respects with all information reporting and backup withholding requirements, including maintenance of required records with respect thereto, in connection with amounts paid or owing to any employee, creditor, independent contractor, or other third party; (ix) there are no liens for Taxes upon the assets of the Company or the Subsidiaries, other than liens for Taxes not yet due or owing or that are being contested in good faith by appropriate proceedings (each of which is described on Schedule 3.15 of the Company Disclosure Schedule); (x) neither the Company nor any of its Subsidiaries is party to or bound by (nor will the Company or any of its Subsidiaries, prior to the Effective Time, become a party to or become bound by) any Tax indemnity, Tax sharing or Tax allocation agreement; (xi) except for the group of which the Company is presently the common parent, the Company has never been a member of an affiliated group of corporations, within the meaning of Section 1504 of the Code, other than as a common parent corporation, and none of the Subsidiaries of the Company has ever been a member of an affiliated group of corporations, within the meaning of Section 1504 of the Code, except where the Company was the common parent corporation of such affiliated group; (xii) all material elections with respect to Taxes affecting the Company and the Subsidiaries as of the date of this Agreement are reflected on the Tax returns made available to Parent; (xiii) neither the Company nor any Subsidiary is currently nor has ever been subject to the reporting requirements of Code Section 6038A; (xiv) none of the assets of the Company nor of any Subsidiary is property which the Company or any such Subsidiary is required to treat as being owned by any other person pursuant to the so-called “safe harbor lease” provisions of former Section 168(f) of the Code; (xv) none of the assets of the Company or of any Subsidiary directly or indirectly secures any debt the interest on which is tax exempt under Section 103(a) of the Code; (xvi) none of the assets of the Company or of any Subsidiary is “tax exempt use property” within the meaning of Section 168(h) of the Code; (xvii) neither the Company nor any Subsidiary has participated in, nor will it participate in, an international boycott within the meaning of Section 999 of the Code; (xviii) neither the Company nor any Subsidiary is a party to any Employment Contract or Plan that has resulted or would result, separately or in the aggregate, in the payment of any “excess parachute payments” within the meaning of Section 280G of the Code; (xix) neither the Company nor any Subsidiary is, nor has it ever been, a United States real property holding corporation (as defined in Section 897(c)(2) of the Code) during the applicable period specified in Section 897(c)(1)(A)(ii)of the Code; (xx) neither the Company nor any Subsidiary has, nor has it ever had, a permanent establishment in any foreign country, as defined in any applicable Tax treaty or convention between the United States of America and such foreign country nor, in the absence of such Treaty, in the manner contemplated under the Laws of such foreign country; (xxi) the Company is not a party to any joint venture, partnership or other arrangement or contract which could be treated as a partnership for federal income tax purposes; and (xxii) neither the Company nor any Subsidiary has taken any action that would have the effect of deferring any material liability for Taxes from any taxable period ending on or before the Closing Date to any taxable period ending thereafter.

SECTION 3.16.    Environmental Matters.

(a)    For purposes of this Agreement, the following terms shall have the following meanings: (i) “Hazardous Substances” means (A) those substances defined in or regulated under any of the following U.S. federal statutes and/or their state or foreign counterparts, as each may be amended from time to time, and all regulations thereunder: the Hazardous Materials Transportation Act, the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation and Liability Act, the Clean Water Act, the Safe Drinking Water Act, the Toxic Substances Control Act, the Atomic Energy Act, the Federal Insecticide, Fungicide, and Rodenticide Act, the Occupational Health and Safety Act and the Clean Air Act; (B) petroleum and petroleum products including crude oil and any fractions thereof; (C) natural gas, synthetic gas, and any mixtures thereof; (D) radon; (E) asbestos; (F) any other pollutant or contaminant; and (G) any substance with respect to which a federal, state or local agency requires environmental investigation, monitoring, reporting or remediation; and (ii) “Environmental Laws” means any U.S. federal, state or local or foreign law, including, without limitation, any code or rule of common law, relating to (A) releases or threatened releases of Hazardous Substances or materials containing Hazardous Substances; (B) the manufacture, handling, transport, use, treatment, management, storage or disposal of, or exposure to, Hazardous Substances or materials containing Hazardous Substances; or (C) otherwise relating to pollution of the environment or the protection of natural resources or human health.

(b)    Except as set forth on Schedule 3.16 of the Company Disclosure Schedule (which description shall include an estimate of the Company’s potential financial liability with respect to each matter so described) or as would not, individually or in the aggregate, have a Company Material Adverse Effect: (i) neither the Company nor any of its Subsidiaries has violated or is in violation of any Environmental Law; (ii) there is and has been no release, threatened release, contamination, disposal, spilling, dumping, incineration, discharge, storage or treatment of any Hazardous Substance, at, on, under or from any of the properties owned or, to the knowledge of the Company, leased by the Company or any of its Subsidiaries (including, without limitation, soils and surface and ground waters); (iii) to the knowledge of the Company, neither the Company nor any of its Subsidiaries is liable for any contamination, release or threatened release of Hazardous Substances at any location off of the properties and facilities owned or operated by the Company or any Subsidiary; (iv) neither the Company nor any Subsidiary is liable with respect to any pending claims that have been or, to the Company’s knowledge, are threatened to be asserted under any Environmental Law; (v) the Company and each of its Subsidiaries has all permits, licenses and other authorizations and has made all registrations, notifications, reports and submissions required under any Environmental Law (“Environmental Permits”); (vi) each of the Company and its Subsidiaries has been and is in compliance with its Environmental Permits; (vii) there are no pending, or, to the knowledge of the Company, threatened claims against the Company or any Subsidiary arising under or relating to any Environmental Law or Hazardous Substance; (viii) neither the Company nor any of its Subsidiaries is subject to or has entered into any order, consent, decree or other agreement under or relating to any Environmental Law or Hazardous Substance; and (ix) neither the Company nor any of its Subsidiaries has entered into any written or unwritten agreement pursuant to which the Company or any of the Subsidiaries are obligated to assume, indemnify, defend, hold harmless, release or perform any liabilities, claims or obligations arising under or related to any Environmental Law or Hazardous Substance.

SECTION 3.17.    Material Contracts and Government Contracts.

(a)    Subsections (i) through (viii) of Schedule 3.17(a) of the Company Disclosure Schedule set forth a true and complete list of all of the following contracts and agreements (including, without limitation, oral agreements) to which the Company or any Subsidiary is a party (each of such contracts and agreements and each other contract or agreement of the Company or any Subsidiary entered into after the date of this Agreement that would have been required to be set forth on Schedule 3.17(a) of the Company Disclosure Schedule, had such contract or agreement been entered into prior to the date of this Agreement, collectively, the “Material Contracts”):

(i)    each contract and agreement (other than any routine purchase order or pricing quote made in the ordinary course of business involving less than $50,000) for the purchase of inventory, spare parts, other materials or personal property with any supplier or for the furnishing of services to the Company or any Subsidiary under the terms of which the Company or any Subsidiary: (A) paid or otherwise gave consideration of more than $100,000 in the aggregate during the calendar year ended December 31, 2003, (B) is likely to pay or otherwise give consideration of more than $100,000 in the aggregate during the calendar year ending December 31, 2004, (C) is likely to pay or otherwise give consideration of more than $100,000 in the aggregate over the remaining term of the contract or agreement or (D) cannot be canceled by the Company or such Subsidiary on thirty (30) or fewer days notice without penalty or further payment of less than $25,000;

(ii)    each customer contract and agreement (other than routine purchase orders or pricing quotes made in the ordinary course of business involving less than $20,000 individually) to which the Company or any Subsidiary is a party which: (A) involved consideration of more than $20,000 in the aggregate during the calendar year ended December 31, 2003, (B) is likely to involve consideration of more than $20,000 in the aggregate during the calendar year ending December 31, 2004, (C) is likely to involve consideration of more than $20,000 in the aggregate over the remaining term of the contract or (D) cannot be canceled by the Company or such Subsidiary on thirty (30) or fewer days notice without penalty or further payment of less than $20,000;

(iii)    each management contract and each contract with an independent contractor or consultant (or similar arrangement) to which the Company or any Subsidiary is a party and which: (A) involved consideration of more than $10,000 in the aggregate during the calendar year ended December 31, 2003, (B) is likely to involve consideration of more than $10,000 in the aggregate during the calendar year ending December 31, 2004, (C) is likely to involve consideration of more than $10,000 in the aggregate over the remaining term of the contract, or (D) cannot be canceled by the Company or such Subsidiary on thirty (30) or fewer days notice without penalty or further payment of less than $10,000;

(iv)    all contracts and agreements (excluding routine checking account overdraft agreements involving petty cash amounts) under which the Company or any Subsidiary has created, incurred, assumed, agreed to indemnify against or guaranteed (or may so create, incur, assume, agree to indemnify against or guarantee) indebtedness involving an amount in excess of $25,000 in any individual case or $50,000 in the aggregate or under which the Company or any Subsidiary has granted or incurred (or may grant or incur) a security interest or lien on any of their respective assets, whether tangible or intangible, to secure indebtedness of an amount in excess of $25,000 in any individual case or $50,000 in the aggregate or under which the Company or any Subsidiary has agreed to indemnify against or guarantee obligations (other than indebtedness) involving an amount in excess of $25,000 in any individual case or $50,000 in the aggregate;

(v)    each contract and agreement that limits the ability of the Company or and Subsidiary or, after the Effective Time, Parent or any of its affiliates, to compete in any line of business or with any person or in any geographic area or during any period of time, or to solicit any customer or client;

(vi)    each contract and agreement between or among the Company or any Subsidiary, on the one hand, and any affiliate (as defined in Section 9.03(a) hereof) of the Company, including without limitation, present and former officers or directors of the Company or any Subsidiary or any of their respective associates, on the other hand, including, without limitation, any agreement to indemnify, advance expenses and/or defend any of the foregoing in respect of any matter;

(vii)    each contract and agreement to which the Company or any Subsidiary is a party under which it has agreed to supply products to a customer at specified prices, whether directly or through a specific distributor, manufacturer’s representative or dealer, which contract involves products or sales of at least $100,000 and extends for more than one year; and

(viii)    each other contract and agreement (A) the absence or breach of which would have a Company Material Adverse Effect, or (B) that would be deemed to be material pursuant to Item 601 of Regulation S-K under the Securities Act.

(b)    Each Material Contract is a legal, valid and binding agreement of the Company or a Subsidiary, as the case may be, except as may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws and equitable principles relating to or limiting creditors’ rights generally and by general principles of equity, and none of the Company, any Subsidiary or, to the knowledge of the Company, any other party thereto, is in material default under any Material Contract; neither the Company nor any Subsidiary is in receipt of any notice of default under any Material Contract; and none of the Company or any of the Subsidiaries anticipates any termination or change to, or receipt of a proposal with respect to, any of the Material Contracts as a result of the Merger or otherwise. Except as set forth on Schedule 3.17(b) of the Company Disclosure Schedule, the Company has furnished Parent with true and complete copies of all Material Contracts, together with all amendments, waivers, or other changes thereto.

(c)    For purposes of this Section 3.17, (i) the term “Government” shall mean any entity within the U.S. federal government; and (ii) the term “Government Contract” shall mean any Government prime contract, cooperative research and development agreement, “other transaction”, or any subcontract at any tier under a Government prime contract, or any basic ordering agreement, letter contract, purchase order or delivery order of any kind, including without limitation, as to all of the foregoing, all amendments, modifications and options thereunder or relating thereto.

(d)    Schedule 3.17(d) of the Company Disclosure Schedule sets forth a true and complete list of: (i) all Government Contracts currently in force between the Company or any Subsidiary and the Government or any prime contractor or subcontractor; (ii) all outstanding quotations, bids and proposals submitted by the Company or any Subsidiary, which the Company believes are still subject to acceptance, to the Government or any prime contractor or subcontractor; and (iii) any Government Contract that by its terms remains subject to audit.

(e)    Except as set forth on Schedule 3.17(e) of the Company Disclosure Schedule, with respect to Government Contracts, there is no pending or, to the knowledge of the Company, threatened, (i) civil fraud or criminal action, proceeding or investigation by any Governmental Authority, (ii) suspension or debarment action or proceeding against the Company or any Subsidiary, (iii) request by the Government for a contract price adjustment based on a claimed disallowance by the Government in excess of $25,000, (iv) dispute between the Company or any of its Subsidiaries and the Government which has resulted in a government contracting officer’s determination and finding final decision where the amount in controversy exceeds, or is reasonably likely to exceed, $25,000 or (v) claim or equitable adjustment by the Company or any of its Subsidiaries against the Government in excess of $25,000.

SECTION 3.18.    Opinion of Financial Advisor.    The Company’s Board of Directors has received the opinion of Needham & Company, Inc. (“Needham”) to the effect that, as of the date of this Agreement, the Per Share Amount to be received by the holders of Common Stock pursuant to the Merger is fair to such holders from a financial point of view. The Company has provided a copy of such opinion to Parent. The Company has received the consent of Needham to include such opinion in the Company Proxy Statement.

SECTION 3.19.    Board Approval; Vote Required.    The Company’s Board of Directors, at a meeting duly called and held on September 1, 2004, at which all directors were present, duly and unanimously adopted resolutions: (i) approving this Agreement and the transactions contemplated hereby, including the Merger; (ii) declaring that this Agreement is advisable; (iii) determining that this Agreement and the transactions contemplated hereby, including the Merger, are fair to, and in the best interests of, the Company and its stockholders and that the consideration to be paid for each Share in the Merger is fair to the holders of Shares; and (iv) recommending that the Company’s stockholders approve and adopt this Agreement and the transactions contemplated hereby, including the Merger. None of the aforesaid resolutions by the Company’s Board of Directors has been amended, rescinded or modified. The affirmative vote of the holders of a majority of the Shares outstanding as of the record date for the Company Stockholders’ Meeting is the only vote of the holders of any class or series of capital stock of the Company necessary to adopt this Agreement and approve the transactions contemplated by this Agreement, including the Merger.

SECTION 3.20.    Brokers.    No broker, finder, investment banker or other person (other than Needham) is entitled to or will be paid any brokerage, finder’s or similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company or any Subsidiary. The Company has heretofore furnished to Parent a complete and correct copy of all agreements between the Company and Needham pursuant to which such firm would be entitled to any payment relating to the transactions contemplated by this Agreement. Schedule 3.20 of the Company Disclosure Schedule discloses the maximum aggregate amount of all costs, fees and expenses that will be paid or will be payable by the Company and its Subsidiaries to all attorneys, accountants and investment bankers and other experts and consultants and all printing and advertising expenses in connection with the Merger and the transactions contemplated by this Agreement.

SECTION 3.21.    Customers.    Schedule 3.21 of the Company Disclosure Schedule sets forth the twenty-five (25) largest customers of the Company, each ranked by revenue, for the most recent fiscal year. Except as set forth on Schedule 3.21 of the Company Disclosure Schedule, since January 1, 2003, no customer named on Schedule 3.21 has canceled, otherwise terminated or materially curtailed, or, to the knowledge of the Company, threatened to cancel, otherwise terminate or materially curtail its relationship with the Company, except as would not, individually or in the aggregate, have a Company Material Adverse Effect.

SECTION 3.22.    Suppliers.    Except as set forth on Schedule 3.22 of the Company Disclosure Schedule, since December 31, 2003 no material supplier or service provider of the Company or any Subsidiary has indicated it will stop or materially decrease the supply or materials, products or services to the Company or such Subsidiary or is otherwise involved in or, to the knowledge of the Company, is threatening a material dispute with the Company or such Subsidiary.

SECTION 3.23.    Certain Payments.    Neither the Company nor any Subsidiary or any director, officer, agent or employee of the Company or any Subsidiary, or any other person associated with or acting for or on behalf of the Company or any Subsidiary, has directly or indirectly (a) made any contribution, gift, bribe, rebate, payoff, influence payment, kickback or other payment to any person or Governmental Authority, regardless of form, whether in money, property or services (i) to obtain favorable treatment in securing business, (ii) to pay for favorable treatment for business secured, (iii) to obtain special concessions or for special concessions already obtained, for or in respect of the Company, any Subsidiary or any affiliate of the Company or any Subsidiary or (iv) in violation of any federal, state, territorial, local or foreign Law or (b) established or maintained any fund or asset that has not been recorded in the books and records of the Company or any Subsidiary.

SECTION 3.24.    Section 203 of the DGCL.    No state anti-takeover statute or similar charter or bylaw provisions of the Company are applicable to the Merger, this Agreement or the transactions contemplated hereby.

SECTION 3.25.    Insurance.    Schedule 3.25-1 of the Company Disclosure Schedule contains a true and complete list of all material insurance policies and binders, insurance policies which have retrospective premium mechanisms and programs of self-insurance owned, held or maintained by the Company on the date of this Agreement or at any time during the previous three calendar years that afford or afforded, as the case may be, coverage to the Company, its assets or businesses. The Company’s insurance policies are in full force and effect in accordance with their terms, no notice of cancellation has been received, and there is no existing material default or event that, with the giving of notice or lapse of time or both, would constitute a default thereunder. All premiums to date have been paid in full. The Company and any of its covered Subsidiaries is a “named insured” or an “insured” under such insurance policies. The Company and its Subsidiaries have not been refused any insurance, nor has the coverage of the Company or any of its Subsidiaries been limited, by any insurance carrier to which it has applied for insurance or with which it has carried insurance during the past three (3) years. Except as set forth on Schedule 3.25-2 of the Company Disclosure Schedule, the policies of fire, theft, liability and other insurance maintained with respect to the assets or businesses of the Company and its Subsidiaries may be continued by the Company and its Subsidiaries without modification or premium increase after the Effective Time and for the duration of their current terms, which terms expire as set forth on Schedule 3.25-3 of the Company Disclosure Schedule. Set forth on Schedule 3.25-4 of the Company Disclosure Schedule is the amount of the annual premium currently paid by the Company for its directors’ and officers’ liability insurance.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT

AND MERGER SUBSIDIARY

Parent and Merger Subsidiary hereby, jointly and severally, represent and warrant to the Company that:

SECTION 4.01.    Organization and Qualification; Subsidiaries.    Each of Parent and Merger Subsidiary is a corporation duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation and has the requisite power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted. Each of Parent and Merger Subsidiary is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except for any failure(s) to be so qualified or licensed or in good standing that would not, individually or in the aggregate, have a Parent Material Adverse Effect (as hereinafter defined). The term “Parent Material Adverse Effect” means any change or effect that is or is reasonably likely to be materially adverse to the business, results of operations or condition (financial or otherwise) of Parent and its subsidiaries, taken as a whole, or otherwise materially and adversely affects the ability of the Parent and Merger Subsidiary to consummate the transactions contemplated hereby.

SECTION 4.02.    Certificate of Incorporation and By-laws.    Parent has heretofore furnished to the Company a complete and correct copy of the Certificate of Incorporation and the By-laws, each as amended to date, of Parent and Merger Subsidiary. Such Certificates of Incorporation and By-laws are in full force and effect. Neither Parent nor Merger Subsidiary is in violation of any provision of its Certificate of Incorporation or By-laws.

SECTION 4.03.    Authority Relative to this Agreement.    Each of Parent and Merger Subsidiary has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Merger and the other transactions contemplated hereby. The execution and delivery of this Agreement by Parent and Merger Subsidiary and the consummation by Parent and Merger Subsidiary of the Merger and the other transactions contemplated hereby have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of Parent or Merger Subsidiary are necessary to authorize this Agreement or to consummate the Merger and the other transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Parent and Merger Subsidiary and, assuming due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of each of Parent and Merger Subsidiary enforceable against each of Parent and Merger Subsidiary in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws and equitable principles relating to or limiting creditors’ rights generally and by general principles of equity.

SECTION 4.04.    No Conflict; Required Filings and Consents.

(a)    The execution and delivery of this Agreement by Parent and Merger Subsidiary do not, and the performance of this Agreement by Parent and Merger Subsidiary will not, (i) conflict with or violate the Certificate of Incorporation or By-laws of Parent or Merger Subsidiary; (ii) conflict with or violate in any material respect any Laws applicable to Parent or Merger Subsidiary or by which any property or asset of either of them is bound or affected; or (iii) except as specified in Schedule 4.04(a) of the separate Disclosure Schedule previously delivered by Parent to the Company (the “Parent Disclosure Schedule”), require a consent under, violate, conflict with, result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or other encumbrance on any property or asset of Parent or Merger Subsidiary pursuant to, any material promissory note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Parent or Merger Subsidiary is a party or by which Parent or Merger Subsidiary or any property or asset of either of them is otherwise bound or affected.

(b)    The execution and delivery of this Agreement by Parent and Merger Subsidiary do not, and the performance of this Agreement, the consummation of the Merger and the other transactions contemplated hereby and compliance with the provisions of this Agreement by Parent and Merger Subsidiary will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity, except (i) registrations or other actions required under United States federal and state securities laws as are contemplated by this Agreement; (ii) actions required by the HSR Act; (iii) the filing and recordation of appropriate merger documents as required by the DGCL; (iv) as set forth on Schedule 4.04(b) of the Parent Disclosure Schedule; and (v) where failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not prevent or materially delay consummation of the Merger or any other transaction contemplated hereby, and would not, individually or in the aggregate, have a Parent Material Adverse Effect.

SECTION 4.05.    Absence of Litigation.    There is no claim, action, proceeding or investigation pending or, to the knowledge of the Parent, threatened against the Parent before any court, arbitrator or Governmental Authority, which seeks to delay or prevent the consummation of the Merger and or any other transaction contemplated hereby.

SECTION 4.06    Disclosure Documents.    None of the information supplied or to be supplied by Parent or Merger Subsidiary in writing specifically for inclusion or incorporation by reference in the Company Proxy Statement will, when filed with the SEC, at the date mailed to the Company’s stockholders and at the time of the meeting of the Company’s stockholders to be held in connection with the Merger, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

SECTION 4.07    Brokers.    No broker, finder or investment banker (other than BNY Capital Markets, Inc.) is entitled to any brokerage or finder’s fee or commission in connection with the Merger based upon arrangements made by or on behalf of Parent or Merger Subsidiary.

SECTION 4.08    Board Approval.    The Board of Directors of Parent has approved this Agreement and the Merger and has determined that the Merger is in the best interests of Parent. No action is necessary on the part of the stockholders of Parent in connection with this Agreement or the Merger.

SECTION 4.09    Investigation by Parent; Company’s Liability.    Parent and Merger Subsidiary acknowledge and agree that, except for the representations and warranties of the Company contained in this Agreement, the Company makes no representation or warranty. Notwithstanding Parent’s investigation into the affairs of the Company, or any knowledge of facts determined or determinable pursuant to such investigation, the Parent shall have the right to rely fully upon the representations and warranties of the Company set forth in this Agreement.

SECTION 4.10    Third-Party Financing.    Parent has obtained a firm commitment financing arrangement from a nationally recognized third-party lender to finance Parent’s payment of the Merger Consideration.

ARTICLE V

CONDUCT OF BUSINESS PENDING THE EFFECTIVE TIME

SECTION 5.01.    Conduct of Business by the Company Pending the Effective Time.    The Company covenants and agrees that, between the date of this Agreement and the earlier of the termination of this Agreement pursuant to Article VIII or the Effective Time, except as set forth on Schedule 5.01 of the Company Disclosure Schedule or unless Parent shall otherwise consent in writing, which consent shall not be unreasonably withheld, the businesses of the Company and the Subsidiaries shall be conducted only in, and the Company and the Subsidiaries shall not take any action except in, the ordinary course of business and in a manner consistent with past practice or in furtherance of the transactions contemplated by this Agreement; and the Company shall use all commercially reasonable efforts to preserve intact its business organization, to keep available the services of the current officers, employees and consultants of the Company and the Subsidiaries and to preserve the current relationships of the Company and the Subsidiaries with customers, suppliers and other persons with which the Company or any Subsidiary has business relations. By way of amplification and not limitation, except as contemplated by this Agreement or as expressly set forth on Schedule 5.01 of the Company Disclosure Schedule, neither the Company nor any of the Subsidiaries shall, between the date of this Agreement and the earlier of the termination of this Agreement pursuant to Article VIII or the Effective Time, directly or indirectly do, propose or commit to do, or authorize any of the following, without the prior written consent of Parent, which consent shall not be unreasonably withheld:

(a)    amend, repeal or otherwise change the Company’s or any of its Subsidiary’s Organizational Documents;

(b)    issue, sell, pledge, dispose of, grant or encumber, or authorize the issuance, sale, pledge, disposition, grant or encumbrance of, any Shares or any shares of any class of capital stock of the Company or the Subsidiaries, or any options, warrants, convertible securities or other rights of any kind to acquire any Shares or shares of such capital stock, or any other ownership interest (including, without limitation, any phantom interest), of the Company or any Subsidiary (except, subject to Section 2.04 hereof, for the issuance of shares of Common Stock pursuant to the exercise or purchase, in accordance with their respective terms, of employee stock options or other awards outstanding on the date hereof as set forth on Schedule 3.03-1 to the Company Disclosure Schedule, provided that if any payment is required in connection therewith, such payment shall be in cash or by net exercise, if permitted under the terms of such stock options);

(c)    transfer, lease, license, sell, mortgage, pledge, dispose of or encumber any assets of the Company or any Subsidiary, except for sales of finished goods in the ordinary course of business and in a manner consistent with past practice;

(d)    declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock, except that a wholly owned Subsidiary may declare and pay a dividend to its parent;

(e)    reclassify, combine, split or subdivide, or redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock;

(f)    (i) acquire (including, without limitation, by merger, consolidation or acquisition of capital stock or assets) (A) any corporation, partnership, other business organization or any division thereof or (B) any assets outside the ordinary course of business; (ii) incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse, or otherwise as an accommodation become responsible for, the obligations of any person, or make any loans or advances, except in the ordinary course of business to vendors and/or employees and consistent with past practice; (iii) authorize any single capital expenditure which is in excess of $25,000 or capital expenditures, in the aggregate, in excess of $200,000 for the Company and the Subsidiaries taken as a whole; or (iv) enter into or amend in any respect any Material Contract or enter into or amend in any respect any contract, agreement, commitment or arrangement with respect to any matter set forth in this subsection (f);

(g)    hire any employees or increase (except salary increases in the ordinary course of business and consistent with past practice) the compensation payable or to become payable to its officers or employees generally or to any employee with an annual salary in excess of $150,000, or grant any bonus, severance or termination pay to, or enter into any employment or severance agreement with any director, officer or other employee of the Company or any Subsidiary, or establish, adopt, enter into or amend any collective bargaining, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any director, officer or employee;

(h)    take any action, other than reasonable and usual actions in the ordinary course of business and consistent with past practice, with respect to accounting policies or procedures (including, without limitation, procedures with respect to the payment of accounts payable and collection of accounts receivable);

(i)    pay, discharge or otherwise satisfy any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction, in the ordinary course of business and consistent with past practice, of liabilities reflected or reserved against in the Company 2003 Balance Sheet, or subsequently incurred in the ordinary course of business and consistent with past practice;

(j)    fail to comply in all material respects with applicable Laws;

(k)    fail to pay and discharge any Taxes on the Company (or any of its Subsidiaries) or against any of its properties or assets before the same shall become delinquent and before penalties accrue thereon, except to the extent and so long as the same are being contested in good faith and by appropriate proceedings;

(l)    fail to perform any of its obligations under any of the Material Contracts, or modify or terminate any of the Material Contracts; or

(m)    settle or compromise any material claims or litigation.

ARTICLE VI

ADDITIONAL AGREEMENTS

SECTION 6.01.    Company Proxy Statement.    As promptly as practicable after the date of this Agreement, and, in any event, within ten (10) business days thereafter, the Company shall prepare and file with the SEC the Company Proxy Statement and shall cause the Company Proxy Statement to be mailed to the Company’s stockholders as promptly as practicable and, in any event, within five (5) business days after the Company Proxy Statement is cleared by the SEC. Notwithstanding the foregoing, any delay caused by Parent’s or its representative’s review of the Company Proxy Statement shall toll the applicable periods set forth above. The Company will notify Parent promptly of the receipt of, and will respond promptly to, any comments from the SEC or its staff and any request by the SEC or its staff for amendments or supplements to the Company Proxy Statement or for additional information, and will supply Parent with copies of all correspondence between the Company or any of its representatives, on the one hand, and the SEC or its staff, on the other hand, with respect to the Company Proxy Statement or the Merger. If at any time prior to the approval of this Agreement by the Company’s stockholders there shall occur any event that is required to be set forth in an amendment or supplement to the Company Proxy Statement, the Company will promptly notify Parent thereof and prepare and mail to its stockholders such amendment or supplement. The Company shall give Parent and its counsel a reasonable opportunity to be involved in the drafting of and review and comment upon any Company Proxy Statement and any amendment or supplement thereto and any such correspondence prior to its filing with the SEC or dissemination to the Company’s stockholders and the Company shall not mail any Company Proxy Statement, or any amendment or supplement thereto, to which Parent reasonably objects. Unless and until the Board of Directors of the Company shall withdraw its approval or recommendation of this Agreement or the Merger if and to the extent permitted by, and in accordance with, Section 6.05 hereof, the Company shall include in the Company Proxy Statement the recommendation set forth in Section 3.19 hereof and shall use commercially reasonable efforts to solicit from holders of Common Stock proxies in favor of the Merger and this Agreement and take all other actions reasonably necessary or, in the reasonable opinion of Parent, advisable to secure the approval of stockholders required by the DGCL, the Company’s Certificate of Incorporation and By-Laws and any other applicable Law in order to effect the Merger.

SECTION 6.02.    Company Stockholders’ Meeting.    The Company shall, in accordance with applicable Law and its Organizational Documents (as in effect on the date of this Agreement), duly call, give notice of, convene and hold a special meeting of its stockholders (the “Company Stockholders’ Meeting”) for the purpose of considering and voting upon approval of this Agreement, the Merger and related matters as promptly as practicable after the date hereof. The Company shall, through its Board of Directors, recommend (and continue to recommend) to its stockholders their approval and adoption of this Agreement and approval of the Merger, unless and until the Board of Directors of the Company shall withdraw its approval or recommendation of this Agreement or the Merger if and to the extent permitted by, and in accordance with, Section 6.05 hereof. The obligations of the Company contained in the first sentence of this Section 6.02 shall apply and remain in full force and effect regardless of whether the Company shall have withdrawn its approval or recommendation of this Agreement or the Merger or taken any other actions described in Section 6.05 hereof.

SECTION 6.03.    Appropriate Action; Consents; Filings.

(a)    The Company and Parent shall use their respective commercially reasonable efforts to (i) take, or cause to be taken, all appropriate action, and do, or cause to be done, all things necessary, proper or advisable under applicable Law or otherwise to consummate and make effective the Merger and the other transactions contemplated hereby as promptly as practicable; (ii) obtain in a timely manner from Governmental Authorities any consents, licenses, permits, waivers, approvals, authorizations or orders required to be obtained or made by Parent or the Company or any of their respective subsidiaries in connection with the authorization, execution and delivery of this Agreement and the consummation of the Merger and the other transactions contemplated hereby; and (iii) as promptly as practicable make all necessary filings, and thereafter make any other required submissions, with respect to this Agreement, the Merger or the other transactions contemplated hereby that are required under (A) the Exchange Act, and any other applicable federal or state securities Laws, (B) the HSR Act and any related governmental request(s) thereunder, and (C) any other applicable Law; provided that Parent and the Company shall cooperate with each other in connection with the making of all such filings, including providing copies of all such documents to the non-filing party and its advisors prior to filing and, if requested, to accept all reasonable additions, deletions or changes suggested in connection therewith. Each of the Company and Parent shall furnish to each other all information required from it for any application or other filing to be made pursuant to any applicable Law (including all information required to be included in the Company Proxy Statement) in connection with the transactions contemplated by this Agreement.

(b)    Without limiting the generality of its undertakings pursuant to Section 6.03(a) hereof, each party hereto shall (i) use its commercially reasonable efforts to prevent the entry, in a judicial or administrative proceeding brought under any antitrust Law by any Governmental Authority with jurisdiction over enforcement of any applicable antitrust Laws or any other party of any permanent or preliminary injunction or other order that would make consummation of the Merger or any other transaction contemplated hereby in accordance with the terms of this Agreement unlawful or would prevent or delay it and (ii) take promptly, in the event that such an injunction or order has been issued in such a proceeding, all steps necessary to take an appeal of such injunction or order; provided, however, that Parent and Merger Subsidiary, together, shall not be required to undertake more than one such appeal.

(c)    Notwithstanding anything to the contrary in this Section 6.03 or elsewhere in this Agreement, the parties agree that, in response to any action taken or threatened to be taken by any court or Governmental Authority, Parent shall not be required to (i) take any action or agree to the imposition of any order that would compel Parent or the Company (or any of their respective subsidiaries) to sell, license or otherwise dispose of, hold separate or otherwise divest itself of any portion of its respective business, operations or assets in order to consummate the Merger or any other transaction contemplated hereby or (ii) impose any limitation(s) on Parent’s ability to own or operate the business and operations of the Company and its Subsidiaries.

(d)    Each of Parent and the Company shall give (or shall cause its respective subsidiaries to give) any notices to applicable third parties, and use, and cause its respective subsidiaries to use, their commercially reasonable efforts to obtain any third party consents or waivers, (A) required in connection with the transactions contemplated in this Agreement, (B) disclosed or required to be disclosed in Schedule 3.05(a) of the Company Disclosure Schedule or Schedule 4.04(a) of the Parent Disclosure Schedule or (C) required to prevent a Company Material Adverse Effect from occurring prior to or after the Effective Time or a Parent Material Adverse Effect from occurring after the Effective Time; provided, however, that, without the written consent of Parent, the Company and its Subsidiaries shall not incur fees and expenses in excess of $10,000.00 in the aggregate in order to obtain, and/or in seeking to obtain, any such third party consents or waivers.

(e)    From the date of this Agreement until the Effective Time or the earlier termination of this Agreement pursuant to Article VIII hereof, each party shall promptly notify the other party in writing of any pending or threatened action, proceeding or investigation by any Governmental Authority or any other person known to it (i) challenging or seeking material damages in connection with the Merger or any other transaction contemplated hereby; or (ii) seeking to delay, restrain or prohibit the consummation of the Merger or any other transaction contemplated hereby or otherwise limit the right of Parent or Parent’s subsidiaries to own or operate all or any portion of the businesses or assets of the Company or its Subsidiaries, which in either case would have, individually or in the aggregate, a Company Material Adverse Effect prior to or after the Effective Time, or a Parent Material Adverse Effect after the Effective Time.

SECTION 6.04.    Access to Information; Confidentiality.

(a)    From the date hereof to the earlier of the termination of this Agreement pursuant to Article VIII hereof and the Effective Time, upon reasonable notice and subject to restrictions contained in confidentiality agreements to which the Company is subject (from which the Company shall use reasonable efforts to be released), the Company will provide to Parent (and its representatives) full access to all information and documents which Parent may reasonably request regarding the financial condition, business, assets, liabilities, employees and other aspects of the Company, other than information and documents that in the opinion of the Company’s counsel may not be disclosed under applicable Law. Parent shall keep such information confidential in accordance with the terms of the Confidentiality and Non-Circumvention Agreement, effective as of May 12, 2004 (the “Confidentiality Agreement”), between Parent and the Company. The Confidentiality Agreement shall remain in full force and effect.

(b)    No investigation pursuant to this Section 6.04 shall affect any representation or warranty in this Agreement of any party hereto or any condition to the obligations of the parties hereto.

SECTION 6.05.    No Solicitation of Competing Transactions.    Neither the Company nor any Subsidiary shall, directly or indirectly, including through any officer, director, employee, stockholder, investment banker, financial advisor, agent or attorney, initiate, solicit or knowingly encourage (including by way of furnishing non-public information or assistance), or take any other action knowingly to facilitate, any inquiries about or the making of any proposal that the Company enter into any Competing Transaction (as defined below), or enter into, maintain or have discussions or negotiate with any person in furtherance of such inquiries or to obtain or seek to obtain a Competing Transaction, or agree to, recommend or endorse any Competing Transaction or withdraw or modify, or propose publicly to withdraw or modify, its recommendation set forth in Section 3.19 hereof, or authorize or permit any person to take any such action, and the Company shall notify Parent orally (within one (1) calendar day) and in writing (as promptly as practicable) after receipt by any officer or director of the Company or any Subsidiary or any investment banker, financial advisor, agent or attorney retained by the Company or any Subsidiary, of any inquiry concerning, or proposal for, a Competing Transaction, or of any request for non-public information relating to the Company or any of its Subsidiaries either in connection with such an inquiry or proposal or when such request for non-public information could reasonably be expected to lead to such a proposal, provided, however, that nothing contained in this Section 6.05 or any other provision hereof shall prohibit the Board of Directors of the Company from (i) at any time prior to the Effective Time, furnishing information to, or entering into discussions or negotiations with, any person that makes an unsolicited, bona fide proposal for a Competing Transaction, if, and only to the extent that, (A) the Board of Directors of the Company, after consultation with independent legal counsel (who may be the Company’s regularly engaged independent legal counsel), determines in good faith that failure to take such action would constitute a breach of the fiduciary duties of the Board of Directors of the Company to the Company’s stockholders under applicable Law, and, solely with respect to entering into such discussions or negotiations, the Board of Directors of the Company determines in good faith, based on the advice of its financial advisors, that such Competing Transaction is or is reasonably likely to be more favorable to the Company’s stockholders, from a financial point of view, than the Merger and the other transactions contemplated hereby and (B) prior to furnishing such information to, or entering into discussions or negotiations with, such person, the Company (x) provides at least two (2) business days prior written notice to Parent to the effect that it is furnishing information to, or entering into discussions or negotiations with, such person and provides in such notice, in reasonable detail, the identity of the person making such proposal and the terms and conditions of such proposal, (y) provides Parent with all information to be provided to such person which Parent has not previously been provided, and (z) receives from such person an executed confidentiality agreement in reasonably customary form and having terms no less favorable to the Company than those contained in the Confidentiality Agreement; (ii) complying with Rule 14e-2 (and any associated obligation under Rule 14D-9) promulgated under the Exchange Act with regard to a third party tender or exchange offer, provided, however, that the Board of Directors of the Company shall not recommend acceptance of such tender or exchange offer unless, the Board of Directors of the Company, after consultation with independent legal counsel (who may be the Company’s regularly engaged independent legal counsel), determines in good faith that failure to take such action would constitute a breach of the fiduciary duties of the Board of Directors of the Company to the Company’s stockholders under applicable Law; (iii) referring any third party to this Section 6.05 or making a copy of this Section 6.05 available to any third party; or (iv) failing to make or withdrawing or modifying its recommendation in Section 3.19 hereof following the making of an unsolicited, bona fide proposal relating to a Competing Transaction if the Board of Directors of the Company, after consultation with independent legal counsel (who may be the Company’s regularly engaged independent legal counsel) determines in good faith that failure to take such action would constitute a breach of the fiduciary duties of the Board of Directors of the Company to the Company’s stockholders under applicable Law and the Board of Directors of the Company determines in good faith, based on the advice of its financial advisors, that such Competing Transaction is reasonably likely to be more favorable to the Company’s stockholders, from a financial point of view, than the Merger and the other transactions contemplated hereby. The Company agrees not to release any third party from, or waive any provision of, any confidentiality or standstill agreement to which the Company is a party. For purposes of this Agreement, “Competing Transaction” shall mean: (i) any merger, consolidation, liquidation, share exchange, business combination, recapitalization or other similar transaction involving the Company or any Subsidiary; (ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of fifteen percent (15%) or more of the assets of the Company and the Subsidiaries, taken as a whole, in a single transaction or series of transactions; (iii) any tender offer or exchange offer for fifteen (15%) or more of the Shares (other than by the Company or any affiliate thereof) or the filing of a registration statement under the Securities Act in connection therewith; (iv) any person having acquired beneficial ownership or the right to acquire beneficial ownership of, or any “group” (as such term is defined under Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder) having been formed which beneficially owns or has the right to acquire beneficial ownership of, fifteen (15%) or more of the Shares or any other class of capital stock of the Company; or (v) any public announcement of a proposal, plan or intention to do any of the foregoing or any agreement to engage in any of the foregoing. For a Competing Transaction to be more favorable to the Company’s stockholders, it must be a bona fide proposal made by a third party to acquire for consideration consisting solely of cash and/or equity securities, more than fifty percent (50%) of the voting power of the outstanding Shares or all, or substantially all, of the assets of the Company and for which financing, to the extent required, is then committed, or which in the good faith, reasonable judgment of the Board of Directors of the Company is capable of being obtained by such third party.

SECTION 6.06.    Directors’ and Officers’ Indemnification and Insurance.

(a)    No later than thirty (30) days after the Effective Time, Parent shall, or shall cause the Surviving Corporation to, purchase tail coverage, covering a period of six (6) years from the Effective Time, under the current directors’ and officers’ liability insurance policies maintained by the Company covering only those persons covered under such policies and at coverage levels in effect as of the date of this Agreement, with respect to acts or omissions occurring on or prior to the Effective Time.

(b)    From and after the Effective Time, to the fullest extent permitted by Law, Parent shall cause the Surviving Corporation to indemnify, hold harmless and advance expenses to the present and former officers, directors and employees of the Company (the “Indemnified Parties”) in respect of acts or omissions occurring prior to the Effective Time to the extent provided under the Company’s Organizational Documents and each indemnification agreement with the Company’s officers and directors to which the Company is a party and listed on Schedule 6.06(b) to the Company Disclosure Schedule, in each case as in effect on the date of this Agreement.

(c)    Parent shall pay all expenses, including reasonable attorneys’ fees, that may be incurred by any Indemnified Party in enforcing the indemnity and other obligations provided for in this Section 6.06 to the extent that such Indemnified Party is finally determined by a court or other tribunal of competent jurisdiction to be entitled to indemnification under this Section 6.06.

(d)    This Section 6.06 shall survive the consummation of the Merger, is intended to benefit the Surviving Corporation and the directors and officers of the Company in office immediately prior to the Effective Time and the Indemnified Parties (the “Insured Parties”), shall be binding, on all successors and assigns of the Surviving Corporation and the Parent, and shall be enforceable by the Insured Parties.

SECTION 6.07.    Notification of Certain Matters.    From and after the date of this Agreement until the Effective Time or the earlier termination of this Agreement pursuant to Article VIII hereof, each party hereto shall promptly notify the other party hereto of (a) the occurrence, or nonoccurrence, of any event the occurrence, or non-occurrence of which would be likely to cause: (i) any representation or warranty made in this Agreement by such party, or any information furnished in the Parent Disclosure Schedule or the Company Disclosure Schedule by such party, as the case may be, to be inaccurate either at the time such representation or warranty was made, or such information is furnished, or at the time of the occurrence or non-occurrence of such event; or (ii) any failure by such party to comply with or satisfy any condition to the obligations of such party to effect the Merger and the other transactions contemplated by this Agreement, or (b) the failure of the Company or Parent, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it pursuant to this Agreement which would be likely to result in any of the conditions to the obligations of any party to effect the Merger and the other transactions contemplated by this Agreement not to be satisfied; provided, however, that the delivery of any notice pursuant to this Section 6.07 shall not be deemed to be an amendment of this Agreement or any schedule in the Parent Disclosure Schedule or the Company Disclosure Schedule and shall not cure any breach of any representation or warranty requiring disclosure of such matter on the date of this Agreement. No delivery of any notice pursuant to this Section 6.07 shall limit or affect the remedies available hereunder to the party receiving such notice.

SECTION 6.08.    Public Announcements.    Parent and the Company shall consult with each other before issuing any press release or otherwise making any public statement with respect to this Agreement, the Merger and the other transactions contemplated hereby and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by Law or any listing agreement with the Nasdaq National Market or any other national securities exchange to which Parent or the Company may be a party. The parties have agreed on the text of a joint press release by which Parent and the Company will announce the execution of this Agreement.

SECTION 6.09.    Stockholder Litigation.    The Company shall use its reasonable best efforts to defend any stockholder litigation or claims against the Company and its directors (and/or officers) relating to the Merger or any of the other transactions contemplated by this Agreement (including any derivative claims) and shall give Parent the opportunity to participate, at Parent’s expense, in, and shall actively cooperate with Parent in, the defense or (subject to Section 5.01(m) hereof) settlement of any such litigation or claims.

SECTION 6.10.    Additional Company SEC Documents; Financial Statements.    From and after the date of this Agreement until the Effective Time: (i) the Company shall timely file all forms, reports and documents required to be filed by it with the SEC; (ii) each of such forms, reports and documents shall comply in all material respects with the applicable requirements of the United States federal securities Laws; and (iii) each of such forms, reports and documents will not at the time it is filed contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they are made, not misleading. Each of the consolidated financial statements (including, in each case, the notes thereto) contained in the SEC forms, reports and documents referred to in the previous sentence shall be prepared in accordance with United States generally accepted accounting principles applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto) and each will fairly present in all material respects (subject, in the case of unaudited statements, to normal and recurring year-end adjustments) the consolidated financial position, results of operations and cash flows of the Company and its Subsidiaries as at the respective dates thereof and for the respective periods indicated therein

SECTION 6.11.    Limitation on Expenses.    The Company shall not incur Actual Transaction Expenses, other than in connection with litigation, in excess of the amount set forth on Schedule 3.20 of the Company Disclosure Schedule, without the prior written consent of Parent.

SECTION 6.12.    Company Actions with Respect to Plans.    Prior to the Effective Time, the Company shall take all actions necessary or appropriate in the reasonable opinion of Parent, and permissible under the Company Stock Option Plans, the related stock option agreements and applicable law, and as would not require approval of the Company’s stockholders, to amend each of the 2000 Stock Option Plans and the 1994 Stock Option Plan (1) to transfer all rights and responsibilities of the Company thereunder to Parent, for the purpose of administering the Assumed Options and such other purposes as Parent may thereafter, consistent with the terms of said Plans as amended from time to time, deem appropriate from time to time (including but not limited to the granting of further options and other permissible awards), (2) to provide that further awards under said Plans, if any, shall only be granted in respect of Parent Common Stock, and (3) to adjust any share number appearing in said Plans on the basis of the Conversion Ratio. Prior to the Effective Time, the Company shall take all actions necessary or appropriate in the reasonable opinion of Parent, and permissible under the Company Employee Stock Purchase Plan and Company Stock Option Plans, the related agreements and applicable law, and as would not require approval of the Company’s stockholders, to terminate its ESPP, and each stock option plan of the Company other than the 2000 Stock Option Plans and the 1994 Stock Option Plan. All such actions shall be effective only as of the Effective Time, and then only upon the occurrence of the Merger.

SECTION 6.13.    Employment Agreements, Etc.    Parent and Carmine Napolitano shall enter into an Employment Agreement as of the date of this Agreement and attached hereto as Exhibit 6.13(e)-1 and such Employment Agreement shall automatically become effective at the Effective Time. Parent and the Company shall use their respective commercially reasonable efforts to have Parent and each of Kevin Fitzgerald and Jason LeBeck, Al Lee, Frederick Rastgar, and James Wright enter into an Employment Agreement substantially in the form attached hereto as Exhibit 6.13(e)-2 on or prior to the Effective Date, and each such Employment Agreement shall automatically become effective at the Effective Time. Each of Dan Wilnai and Peretz Tzarnotzki shall have entered into agreements with the Company as of the date of this Agreement and attached hereto as Exhibits 6.13(e)–3 and 6.13(e)-4 and the non-compete provision of each such agreement shall automatically become effective at the Effective Time.

ARTICLE VII

CONDITIONS

SECTION 7.01.    Conditions to the Obligations of Each Party.    The obligation of each of the Company, Parent and Merger Subsidiary to consummate the Merger is subject to the satisfaction of each of the following conditions:

(a)    This Agreement and the Merger contemplated hereby shall have been approved and adopted by the requisite affirmative vote of the stockholders of the Company in accordance with the DGCL and the Company’s Certificate of Incorporation and By-Laws; and

(b)    All applicable waiting periods (and any extensions thereof) under the HSR Act shall have expired or otherwise been terminated and all other required authorizations, consents and approvals of any Governmental Authority shall have been obtained.

SECTION 7.02.    Conditions to the Obligations of Parent and Merger Subsidiary.    The obligations of Parent and Merger Subsidiary to consummate the Merger are subject to the satisfaction of the following further conditions:

(a)    Each of the representations and warranties of the Company set forth in this Agreement which is qualified as to materiality shall be true and correct and each such representation and warranty that is not so qualified shall be true and correct in all material respects, in each case as of the date hereof and at and as of the Effective Time as if made at and as of such time, except to the extent such representations and warranties are specifically made as of a particular date (in which case such representations and warranties shall be true and correct as of such date);

(b)    The Company shall have performed or complied with in all material respects its covenants and obligations under this Agreement required to be performed or complied with by it at or prior to the Effective Time;

(c)    The Company shall have delivered to Parent and Merger Subsidiary a certificate, dated as of the Effective Time, to the effect that the conditions in Sections 7.02(a) and 7.02(b) hereof have been satisfied;

(d)    A Company Material Adverse Effect shall not have occurred;

(e)    the Company shall have obtained the consents set forth on Schedule 3.05(a) of the Company Disclosure Schedule;

(f)    Consummation of the Merger shall not be restrained, enjoined or prohibited by any order, judgment, decree, injunction or ruling of a court of competent jurisdiction or any Governmental Authority and there shall not have been any statute, rule or regulation enacted, promulgated or deemed applicable to the Merger by an Governmental Authority which prevents consummation of the Merger or has the effect of making the Merger illegal or substantially deprives Parent of any of the anticipated benefits of the Merger; provided, however, that with respect to any order, judgment, decree, injunction or ruling issued at the behest of any court of competent jurisdiction or Governmental Authority, the Parent shall have performed its obligations under Sections 6.03(a) and (b) hereof, subject to the terms of Section 6.03(c) hereof; and

(g)    There shall not have been instituted by any Governmental Authority and be pending, or threatened in writing by any Governmental Authority, any suit, action or proceeding (i) seeking to restrain or prohibit the consummation of the Merger or to substantially deprive Parent of any of its anticipated benefits of the Merger, (ii) seeking to prohibit or materially limit the ownership or operation by the Company, Parent or any of their respective subsidiaries of any material portion of the business or assets of the Company, Parent or any of their respective subsidiaries, or to compel the Company, Parent or any of their respective subsidiaries to dispose of or hold separate any material portion of the business or assets of the Company, Parent or any of their respective subsidiaries, as a result of the Merger, (iii) seeking to impose material limitations on the ability of Parent or Merger Subsidiary to acquire or hold, or exercise full rights of ownership of, any shares of capital stock of the Company or the Surviving Corporation or (iv) seeking to prohibit Parent or any of its subsidiaries from effectively controlling in any material respect the business or operations of the Company or its Subsidiaries.

SECTION 7.03.    Conditions to the Obligations of the Company.    The obligation of the Company to consummate the Merger is subject to the satisfaction of the following further conditions:

(a)    Each of the representations and warranties of the Parent set forth in this Agreement which is qualified as to materiality shall be true and correct and each such representation and warranty that is not so qualified shall be true and correct in all material respects, in each case as of the date hereof and at and as of the Effective Time as if made at and as of such time, except to the extent such representations and warranties are specifically made as of a particular date (in which case such representations and warranties shall be true and correct as of such date);

(b)    Parent and Merger Subsidiary shall have performed or complied with in all material respects all of their respective covenants and obligations hereunder required to be performed or complied with by them at or prior to the Effective Time;

(c)    Parent and Merger Subsidiary shall have delivered to the Company a certificate, dated as of the Effective Time, to the effect that the conditions in Sections 7.03(a) and 7.03(b) hereof have been satisfied; and

(d)    Consummation of the Merger shall not be restrained, enjoined or prohibited by any order, judgment, decree, injunction or ruling of a court of competent jurisdiction or any Governmental Authority and there shall not have been any statute, rule or regulation enacted, promulgated or deemed applicable to the Merger by an Governmental Authority which prevents consummation of the Merger or has the effect of making the Merger illegal; provided, however, that with respect to any order, judgment, decree, injunction or ruling issued at the behest of any court of competent jurisdiction or Governmental Authority, the Company shall have performed its obligations under Sections 6.03(a) and (b) hereof, subject to the terms of Section 6.03(c) hereof.

ARTICLE VIII

TERMINATION, AMENDMENT AND WAIVER

SECTION 8.01.    Termination.    This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, notwithstanding any requisite approval and adoption of this Agreement and the transactions contemplated hereby by the stockholders of the Company:

(a)    by mutual written consent duly authorized by the Boards of Directors of each of Parent, Merger Subsidiary and the Company; or

(b)    by Parent, Merger Subsidiary or the Company if either (i) the Effective Time shall not have occurred on or before December 31, 2004 (the “Termination Date”); provided, however, that the right to terminate this

Agreement under this Section 8.01(b)(i) shall not be available to any party whose failure to fulfill any of its obligations under this Agreement has been the cause of the failure of the Effective Time to occur on or before such Termination Date and such failure constitutes a breach of this Agreement; and provided, further, that, if a Request for Additional Information is received from a Governmental Authority pursuant to the HSR Act, such Termination Date shall be extended up to the 90th day following acknowledgment by such Governmental Authority that Parent and the Company have complied with such Request, but in any event not later than March 31, 2005; or (ii) there shall be any Law that makes consummation of the Merger illegal or otherwise prohibited or if any court of competent jurisdiction or other Governmental Authority shall have issued an order, judgment, decree, ruling, injunction or taken any other action restraining, enjoining or otherwise prohibiting or materially altering the terms of the Merger and such order, judgment, decree, ruling, injunction or other action shall have become final and nonappealable (any such order, judgment, decree, ruling, injunction or action shall be deemed final and nonappealable if Parent or Merger Subsidiary is exercising its right to terminate under this Section 8.01(b)(ii) and Parent or Merger Subsidiary has unsuccessfully appealed the same on at least one (1) occasion), except that no party may terminate pursuant to this Section 8.01(b)(ii) unless such party shall have complied with its obligations under Section 6.03(a) and (b) hereof, subject to the terms of Section 6.03(c) hereof, and Section 6.10 hereof, as applicable; or

(c)    by Parent, if (i) the Company’s Board of Directors shall have withdrawn, modified, or changed its approval or recommendation in respect of this Agreement or the Merger in a manner adverse to the Merger, or adverse to Parent or Merger Subsidiary, (ii) the Company’s Board of Directors shall have approved or recommended any Competing Transaction, (iii) the Company shall have violated or breached any of its obligations under Section 6.05 hereof or (iv) the Board of Directors of the Company shall have resolved to take any of the foregoing actions; or

(d)    by the Company, if the Board of Directors of the Company, after its compliance with its obligations under Section 6.05 hereof, shall have recommended or resolved to recommend to the stockholders of the Company a proposal for a Competing Transaction in accordance with Section 6.05 hereof; provided, that any termination of this Agreement by the Company pursuant to this Section 8.01(d) shall not be effective unless and until (A) the Board of Directors of the Company has provided Parent with written notice that the Company intends to enter into a binding written agreement in respect of such Competing Transaction, (B) the Company shall have attached thereto the most current, written version of such Competing Transaction, (C) Parent does not make, within two (2) business days after receipt of the Company’s written notice, a written offer (which, upon execution by the Company, will constitute an agreement between Parent and the Company) that the Board of Directors of the Company (which shall be obligated to timely review in good faith any such revised or new offer) shall have determined in good faith (after consultation with its aforementioned outside legal and financial advisors) is at least as favorable to the stockholders of the Company, from a financial point of view, as such Competing Transaction and (D) the Company has made payment of the full Termination Fee required by Section 8.03(a) hereof as a condition to its ability to terminate under this subsection (d); provided, further, that the parties hereto acknowledge and agree that, notwithstanding any other provision of this Agreement, a Competing Transaction may not be deemed to be more favorable to the Company’s stockholders unless it is a bona fide proposal made by a third party to acquire, for consideration consisting solely of cash and/or equity securities, more than fifty (50%) percent of the voting power of the outstanding Shares or all, or substantially all, of the assets of the Company and for which financing, to the extent required, is then committed or which in the good faith, reasonable judgment of the Board of Directors of the Company, is capable of being obtained by such third party; or

(e)    By Parent, (i) if the Company shall have failed to perform in any material respect any of its covenants or agreements contained in this Agreement or (ii) if any of the representations and warranties of the Company set forth in this Agreement shall fail to be true and correct (without giving effect to any materiality qualifications or references to Company Material Adverse Effect contained in any specific representation or warranty) as if such representations and warranties were made at the time of any such determination except to the extent any such representation and warranty speaks as of a specific date (in which case as of such date), except for any such failures or breaches that do not have, individually or in the aggregate, a Company Material Adverse Effect; provided, that such failure or breach is incapable of being cured or has not been cured within twenty (20) calendar days after written notice from Parent to the Company of such failure or breach; and provided, further, that the right to terminate this Agreement by Parent under this Section 8.01(e) shall not be available to Parent where Parent is at that time in material breach of this Agreement; or

(f)    By the Company, if Parent or Merger Subsidiary shall have breached or failed to perform in any material respect any of its representations, warranties, covenants or agreements contained in this Agreement, which breach or failure to perform is incapable of being cured or, with respect to a breach or failure that is curable, has not been cured within twenty (20) days after the giving of written notice thereof by the Company to Parent or Purchaser, as applicable, except in any case under this subsection (f) for such breaches or failures which are not reasonably likely to have a material adverse effect on Parent’s or Merger Subsidiary’s ability to complete the Merger; provided, that the right to terminate this Agreement by the Company under this Section 8.01(f) shall not be available to the Company where the Company is at that time in material breach of this Agreement.

SECTION 8.02.    Effects of Termination.    Except as provided in Section 9.01 hereof and Section 6.04 hereof, in the event of the termination of this Agreement pursuant to Section 8.01 hereof, this Agreement shall forthwith become void, there shall be no liability under this Agreement on the part of Parent, Merger Subsidiary or the Company or any of their respective officers or directors and all rights and obligations of any party hereto shall cease, subject to the sole and exclusive remedies of the parties set forth in Section 8.03 hereof. The payment of any termination fee under Section 8.03 hereof by the Company shall constitute liquidated damages in consideration of the time and opportunity and related costs of Parent and Merger Subsidiary and upon receipt of such termination fee Parent and Merger Subsidiary shall have no further recourse in law or equity against the Company.

SECTION 8.03.    Fees and Expenses.

(a)    The Company shall pay Parent a cash fee of $4,500,000.00 plus Expenses (as hereinafter defined) upon the termination of this Agreement pursuant to Sections 8.01(c) or 8.01(d) hereof. In the event that Parent terminates this Agreement pursuant to Section 8.01(e) hereof, the Company shall pay the Expenses of Parent in accordance with Section 8.03(d) hereof and (ii) in the event the Company enters into a definitive agreement with respect to a Competing Transaction or consummates a Competing Transaction (provided that if a transaction is a Competing Transaction by reason of subparts (iii), (iv) or (v) of the definition thereof, and, with respect to subpart (v), only to the extent of an announcement of a transaction referred to in such (iii) or (iv), that such Competing Transaction has been authorized, recommended, or approved by the Company’s Board of Directors) within six (6) months after the date of such termination, a cash fee of $4,500,000.00.

(b)    In the event that the Company terminates this Agreement pursuant to Section 8.01(f) hereof, Parent shall pay the Expenses of the Company in accordance with Section 8.03(d). In the event that this Agreement is terminated pursuant to Section 8.01(f) and any person or “group” shall have made an offer for a Parent Competing Transaction (as defined below), Parent shall pay the Company a fee of $4,500,000.00 plus Expenses within five (5) business days of the consummation of a Parent Competing Transaction that occurs within six (6) months of such termination. For purposes of this Section 8.03(b), “Parent Competing Transaction” shall mean: (i) any merger, consolidation, liquidation, share exchange, business combination, recapitalization or other similar transaction involving Parent; (ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of fifteen percent (15%) or more of the assets of Parent and its subsidiaries, taken as a whole, in a single transaction or series of transactions; (iii) any tender offer or exchange offer for fifteen (15%) or more of the outstanding capital stock of Parent (other than by Parent or any affiliate thereof) or the filing of a registration statement under the Securities Act in connection therewith; or (iv) any person having acquired beneficial ownership or the right to acquire beneficial ownership of, or any “group” having been formed which beneficially owns or has the right to acquire beneficial ownership of, fifteen (15%) or more of any class of capital stock of the Company. In the event that the Company terminates this Agreement pursuant to Section 8.01(f) as a result of Parent’s failure to obtain the funds to consummate the Merger (except for any such failure arising as a result of (a) any change in the market price or trading volume of Parent’s stock after the date hereof; (b) any adverse change, effect, event, occurrence, state of facts or development to the extent attributable to the announcement or pendency of the Merger (including any cancellation of or delays in customer orders, any reduction in sales, any disruption in supplier, distributor, partner or similar relationships or any loss of employees); (c) any adverse change, effect, event, occurrence, state of facts or development attributable to conditions affecting the industries as a whole in which Parent participates, the U.S. economy as a whole or the foreign economies as a whole in any locations where the Parent or any of its subsidiaries has material operations or sales; or (d) any adverse change, effect, event, occurrence, state of facts or development arising from or relating to compliance with the terms of, or the taking of any action required by, this Agreement; or (e) any suit, claim, action or other proceeding brought by any shareholder, Governmental Authority or third-party competitor of the Company or Parent after the date hereof that (x) is brought or threatened against Parent or the Company or any of their subsidiaries or any member of their Board of Directors in respect of this Agreement or the transactions contemplated hereby or (y) in the case of a third-party competitor is brought or threatened against the Parent or the Company or any of their subsidiaries or any member of their Board of Directors and is reasonably likely to have been brought with the intended purpose or effect of preventing, enjoining, materially altering or delaying or otherwise interfering with the transactions contemplated by this Agreement), Parent shall pay the Company a fee of $4,500,000.00 plus Expenses within five (5) business days after the date of such termination.

(c)    Notwithstanding any other provision of this Agreement, as used in this Article 8, “Expenses” means all reasonable and documented out-of-pocket expenses and fees incurred by a party prior to the termination of this Agreement (including, without limitation, all fees and expenses of counsel, financial advisors, accountants, environmental and other experts and consultants to such party, and its affiliates and all commitment fees and printing and advertising expenses) actually incurred or accrued by either of them or on their behalf in connection with the Merger or any other transaction contemplated hereby, and actually incurred or accrued by any of the foregoing persons and assumed by such party or its affiliates in connection with the negotiation, preparation, execution, performance and termination of this Agreement, the structuring of the Merger or any other transaction contemplated hereby and any agreements relating thereto.

(d)    Any payment required to be made pursuant to this Section 8.03 shall be made as promptly as practicable but not later than five (5) business days after the final determination by the party entitled to such payment of such amount and shall be made by wire transfer of immediately available funds to an account designated by the party entitled to such payment.

(e)    Except as otherwise provided in this Section 8.03, all costs and expenses incurred in connection with this Agreement and the Merger or any other transaction contemplated hereby shall be paid by the party incurring such expenses, whether or not the Merger or any other transaction contemplated hereby is consummated.

(f)    In the event that any party shall fail to pay the Termination Fee and/or any Expenses when due, the term “Expenses” shall be deemed to include the costs and expenses actually incurred or accrued by such party and its affiliates (including, without limitation, fees and expenses of counsel) in connection with the collection under and enforcement of this Section 8.03, together with interest on such unpaid Termination Fee and/or Expenses, commencing on the date that such Termination Fee and/or such Expenses became due, at a rate equal to the rate of interest publicly announced by The Bank of New York, from time to time, in the City of New York, as such bank’s Base Rate plus two percent (2%).

SECTION 8.04.    Amendment.    This Agreement may be amended by the parties hereto by action taken by or on behalf of their respective Boards of Directors at any time prior to the Effective Time; provided, however, that, after the approval and adoption of this Agreement and the transactions contemplated hereby by the stockholders of the Company, if required, no amendment may be made which would reduce the Per Share Amount or change the type of consideration into which each Share shall be converted upon consummation of the Merger. This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

SECTION 8.05.    Waiver.    At any time prior to the Effective Time, any party hereto may, to the extent legally permitted by applicable Law, (a) extend the time for the performance of any obligation or other act of any other party hereto, (b) waive any inaccuracy in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any agreement or condition contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby.

ARTICLE IX

GENERAL PROVISIONS

SECTION 9.01.    Non-Survival of Representations, Warranties and Agreements.    The representations, warranties and agreements in this Agreement and any certificate delivered pursuant hereto by any person shall terminate at the Effective Time or upon the termination of this Agreement pursuant to Section 8.01 hereof, as the case may be, except that the agreements set forth in Articles I and II and Section 6.06 hereof shall survive the Effective Time in accordance with their respective terms and those agreements set forth in Sections 6.08, 8.02, 8.03 hereof and in this Article IX shall survive the termination of this Agreement indefinitely.

SECTION 9.02.    Notices.    All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by cable, facsimile, telegram or telex or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 9.02):

if to Parent or Merger Subsidiary:

Chief Executive Officer

LeCroy Corporation

700 Chestnut Ridge Road

Chestnut Ridge, NY 10977

Facsimile: (845) 578-5985

with a copy to:

Roger D. Feldman, Esq.

Fish & Richardson P.C.

225 Franklin Street

Boston, MA 02110

Facsimile: (617) 542-8906

if to the Company:

Chief Executive Officer

Computer Access Technology Corporation

3385 Scott Boulevard

Santa Clara, CA 95054

Facsimile: (408) 727-6622

with a copy to:

Richard Scudellari, Esq.

Morrison & Foerster LLP

755 Page Mill Road

Palo Alto, CA 94304-1018

Facsimile: (650) 494-0792

SECTION 9.03.    Certain Definitions.    For purposes of this Agreement, the term:

(a)    “affiliate” of a specified person means a person who, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified person;

(b)    “associate” shall have the meaning ascribed thereto under Rule 405 promulgated under the Securities Act;

(c)    “beneficial owner”, with respect to any shares of capital stock, means a person who shall be deemed to be the beneficial owner of such shares (i) which such person or any of its affiliates or associates beneficially owns, directly or indirectly; (ii) which such person or any of its affiliates or associates has, directly or indirectly, (A) the right to acquire (whether such right is exercisable immediately or subject only to the passage of time), pursuant to any agreement, arrangement or understanding or upon the exercise of consideration rights, exchange rights, warrants or options, or otherwise, or (B) the right to vote pursuant to any agreement, arrangement or understanding; or (iii) which are beneficially owned, directly or indirectly, by any other persons with whom such person or any of its affiliates or associates or any person with whom such person or any of its affiliates or associates has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of any such shares;

(d)    “business day” means any day on which the principal offices of the SEC in Washington, DC are open to accept filings, or, in the case of determining a date when any payment is due, any day on which banks are not required or authorized to close in the City of New York, New York;

(e)    “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, as trustee or executor, by contract or credit arrangement or otherwise;

(f)    “Governmental Authority” means any United States (federal, state or local) or foreign government, or governmental, regulatory or administrative authority, agency, instrumentality or commission;

(g)    “knowledge of the Company” means the actual knowledge of any of the following individuals, after their making reasonable inquiries of appropriate persons within the Company: Dan Wilnai, Carmine J. Napolitano, Peretz Tzarnotzky, Albert Lee, Kevin Fitzgerald, Jason LeBeck, Howard Borchew, James Wright and Fred Rastgar.

(h)    “person” means a natural person, corporation, partnership, limited partnership, syndicate, person (including, without limitation, a “person” as defined in Section 13(d)(3) of the Exchange Act), trust, association or entity;

(i)    “subsidiary” or “subsidiaries” of any person means any corporation, partnership, joint venture or other legal entity of which such person (either alone or through or together with any other subsidiary), owns, directly or indirectly, more than 50% of the stock or other equity interests, the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity; and

(j)    “Tax” means any U.S. federal, state, local or foreign income, gross receipts, franchise, estimated, alternative minimum, add-on minimum, sales, use, transfer, registration, value added, excise, natural resources, severance, stamp, occupation, premium, windfall profit, environmental, customs, duties, real property, personal property, capital stock, intangibles, social security, unemployment, disability, payroll, license, employee, or other tax or levy, of any kind whatsoever, including any interest, penalties, or additions to tax in respect of the foregoing.

SECTION 9.04.    Severability.    If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced under applicable Law, or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Merger and the other transactions contemplated hereby are not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in order that the Merger and the other transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

SECTION 9.05.    Entire Agreement; Assignment.    This Agreement constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof. This Agreement shall not be assigned by operation of law or otherwise, except that Parent and Merger Subsidiary may assign all or any of their rights and obligations hereunder to any affiliate of Parent provided that no such assignment shall relieve the assigning party of its obligations hereunder if such assignee does not perform such obligations.

SECTION 9.06.    Parties in Interest.    This Agreement shall be binding upon and inure solely to the benefit of the parties hereto and their respective successors and permitted assigns, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, other than Section 6.06(a) hereof (which is intended to be for the benefit of the persons covered thereby and may be enforced by such persons).

SECTION 9.07.    Specific Performance.    The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or in equity.

SECTION 9.08.    Governing Law.    This Agreement shall be governed by, and construed in accordance with the laws of the State of Delaware applicable to contracts executed in and to be performed in that State, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof. All actions and proceedings arising out of or relating to this Agreement shall be heard and determined exclusively in any state or federal court sitting in the City of Wilmington.

SECTION 9.09.    Consent to Jurisdiction.

(a)    EACH OF PARENT, THE COMPANY AND MERGER SUBSIDIARY HEREBY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF THE STATE COURTS OF THE STATE OF DELAWARE AND TO THE JURISDICTION OF THE UNITED STATES DISTRICT COURT FOR THE DISTRICT OF DELAWARE, FOR THE PURPOSE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT AND EACH OF PARENT, THE COMPANY AND MERGER SUBSIDIARY HEREBY IRREVOCABLY AGREES THAT ALL CLAIMS IN RESPECT TO SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED EXCLUSIVELY IN ANY DELAWARE STATE OR FEDERAL COURT SITTING IN THE CITY OF WILMINGTON. EACH OF PARENT, THE COMPANY AND MERGER SUBSIDIARY HEREBY IRREVOCABLY WAIVES ANY OBJECTION THAT SUCH PARTY MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE IN SUCH ACTION OR PROCEEDING IN SUCH FORUM AND ANY OBJECTION TO SUCH FORUM ON THE BASIS OF IT BEING AN INCONVENIENT FORUM. EACH OF PARENT, THE COMPANY AND MERGER SUBSIDIARY AGREES THAT A FINAL JUDGMENT IN ANY ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW.

(b)    EACH OF PARENT, THE COMPANY AND MERGER SUBSIDIARY IRREVOCABLY CONSENTS TO ANY SERVICE OF A SUMMONS AND COMPLAINT AND ANY OTHER PROCESS IN

ANY OTHER ACTION OR PROCEEDING RELATING TO THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, ON BEHALF OF ITSELF OR ITS PROPERTY, BY THE PERSONAL DELIVERY OF COPIES OF SUCH PROCESS TO SUCH PARTY. NOTHING IN THIS SECTION 9.09 SHALL AFFECT THE RIGHT OF ANY PARTY TO SERVE LEGAL PROCESS IN ANY OTHER MANNER PERMITTED BY LAW.

SECTION 9.10.    Headings.    The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

SECTION 9.11.    Counterparts.    This Agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed and delivered shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

[Remainder of page intentionally left blank.]

IN WITNESS WHEREOF, Parent, Merger Subsidiary and the Company have caused this Agreement to be executed as of the date first written above by their respective executive officers thereunto duly authorized.

LeCroy Corporation

By:
Name:
Title:

COBALT ACQUISITION CORPORATION

By:
Name:
Title:

Computer Access Technology Corporation

By:
Name:
Title:

Appendix B

September 1, 2004

Board of Directors

Computer Access Technology Corporation

3385 Scott Blvd.

Sunnyvale, CA 95054

Gentlemen:

We understand that LeCroy Corporation (“LeCroy”), Computer Access Technology Corporation (“CATC”), and a wholly-owned subsidiary of LeCroy (“Merger Sub”) propose to enter into an Agreement and Plan of Merger (the “Merger Agreement”) whereby, upon the terms and subject to the conditions set forth in the Merger Agreement, Merger Sub will be merged with and into CATC and CATC will become a wholly-owned subsidiary of LeCroy (the “Merger”). The terms and conditions of the Merger will be set forth more fully in the Merger Agreement.

Pursuant to the proposed Merger Agreement, we understand that at the Effective Time (as defined in the Merger Agreement), each issued and outstanding share of Common Stock, par value $0.001 per share, of CATC (“CATC Common Stock”) will be converted into the right to receive $6.00 per share in cash (the “Consideration”).

You have asked us to advise you as to the fairness, from a financial point of view, to the holders of CATC Common Stock of the Consideration to be received by such holders pursuant to the Merger.

For purposes of this opinion we have, among other things: (i) reviewed a draft of the Merger Agreement dated September 1, 2004; (ii) reviewed certain publicly available information concerning CATC and certain other relevant financial and operating data of CATC furnished to us by CATC; (iii) reviewed the historical stock prices and trading volumes of CATC Common Stock; (iv) held discussions with members of management of CATC and LeCroy concerning their current and future business prospects; (v) reviewed certain research analyst projections with respect to CATC and certain financial forecasts with respect to CATC prepared by the management of CATC and held discussions with members of management of CATC concerning those projections and forecasts; (vi) compared certain publicly available financial data of companies whose securities are traded in the public markets and that we deemed relevant to similar data for CATC; (vii) reviewed the financial terms of certain other business combinations that we deemed generally relevant; and (viii) performed and/or considered such other studies, analyses, inquiries and investigations as we deemed appropriate.

In connection with our review and in arriving at our opinion, we have assumed and relied on the accuracy and completeness of all of the financial and other information reviewed by us for purposes of this opinion and have neither attempted to verify independently nor assumed responsibility for verifying any of such information. In addition, we have assumed, with your consent, that the Merger will be consummated upon the terms and subject to the conditions set forth in the draft Merger Agreement dated September 1, 2004 without material alteration or waiver thereof. With respect to the financial forecasts for CATC provided to us by CATC management, we have assumed, with your consent and based upon discussions with the management of CATC, that such forecasts have been reasonably prepared on bases reflecting the best currently available estimates and judgments of such management, at the time of preparation, of the future operating and financial performance of CATC. With respect to the research analyst projections with respect to CATC, we have assumed, with your consent and based upon discussions with management of CATC, that such projections represent reasonable estimates as to the future financial performance of CATC. We express no opinion with respect to any of such forecasts, projections or estimates or the assumptions on which they were based. We have not assumed any responsibility for or made or obtained any independent evaluation, appraisal or physical inspection of the assets

B-1

Board of Directors

Computer Access Technology Corporation

September 1, 2004

Needham & Company, Inc.

or liabilities of CATC. Further, our opinion is based on economic, monetary and market conditions as they exist and can be evaluated as of the date hereof and we assume no responsibility to update or revise our opinion based upon circumstances and events occurring after the date hereof. Our opinion as expressed herein is limited to the fairness, from a financial point of view, to the holders of CATC Common Stock of the Consideration to be received by such holders in the Merger and does not address CATC’s underlying business decision to engage in the Merger or the relative merits of the Merger as compared to other business strategies that might be available to CATC. Our opinion does not constitute a recommendation to any stockholder of CATC as to how such stockholder should vote with respect to the proposed Merger.

We are not expressing any opinion as to the prices at which CATC Common Stock will actually trade at any time.

Needham & Company, Inc., as part of its investment banking business, is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of securities, private placements and other purposes. We have been engaged by CATC as financial advisor in connection with the Merger and to render this opinion and will receive a fee for our services, a substantial portion of which is contingent on the consummation of the Merger. In addition, CATC has agreed to indemnify us for certain liabilities arising out of our role as financial advisor and out of the rendering of this opinion and under certain circumstances to reimburse us for certain of our out-of-pocket expenses. We have in the past and may in the future provide investment banking and financial advisory services to CATC and LeCroy, for which services we have received and expect to receive compensation. In the ordinary course of our business, we may actively trade the equity securities of CATC and LeCroy for our own account or for the accounts of customers or affiliates and, accordingly, may at any time hold a long or short position in such securities.

This letter and the opinion expressed herein are provided at the request and for the information of the Board of Directors of CATC and may not be quoted or referred to or used for any purpose without our prior written consent, except that this letter may be disclosed in connection with any information statement or proxy statement used in connection with the Merger so long as this letter is quoted in full in such information statement or proxy statement.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Consideration to be received by the holders of CATC Common Stock in the Merger is fair to such holders from a financial point of view.

Very truly yours,

NEEDHAM & COMPANY, INC.

Appendix C

SECTION 262 OF THE DELAWARE GENERAL CORPORATION LAW

§ 262. Appraisal rights.

(a)    Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b)    Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 257, § 258, § 263 or § 264 of this title:

(1)    Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of § 251 of this title.

(2)    Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to $§ 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a.    Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b.    Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

c.    Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

d.    Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

(3)    In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(c)    Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

(d)    Appraisal rights shall be perfected as follows:

(1)    If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2)    If the merger or consolidation was approved pursuant to § 228 or § 253 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e)    Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

(f)    Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g)    At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

(h)    After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i)    The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j)    The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k)    From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

(l)    The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

Appendix D

STOCKHOLDER VOTING AGREEMENT, dated as of September 1, 2004 (this “Agreement”), among LeCroy Corporation, a Delaware corporation (“Parent”), Cobalt Acquisition Corporation, a Delaware corporation and wholly owned subsidiary of Parent (“Merger Subsidiary”), and the stockholder of Computer Access Technology Corporation, a Delaware corporation (the “Company”), set forth on the signature page of this Agreement (“Stockholder”).

WHEREAS, in order to induce Parent and Merger Subsidiary to enter into the Agreement and Plan of Merger dated as of the date hereof with the Company (the “Merger Agreement”), Parent and Merger Subsidiary have requested Stockholder, and Stockholder has agreed, to enter into this Agreement;

WHEREAS, Stockholder, Parent and Merger Subsidiary desire to make certain representations, warranties, covenants and agreements in connection with this Agreement; and

WHEREAS, capitalized terms used but not defined herein shall have the respective meanings ascribed to such terms in the Merger Agreement.

NOW, THEREFORE, for good and valuable consideration and in consideration of the foregoing and the mutual covenants and agreements herein contained, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, Parent, Merger Subsidiary and Stockholder hereby agree as follows:

ARTICLE I

VOTING AND PROXY

SECTION 1.01    Voting.    Stockholder agrees that from the date of this Agreement until the Expiration Date (as hereinafter defined), at any meeting of the stockholders of the Company, however called, or in any other circumstance in which the vote, consent or approval of the stockholders of the Company is sought, Stockholder shall, or shall cause the record holder(s) of the Subject Shares (as hereinafter defined), to, subject to Section 1.02 hereof, vote the Subject Shares (i) in favor of the Merger, the Merger Agreement and otherwise in favor of the transactions contemplated by the Merger Agreement as such Merger Agreement may be modified or amended from time to time and (ii) against any action or agreement that would impede, interfere with, delay, postpone, discourage or adversely affect the Merger, including, but not limited to, any agreement or arrangement related to a Competing Transaction. As used herein “Subject Shares” means any and all Shares currently beneficially owned (as defined in Rule 13d-3 under the Exchange Act, which meaning will apply for all purposes of this Agreement) and/or owned of record by Stockholder and any additional Shares with respect to which Stockholder becomes the beneficial and/or record owner after the date of this Agreement. Stockholder authorizes Parent, Merger Subsidiary and the Company to publish and disclose in the Company Proxy Statement (including all documents and schedules filed with the SEC), its identity and ownership of the Subject Shares and the nature of its commitments, arrangements and understandings under this Agreement.

SECTION 1.02    Proxy.    Stockholder hereby grants to Parent and Merger Subsidiary, and to each officer of Parent and Merger Subsidiary, a proxy to vote the Subject Shares as indicated in Section 1.01 hereof. Except as set forth in the last sentence of this Section 1.02, Stockholder intends this proxy to be, and this proxy is, irrevocable and coupled with an interest, and Stockholder will promptly take such further action or execute such other instruments as may be reasonably requested by Parent to effectuate the intent of this proxy and hereby revokes any proxy previously granted by Stockholder with respect to the Subject Shares. Notwithstanding any provision contained in such proxy, such proxy shall terminate upon the Expiration Date.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF STOCKHOLDER

Stockholder represents and warrants to Parent and Merger Subsidiary as follows:

SECTION 2.01    Valid Title.    Stockholder is the record or beneficial owner of the Subject Shares set forth on the signature page hereto. Stockholder has good and marketable title to the Subject Shares set forth on the signature page hereto free and clear of any lien, pledge, charge, encumbrance or claim of whatever nature.

SECTION 2.02    Authority; Non-Contravention.    Stockholder has the requisite power and authority or legal capacity to enter into this Agreement and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement by Stockholder and the consummation by Stockholder of the transactions contemplated by this Agreement have been duly authorized by all necessary action (including any consultation, approval or other action by or with any other person) on the part of Stockholder. This Agreement has been duly executed and delivered by Stockholder and constitutes a valid and binding obligation of Stockholder, enforceable against Stockholder in accordance with its terms, subject, as to enforcement, to applicable bankruptcy, insolvency, reorganization, fraudulent conveyance and similar laws relating to creditors’ rights and to general principles of equity. The execution and delivery of this Agreement by Stockholder does not, and the consummation of the transactions contemplated by this Agreement and compliance with the provisions of this Agreement by Stockholder will not, require consent under, conflict with or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to a loss of a material benefit under, or result in the creation of any lien upon any of Stockholder’s properties or assets under, any provision of applicable Law or of any agreement, judgment, injunction, order, decree or other instrument binding on Stockholder. No consent, approval, order or authorization of, or registration, declaration or filing with or exemption by any Governmental Authority is required by or with respect to Stockholder in connection with Stockholder’s execution and delivery of this Agreement or the consummation by Stockholder of the transactions contemplated by this Agreement, except for applicable requirements, if any, under the Exchange Act and the rules and regulations thereunder and state securities or “blue sky” laws.

SECTION 2.03    Total Shares.    As of the date hereof, the number of Shares set forth on the signature page hereto are the only Shares beneficially owned and/or owned of record by Stockholder on the date of this Agreement. Other than the Subject Shares and Company Options, if any, set forth on the signature page hereto, Stockholder does not own of record or beneficially any securities of or options to purchase or rights to subscribe for or otherwise acquire any securities of the Company and has no other interest in or voting rights with respect to any securities of the Company. Stockholder has sole voting power and sole power of disposition with respect to all of the Subject Shares set forth on the signature page hereto, with no restrictions, subject to applicable federal securities laws, on Stockholder’s rights of disposition pertaining thereto.

SECTION 2.04    Finder’s Fees.    No investment banker, broker or finder is entitled to a commission or fee from Parent, Merger Subsidiary, the Company or any of their respective affiliates in respect of this Agreement based upon any arrangement or agreement made by or on behalf of Stockholder other than as contemplated by the Merger Agreement.

SECTION 2.05    No Other Proxy.    None of the Subject Shares are subject to any voting agreement or trust or proxy on the date of this Agreement, except pursuant to this Agreement.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF

PARENT AND MERGER SUBSIDIARY

Parent and Merger Subsidiary represent and warrant to Stockholder as follows:

SECTION 3.01    Corporate Power and Authority.    Parent and Merger Subsidiary each have all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate action on the part of each of Parent and Merger Subsidiary. This Agreement has been duly executed and delivered by each of Parent and Merger Subsidiary and constitutes a valid and binding obligation of each of Parent and Merger Subsidiary, respectively, enforceable against each of them in accordance with its terms, subject, as to enforcement, to applicable bankruptcy, insolvency, reorganization, fraudulent conveyance and similar laws relating to creditors’ rights and to general principles of equity.

ARTICLE IV

COVENANTS OF STOCKHOLDER

SECTION 4.01    Covenants of Stockholder.    Stockholder covenants and agrees with and for the benefit of Parent and Merger Subsidiary as follows:

(a)    Except as expressly contemplated by the terms of this Agreement, Stockholder shall not:

(i)    until the Expiration Date, sell, transfer, pledge, assign or otherwise dispose of, or enter into any contract, option or other arrangement or understanding with respect to the sale, transfer, pledge, assignment or other disposition of, the Subject Shares to any person, other than Parent or Merger Subsidiary; provided, however, that Stockholder may, solely for purposes of estate planning, transfer the Subject Shares to any person, provided such person shall have (A) executed a counterpart to this Agreement and (B) agreed to hold such Shares subject to the terms and conditions of this Agreement to the same extent as Stockholder. Any attempted transfer or other disposition in violation of this Section 4.01(a)(i) shall be null and void;

(ii)    until the Expiration Date, enter into, or otherwise subject the Subject Shares to, any voting arrangement, whether by proxy, voting agreement, voting trust, power-of-attorney or otherwise, with respect to the Subject Shares; or

(iii)    until the Expiration Date, take any other action that would in any way restrict, limit or interfere with the performance of Stockholder’s obligations hereunder or the transactions contemplated to be performed by Stockholder hereunder.

(b)    Stockholder hereby irrevocably and unconditionally waives, and agrees not to exercise, and to prevent the exercise of, any rights of appraisal or rights to dissent in connection with the Merger that Stockholder may have with respect to the Subject Shares. Stockholder agrees not to take or commence any action or proceeding challenging in any respect this Agreement, the Merger or any of the transactions contemplated hereby or thereby.

(c)    Until the Expiration Date, Stockholder shall not, and shall not permit or authorize any of its affiliates, agents or representatives to, directly or indirectly, take any actions prohibited by Section 6.05 of the Merger Agreement as if Stockholder were a party thereto; provided, however, that nothing herein shall prevent Stockholder or any of Stockholder’s affiliates, agents or representatives from acting in its capacity as a director or officer of the Company, or taking any action in such capacity (including at the direction of the Company’s Board of Directors), in each case as and to the extent permitted by the Merger Agreement. From and after the execution of this Agreement, Stockholder shall advise Parent orally (within one (1) day) and in writing (as promptly as practicable) of the receipt, directly or indirectly, of any inquiries, discussions, negotiations or proposals relating to a Competing Transaction.

SECTION 4.02    Further Assurances.    Stockholder shall, from time to time, execute and deliver, or cause to be executed and delivered, such additional or further transfers, assignments, endorsements, consents, forms of proxy and other instruments as Parent or Merger Subsidiary may reasonably request for the purpose of effectively carrying out the transactions contemplated by this Agreement and to vest the power to vote the Subject Shares as contemplated by Section 1.03 hereof. Additionally, Stockholder shall make any filings with Governmental Authorities required in connection with the transactions contemplated by this Agreement, including any amendments to any Schedule 13-D or 13-G filed under the Exchange Act. Parent and Merger Subsidiary agree to use reasonable best efforts to take, or cause to be taken, all actions necessary to comply promptly with all legal requirements that may be imposed with respect to the transactions contemplated by this Agreement.

ARTICLE V

MISCELLANEOUS

SECTION 5.01    Representations.    The representations and warranties made in this Agreement are made as of the date hereof and shall survive the execution hereof.

SECTION 5.02    Notices.    All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by cable, facsimile, telegram or telex or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 5.02):

if to Parent or Merger Subsidiary:

Facsimile:

with a copy (which shall not constitute notice) to:

Roger D. Feldman, Esq.
Fish & Richardson P.C.
225 Franklin Street
Boston, MA 02110
Facsimile: (617) 542-8906

if to Stockholder:

Facsimile:

with a copy (which shall not constitute notice) to:

Richard Scudellari, Esq.
Morrison & Foerster LLP
755 Page Mill Road
Palo Alto, CA 94304-1018
Facsimile: (650) 494-0792

SECTION 5.03    Expenses.    All costs and expenses incurred by any party in connection with this Agreement shall be paid by the party incurring such cost or expense.

SECTION 5.04    Stop Transfer Restriction.    In furtherance of this Agreement, Stockholder shall and hereby does authorize Parent’s counsel to notify the Company’s transfer agent that there is a stop transfer restriction with respect to all of the Subject Shares (and that this Agreement places limits on the voting and transfer of such shares).

SECTION 5.05    Entire Agreement; No Third Party Beneficiaries.    This Agreement constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

SECTION 5.06    Validity.    The invalidity or unenforceability of any provision of this Agreement will not affect the validity or enforceability of any other provisions hereof, which will remain in full force and effect. Upon any determination by a court of competent jurisdiction that any term or other provision is invalid or incapable of being enforced, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in order that the transactions contemplated by this Agreement may be consummated as originally contemplated to the fullest extent possible.

SECTION 5.07    Amendments.    This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

SECTION 5.08    Assignment.    Except as provided herein, this Agreement shall not be assigned by operation of law or otherwise, except that Parent and Merger Subsidiary may assign all or any of their rights and obligations hereunder to any affiliate of Parent provided that no such assignment shall relieve the assigning party of its obligations hereunder if such assignee does not perform such obligations.

SECTION 5.9    Specific Performance.    The parties hereto agree that if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, irreparable damage would occur, no adequate remedy at law would exist and damages would be difficult to determine, and that the parties will be entitled to specific performance of the terms hereof, in addition to any other remedy at law or equity.

SECTION 5.10    Governing Law.    This Agreement shall be governed by, and construed in accordance with the laws of the State of Delaware applicable to contracts executed in and to be performed in that State, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof. All actions and proceedings arising out of or relating to this Agreement shall be heard and determined exclusively in any state or federal court sitting in the City of Wilmington.

SECTION 5.11    Consent to Jurisdiction.

(a)    EACH OF PARENT, MERGER SUBSIDIARY AND STOCKHOLDER HEREBY IRREVOCABLY SUBMITS TO THE JURISDICTION OF THE STATE COURTS OF THE STATE OF DELAWARE AND TO THE JURISDICTION OF THE UNITED STATES DISTRICT COURT FOR THE DISTRICT OF DELAWARE, FOR THE PURPOSE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT AND EACH OF PARENT, MERGER SUBSIDIARY AND STOCKHOLDER HEREBY IRREVOCABLY AGREES THAT ALL CLAIMS IN RESPECT TO SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN ANY DELAWARE STATE OR FEDERAL COURT SITTING IN THE CITY OF WILMINGTON. EACH OF PARENT, MERGER

SUBSIDIARY AND STOCKHOLDER HEREBY IRREVOCABLY WAIVES ANY OBJECTION THAT SUCH PARTY MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE IN SUCH ACTION OR PROCEEDING IN SUCH FORUM. EACH OF PARENT, MERGER SUBSIDIARY AND STOCKHOLDER AGREES THAT A FINAL JUDGMENT IN ANY ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW.

(b)    EACH OF PARENT, MERGER SUBSIDIARY AND STOCKHOLDER IRREVOCABLY CONSENTS TO THE SERVICE OF THE SUMMONS AND COMPLAINT AND ANY OTHER PROCESS IN ANY OTHER ACTION OR PROCEEDING RELATING TO THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, ON BEHALF OF ITSELF OR ITS PROPERTY, BY THE PERSONAL DELIVERY OF COPIES OF SUCH PROCESS TO SUCH PARTY. NOTHING IN THIS SECTION 5.11 SHALL AFFECT THE RIGHT OF ANY PARTY TO SERVE LEGAL PROCESS IN ANY OTHER MANNER PERMITTED BY LAW.

SECTION 5.12    Interpretation.    When a reference is made in this Agreement to a Section, such reference will be to a Section of this Agreement unless otherwise indicated. The headings contained in this Agreement are for reference purposes only and will not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include”, “includes” or “including” are used in this Agreement, they will be deemed to be followed by the words “without limitation”. References to the “Company” include the Subsidiaries of the Company unless the context clearly requires otherwise. The phrases “the date of this Agreement”, “the date hereof” and terms of similar import, unless the context otherwise requires, will be deemed to refer to September 1, 2004. As used in this Agreement, the term “affiliate” shall have the meaning set forth in Rule 12b-2 of the Exchange Act; provided, that in no event will Parent or Merger Subsidiary, on the one hand, or Stockholder, on the other, be considered an affiliate of the other such party(ies).

SECTION 5.13    Counterparts.    This Agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed and delivered shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

SECTION 5.14    Termination.    This Agreement shall automatically terminate on the Expiration Date. Upon the termination of this Agreement (other than a termination that results from the occurrence of the Effective Time), any purchase and sale of Subject Shares shall be reversed and there shall be no further liabilities or obligations hereunder, subject to Section 5.01 hereof. The term “Expiration Date” means the earliest of (x) the Effective Time, (y) the date, if any, on which the parties hereto shall, by mutual written consent, agree to terminate this Agreement or (z) the due termination by any party to the Merger Agreement (including the Company) of the Merger Agreement in accordance with its express terms.

SECTION 5.15    Fiduciary Duties.    Notwithstanding anything in this Agreement to the contrary: (a) Stockholder makes no agreement or understanding herein in any capacity other than in Stockholder’s capacity as a record holder and beneficial owner of the Subject Shares; (b) nothing in this Agreement shall be construed to limit or affect any action or inaction by Stockholder or any agent or representative of Stockholder, in either case serving on the Company’s board of directors solely acting in such person’s capacity as a director or fiduciary of the Company; and (c) Stockholder shall have no liability to Parent, Merger Subsidiary or any of their respective affiliates under this Agreement or otherwise as a result of any action or inaction by Stockholder, or any agent or representative, as applicable, of Stockholder, in either case serving on the Company’s board of directors solely acting in such person’s capacity as a director or fiduciary of the Company.

[Remainder of page intentionally left blank.]

IN WITNESS WHEREOF, Parent, Merger Subsidiary and Stockholder have caused this Agreement to be executed as of the date first written above.

LECROY CORPORATION

By:
Name:
Title:

COBALT ACQUISITION CORPORATION

By:
Name:
Title:

[STOCKHOLDER’S NAME]

Shares Owned:

Company Options Owned: